UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Goldman Sachs The Goldman Sachs Group, Inc. Annual Meeting of Shareholders Proxy Statement 2021

THE GOLDMAN SACHS GROUP, INC.—NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

The Goldman Sachs Group, Inc.

200 West Street, New York, New York 10282

Notice of 2021 Annual Meeting of Shareholders

ITEMS OF BUSINESS

∎  Item 1. Election to our Board of Directors of the 12 director nominees named in the attached Proxy Statement as further described herein

∎  Item 2. An advisory vote to approve executive compensation (Say on Pay)

∎  Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2021)

∎  Item 4. Ratification of the appointment of PwC as our independent registered public accounting firm for 2021

∎  Items 5–8. Consideration of certain shareholder proposals, if properly presented by each shareholder proponent

∎  Transaction of such other business as may properly come before our 2021 Annual Meeting of Shareholders

TIME	8:30 a.m., New York time
DATE	Thursday, April 29, 2021
ACCESS	Our Annual Meeting can be accessed virtually at: www. virtualshareholdermeeting.com/ GS2021

RECORD DATE March 1, 2021

The close of business on the record date is when it is determined which of our shareholders are entitled to vote at our 2021 Annual Meeting of Shareholders, or any adjournments or postponements thereof

Your vote is important to us. Please exercise your shareholder right to vote.

In light of ongoing considerations relating to the COVID-19 pandemic, for the safety of all of our people, including our shareholders, and taking into account applicable federal, state and local guidance, we have determined that our 2021 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Shareholders will be able to attend, vote and submit questions (both before, and for a designated portion of, the meeting) from any location via the Internet. For more information, see Frequently Asked Questions.

By Order of the Board of Directors,

Beverly L. O’Toole

Assistant Secretary

March 19, 2021

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on April 29, 2021. Our Proxy Statement, 2020 Annual Report to Shareholders and other materials are available on our website at www.gs.com/proxymaterials. By March 19, 2021, we will have sent to certain of our shareholders a Notice of Internet Availability of Proxy Materials (Notice). The Notice includes instructions on how to access our Proxy Statement and 2020 Annual Report to Shareholders and vote online. Shareholders who do not receive the Notice will continue to receive either a paper or an electronic copy of our proxy materials, which will be sent on or about March 23, 2021. For more information, see Frequently Asked Questions.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS | GOLDMAN SACHS

Corporate Governance	9

Corporate Governance Snapshot	9

Beneficial Ownership	95

Additional Information	98

This Proxy Statement includes forward-looking statements. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. Forward-looking statements include statements about our business and expense savings initiatives, and interest expense savings, the effectiveness of our management of our human capital, including our diversity goals, and may relate to, among other things, our future plans and results, including our target ROE, ROTE, efficiency ratio and CET1 ratio, and how they can be achieved, and various legal proceedings or governmental investigations. It is possible that the firm’s actual results, including the incremental revenues and savings, if any, from such initiatives, and financial condition may differ, possibly materially, from the anticipated results, financial condition and incremental revenues and savings indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in Goldman Sachs’ Annual Report on Form 10-K for the year ended December 31, 2020. Statements about Goldman Sachs’ business and expense savings initiatives are subject to the risk that our businesses may be unable to generate additional incremental revenues or reduce expenses consistent with current expectations.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS | GOLDMAN SACHS i

LETTER FROM OUR CHAIRMAN AND CEO

Letter from our Chairman and CEO	Goldman Sachs March 19, 2021

Fellow Shareholders:

I am pleased to invite you to attend the 2021 Annual Meeting of Shareholders of The Goldman Sachs Group, Inc., which will be held virtually on Thursday, April 29, 2021 at 8:30 a.m., New York time as described herein. Enclosed you will find a notice setting forth the items we expect to address during the meeting, a letter from our Lead Director, our Proxy Statement, a form of proxy and a copy of our 2020 Annual Report to Shareholders. Your vote is important to us: even if you do not plan to attend the meeting, we hope your votes will be represented.

Our Board has nominated Jessica Uhl, CFO of Royal Dutch Shell plc, for election by our shareholders at this Annual Meeting, as described in more detail in this Proxy Statement. Our Board is pleased to have a candidate of Jessica’s caliber who will further enhance the diversity of skills and experience represented on our Board. We believe she is well-positioned to provide advice and insight across a broad spectrum of topics, from strategic development to the management of climate risk. If elected by our shareholders, Jessica will join our Board and its Audit, Risk and Governance Committees in July, and we look forward to welcoming her to the Board at that time.

In our 2020 letter to shareholders, which is included in the Annual Report, we discuss how our people overcame immense challenges during the COVID-19 pandemic to deliver strong results. We lay out the progress we made on our three-year financial targets, as well as our other growth initiatives. And we explain how we were able to grow our core businesses, diversify our products and services, and achieve significant operating expense savings by staying true to our Core Values and putting our clients first.

I would like to personally thank you for your continued support of Goldman Sachs as we invest together in the future of this firm. We look forward to engaging with our shareholders at our Annual Meeting.

David M. Solomon

Chairman and Chief Executive Officer

OUR PURPOSE

To advance sustainable economic growth and financial opportunity

OUR CORE VALUES

Partnership	Integrity

Client Service	Excellence

Our Core Values have endured for over 150 years, driven by a spirit of partnership

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS | GOLDMAN SACHS ii

LETTER FROM OUR LEAD DIRECTOR

Letter from our Lead Director	Goldman Sachs March 19, 2021

To my fellow shareholders,

It is my privilege as your Lead Director to once again reflect upon the last year and to share directly with you my observations on some of the most critical aspects of the work of our Board over the past year.

When I wrote to you in March 2020, we had only begun to scratch the surface of the multifaceted challenges and complexities that 2020 would bring, from the unprecedented public health crisis and the devastating economic impacts of the COVID-19 pandemic, to the focus on racial equity and injustice in the U.S. and other countries around the world, among many others.

Goldman Sachs navigated this unprecedented operating environment very well, as David Solomon, joined by the senior leaders and all the people of Goldman Sachs, responded proactively, drawing upon the firm’s Core Values and culture to prioritize the health and safety of our people and deliver unparalleled service to clients and customers. The firm also continued to emphasize its long-standing priority of making investments in our communities, from ongoing support of its 10,000 Small Businesses initiatives, including the commitment in response to the COVID-19 pandemic of up to $1.25 billion in emergency lending capital to Community Development Financial Institutions and other mission-driven lenders, and the establishment of a COVID-19 Relief Fund that contributed over $40 million to support relief efforts around the world, to the creation of a $10 million Fund for Racial Equity, which builds upon the firm’s practice of making grants in minority communities and to minority-owned businesses over the past two decades.

Each of these actions allowed the firm to deliver strong performance in 2020 and early success in executing on the firm’s long-term growth strategy.

In times of challenge and change, our role as a Board in providing independent guidance and oversight to management and the firm is more critical than ever as we seek to fulfill our fundamental role as stewards of shareholder interest, working to bring long-term value to our shareholders and serve the interests of our other stakeholders. As you would expect, our Board was highly engaged with senior management as the firm navigated the COVID-19 environment, on such issues as how to best support our people and deliver the firm for our clients and other stakeholders while managing our risks and protecting the safety and soundness of our firm.

Providing oversight of management’s development and execution of its strategic plans is core to our Board’s duties, and throughout the year we engaged with David, John Waldron and Stephen Scherr and other key leaders across the firm on our businesses and strategy. The importance of the strategy that senior management laid out at last year’s Investor Day to enhance and build the durability of the firm’s returns has been reinforced by the events of the past year, and the Board and management continue our focus on sound risk management in the execution of our strategic plan.

Management also continued its commitment to make the necessary investments, not only in our businesses and technology, but in the firm’s people. During 2020 we engaged with management on the importance of the firm’s people strategy, including our continued progress on diversity and inclusion, as well as the firm’s larger goals around attracting talent, supporting our people, sustaining our culture and broadening our impact.

Sustainability is central to our long-term success — it is top of mind for you, our shareholders, as well as for our people, our clients and our communities. To this end, our Board continues to focus on firm’s sustainable finance commitments to advance climate transition and inclusive growth, which is integrated across the work of our Board and its Committees.

In carrying out our work, our Board met actively throughout 2020, with 74 Board and committee meetings, and for me, as Lead Director, over 100 additional meetings, calls and engagements with the firm and its people, our shareholders, regulators and other stakeholders, including meetings with shareholders representing over 25% of our shares outstanding.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS | GOLDMAN SACHS iii

LETTER FROM OUR LEAD DIRECTOR

As a Board, we also continue to focus on enhancing our own diversity of perspectives and backgrounds. Our Board is pleased to nominate for election Jessica Uhl, CFO of Royal Dutch Shell plc. If elected at our Annual Meeting, Jessica will join our Board and its Audit, Risk and Governance Committees in July 2021. As further detailed in this Proxy Statement, we nominated Jessica because we believe she will bring important experience to our Board, from financial management and complex risk management to leadership, operations and sustainability, and will further enhance the bench strength of our Audit and Risk Committees. We look forward to Jessica’s contributions to our Board.

I also want to address the 1Malaysia Development Berhad (1MDB) matter. As you are aware, during 2020, the firm resolved government and regulatory matters relating to 1MDB, which allows us to put the uncertainty of these investigations behind us and concentrate on self-reflection and lessons learned. As a Board, we have been focused on these matters for many years, both with respect to oversight of the progress of these investigations as well as oversight of the myriad of compliance and control improvements that have been made at the firm since the time of the 1MDB transactions that enhance the firm’s focus on putting reputational risk at the center of its decision-making.

As we said in our October 2020 statement, we as a Board view the 1MDB matter as an institutional failure, inconsistent with the high expectations we have for the firm. We will continue to be focused on ensuring the proper controls and oversight are in place. We appreciate management’s commitment to be self-critical and we will continue to hold them accountable for doing so, including through our 1MDB Remediation Special Committee, which will provide added oversight to the remediation efforts arising out of the lessons of 1MDB, including an emphasis on business ethics.

Importantly, while none of the past or current members of senior management were involved in or aware of the firm’s participation in any illicit activity at the time the firm arranged the 1MDB bond transactions, our Board determined that it is appropriate in light of the findings of the government and regulatory investigations and the magnitude of the total 1MDB settlement that compensation for certain past and current members of senior management be impacted. To this end, as previously announced and as you will see described further in this Proxy Statement, we reduced the 2020 compensation that would otherwise have been paid to the Executive Leadership Team.

On behalf of our Board, I want to thank you for your ongoing support of both our Board and the firm. We know that this year has brought a multitude of challenges for our shareholders, clients and other stakeholders. We value your investment and our ongoing engagement, which is invaluable to me and informs the work of our entire Board. Stay safe and healthy, and I look forward to continuing our dialogue in the year to come.

Adebayo O. Ogunlesi

Lead Director

iv	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

EXECUTIVE SUMMARY—2021 ANNUAL MEETING INFORMATION

Executive Summary

This summary highlights information from our Proxy Statement for the 2021 Annual Meeting. You should read the entire Proxy Statement carefully before voting. Please refer to our glossary in Frequently Asked Questions on page  100 for definitions of some of the terms and acronyms we use.

2021 Annual Meeting Information

DATE AND TIME	8:30 a.m., New York time Thursday, April 29, 2021

ACCESS*

Our Annual Meeting can be accessed virtually at: www.virtualshareholdermeeting.com/GS2021 To participate (e.g., submit questions and/or vote), you will need the control number provided on your proxy card, voting instruction form or Notice. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.

RECORD DATE	March 1, 2021

*

In light of ongoing considerations relating to the COVID-19 pandemic, for the safety of all of our people, including our shareholders, and taking into account applicable federal, state and local guidance, we have determined that our 2021 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. At our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions by visiting www.virtualshareholdermeeting.com/GS2021. Shareholders may also submit questions in advance of the Annual Meeting at www.proxyvote.com. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. For more information, see Frequently Asked Questions.

Matters to be Voted on at our 2021 Annual Meeting

	BOARD RECOMMENDATION	PAGE

Item 1. Election of Directors	FOR each director	10

Other Management Proposals

Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR	63

Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2021)	FOR	68

Item 4. Ratification of PwC as our Independent Registered Public Accounting Firm for 2021	FOR	76

Shareholder Proposals

Item 5. Shareholder Proposal Regarding Shareholder Right to Act by Written Consent Requests that the Board undertake steps to permit shareholder action without a meeting by written consent	AGAINST	79

Item 6. Shareholder Proposal Regarding a Report on the Effects of the Use of Mandatory Arbitration Requests that the Board oversee the preparation of a public report on the impact of the use of mandatory arbitration on our employees and workplace culture	AGAINST	82

Item 7. Shareholder Proposal Regarding Conversion to a Public Benefit Corporation Requests that the Board approve an amendment to the company’s Restated Certificate of Incorporation to become a Public Benefit Corporation pursuant to Delaware law	AGAINST	85

Item 8. Shareholder Proposal Regarding a Racial Equity Audit Requests that the Board oversee a racial equity audit analyzing the firm’s impacts on nonwhite stakeholders and communities of color	AGAINST	88

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	1

EXECUTIVE SUMMARY—STRATEGY AND PERFORMANCE HIGHLIGHTS

Strategy and Performance Highlights

We encourage you to read the following Strategy and Performance Highlights as background to this Proxy Statement.

The firm delivered strong performance in 2020, successfully navigating an unexpected and volatile operating backdrop to meet the needs of clients — driving the firm’s highest full-year net revenues in more than a decade — and delivering solid early progress in executing all three pillars of the firm’s strategic goals.

2020 Performance — Financial Highlights

	NET REVENUES
	$44.6 BILLION
	Highest full-year net revenues since 2009

ROE	ROTE(a)	EPS	Standardized

11.1%	11.8%	$24.74	CET1 Ratio
(+390 basis points	(+410 basis points	(+$9.51 Ex. Litigation)	14.7%
Ex. Litigation)	Ex. Litigation)

Pre-Tax Earnings	Efficiency Ratio	1-Year TSR	BVPS Growth

$12.5 billion	65.0%	17.5%	8.1%
	(-760 basis points		Year-Over-Year
	Ex. Litigation)

Solid Early Progress in Executing on our Strategy — Committed to our Medium- and Long-Term Targets

STRATEGIC DIRECTION MEDIUM-TERM FINANCIAL TARGETS(b) 2020 PROGRESS Grow and Strengthen Existing Businesses PROFITABILITY >13% ROE >14% ROTE 11.1% ROE (+390 basis points Ex. Litigation) 11.8% ROTE(a) (+410 basis points Ex. Litigation) Higher Wallet Share across Broader Client Set FUNDING OPTIMIZATION $100 billion in deposit growth $1.0 billion in revenues $70 billion raised across channels Limited interest expense savings due to rate environment Diversify our Products and Services EFFICIENCY AND EXPENSES ~60% efficiency ratio $1.3 billion expense plan 65.0% efficiency ratio (-760 basis points Ex. Litigation) Achieved approximately half of $1.3 billion expense plan More Durable Earnings Operate More Efficiently CAPITAL 13-13.5% standardized CET1 ratio Well-positioned with CET1 ratio of 14.7% Sold or announced sale of $4 billion of gross equity investments Higher Margins and Returns

(a)	For a reconciliation of this non-GAAP measure to the corresponding GAAP measure, please see Annex A: Calculation of Non-GAAP Measures.

(b)	Medium-term refers to three-year time horizon from December 31, 2019.

2	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

EXECUTIVE SUMMARY—STRATEGY AND PERFORMANCE HIGHLIGHTS

Key Business Highlights and Progress Towards Investor Day Goals in 2020

INVESTMENT BANKING	GLOBAL MARKETS
Net Revenues: $9.4 billion	Net Revenues: $21.2 billion
#1 in M&A and Equity Underwriting(a)	Highest Global Markets net revenues since 2010

∎  Ranked #1 in worldwide announced and completed mergers and acquisitions and #1 in worldwide equity and equity-related offerings for the year

∎  Expanded coverage by ~2,700 corporates since 2017, generated over $800 million in revenue from client footprint expansion(b)

∎  Formally launched Transaction Banking platform: generated ~$135 million in net revenues; ~225 clients, 3 partnerships and $29 billion in deposits as of 2020 year-end

∎  #2 in FICC and Equities globally(c)

∎  Top 3 position with 64 of the Top 100 clients(d)

∎  120 basis points of wallet share gain year-over-year(c)

∎  Achieved ~$400 million of expense efficiencies; ~$1.25 billion of capital reallocated to accretive opportunities

ASSET MANAGEMENT	CONSUMER & WEALTH MANAGEMENT
Net Revenues: $8.0 billion	Net Revenues: $6.0 billion
Record firmwide assets under supervision (AUS) $2.1 trillion of firmwide AUS; $286 billion of firmwide AUS growth

∎  Significant growth in third-party alternatives: ~$40 billion of gross commitments across corporate equity, private credit, real estate and multi-asset

∎  Optimized capital: sold or announced sale of $4 billion of gross equity investments, with a related $2 billion expected reduction in required capital

∎  Hired over 100 client-facing professionals(e) for ultra-high-net-worth business globally; $17 billion of AUS net inflows with total client assets(f) exceeding $1 trillion

∎  Expanded high-net-worth platform: over 4,000 client referrals(g); 33 corporates added – serving ~55% of Fortune 100

∎  Continued to scale digital consumer banking: increased consumer deposits to $97 billion as of 2020 year-end; prudently increased loan balances in context of operating environment

(a)  Source: Dealogic — January 1, 2020 through December 31, 2020.

(b)  Americas and Europe, Middle East and Africa advisory, underwriting and derivatives net revenues from footprint expansion clients accrued in 2020.

(c)  Source: McKinsey institutional client analytics for 3Q20 YTD. Analysis excludes captive wallets.

(d)  Sources: Client Ranking / Scorecard / Feedback and/or McKinsey revenue ranking (data as of 1H20 or 3Q20, as applicable).

(e)  Includes advisors, content specialists and client service specialists.

(f)   Total client assets includes AUS, brokerage assets and consumer deposits.

(g)  Represents bi-lateral referrals between Private Wealth Management and Personal Financial Management (PFM) and eligible corporate employees referred to PFM.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	3

EXECUTIVE SUMMARY—STRATEGY AND PERFORMANCE HIGHLIGHTS

PERFORMANCE IN CONTEXT – COVID-19 CRISIS AND 2020 OPERATING ENVIRONMENT

OUR BOARD	OUR PEOPLE

∎  Met frequently in 2020, with full Board meetings increasing from 12 in 2019 to 23 in 2020 due to the 2020 operating environment

∎  Received regular postings both during and outside of meetings on the firm’s financial position and management of financial and non-financial risks generated by the COVID-19 pandemic, including relating to the safety of our people

∎  Reviewed how the COVID-19 pandemic and related market stress were impacting our strategic plan

∎  PSU thresholds unchanged (for 2020 compensation and prior year awards)

∎  Adopted a “People First” approach to managing the firm through the pandemic, focused on supporting our people and their families through a variety of initiatives, including:

»  A quick transition in Spring 2020 to work-from-home, deploying new technologies and provisioning ~11,000 work kits to our employees to ensure a smooth transition

»  A flexible, gradual “return to office” approach focused on safety and supported by employee testing

»  Offerings to allow our people to meet family responsibilities, including a new 10-day COVID-19- specific leave of absence program and expanded access to back-up child care

∎  Continued to engage in open dialogue on race and racial equity, leveraging our established initiatives and taking new actions to enhance our diversity and inclusion efforts

OUR CLIENTS

∎  Significant client focus and engagement during the pandemic by our Executive Leadership Team. For example, our CEO David Solomon hosted 13 group client engagements and made 35 external conference appearances, as well as held over 145 one-on-one engagements across 125 clients between March and December 2020

∎  As in prior periods of market disruption, during 2020 we saw clients come to us seeking complex risk intermediation, financing, advice and thought leadership, and we are proud to have deployed client-centric advice and solutions for our clients across the breadth of our businesses

∎ Provided uninterrupted service to our Marcus customers throughout the pandemic with simple and transparent assistance programs to support them

OUR COMMUNITIES

∎  Continued our longstanding support of small businesses through our 10,000 Small Businesses initiative, from our small business resource center to 10,000 Small Businesses Voices. In response to the COVID-19 pandemic, we committed up to $1.25 billion in emergency lending capital to Community Development Financial Institutions and other mission-driven lenders, and through partnerships with organizations such as the National Urban League and the U.S. Hispanic Chamber of Commerce to ensure that both capital and information reach minority-owned businesses. We have also renewed our long-standing commitment to 10,000 Small Businesses with an additional $250 million to fund the next generation of our 10,000 Small Businesses program

∎ Established the COVID-19 relief fund and contributed over $40 million to support relief efforts around the world, with significant funds designated toward supporting communities of color

∎  Building upon more than $200 million of grants in minority communities and to minority-owned businesses over the past two decades, in 2020 we created the Fund for Racial Equity to support the vital work of leading nonprofits that are addressing racial injustice, structural inequity and economic disparity, which has committed $10 million from GS Gives in addition to matching employee contributions to recipient organizations

∎  Launched the firm’s first-ever virtual volunteering campaign, shifting our over 20-year Community TeamWorks program online to allow employees to directly support individuals and communities disproportionately impacted by the pandemic with over 8,000 volunteers participating in over 430 projects with over 200 nonprofit partners globally

4	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

EXECUTIVE SUMMARY—COMPENSATION HIGHLIGHTS

Compensation Highlights (see Compensation Matters, beginning on page 35)

Highlights of our 2020 compensation program and Compensation Committee decisions for our NEOs are described below. It is important that you review our CD&A and compensation-related tables in this Proxy Statement for a complete understanding of our compensation program and 2020 compensation decisions.

2020 COMPENSATION ($ IN MILLIONS)

OUR NEOS	INITIAL DETERMINATION	BOARD 1MDB REDUCTION*	FINAL	YEAR-END EQUITY-BASED AWARDS**

David M. Solomon, Chairman and CEO	27.5	(10.0)	17.5	10.85 (100% PSUs)

John E. Waldron, President and COO	25.5	(7.0)	18.5	9.99 (100% PSUs)

Stephen M. Scherr, CFO	22.5	(7.0)	15.5	8.19 (100% PSUs)

John F.W. Rogers, EVP	12.5	N/A	12.5	6.60 (50% PSUs, 50% RSUs)

Karen P. Seymour, Former EVP & General Counsel***	10.0	N/A	10.0	5.10 (50% PSUs, 50% RSUs)

*

Reflects the Board’s previously announced determination related to 1Malaysia Development Berhad (1MDB) to reduce 2020 compensation by $10 million for Mr. Solomon and by $7 million for each of Messrs. Waldron and Scherr. For more information, see Compensation Matters—Compensation Discussion and Analysis—2020 Compensation.

**	Equity amount at grant; PSUs subject to ongoing performance metrics (absolute and relative ROE).

***	Ms. Seymour retired as EVP and General Counsel on March 15, 2021.

2020 COMPENSATION REFLECTS

Strong financial performance and steady progress towards our Investor Day goals	Strong individual performance

✓ Best full-year net revenues since 2009 amidst challenging operating environment

✓ Strong financial momentum and strength of our franchises

✓ Reaffirmation of our strategic direction as we execute our long-term growth strategy and build a foundation for more durable revenues over time

✓ Exemplary leadership and tone at the top ✓ Led advances towards strategic goals within the context of a challenging environment ✓ Committed to advancing our culture, diversity and talent development

Compensation incentivizes continued long-term, sustainable growth and achievement of financial targets without undue emphasis on shorter-term results

2020 ANNUAL MEETING FEEDBACK AND PROGRAM ENHANCEMENTS

As we do each year, during 2020 we conducted extensive governance-related engagement with shareholders representing more than 35% of Common Stock outstanding and other key stakeholders. Engagement with shareholders representing over 25% of Common Stock outstanding included our Lead Director and/or our Compensation Committee Chair.

While our engagement and our ~71% 2020 Say on Pay vote reflect a number of positive aspects of our executive compensation program, including our high percentage of performance-based pay, our Compensation Committee also discussed and took into account certain focus areas from stakeholder feedback.

WHAT WE HEARD...	WHAT WE DID...

FOCUS ON	TOOK ACTION ON

∎ HIGH LEVELS OF COMPENSATION COMMITTEE DISCRETION	✓ Enhanced Performance Assessment Framework
✓ Expanded proxy disclosure

∎ PROPORTION OF EUROPEAN PEERS IN PEER GROUP	✓ Undertook Peer Group Analysis and Expanded U.S. Peer group for PSUs ✓ Increased portion of deferral in PSUs for these NEOs
∎ PERCENTAGE OF DEFERRAL IN TIME-BASED RSUS FOR NEOS (OTHER THAN THE EXECUTIVE LEADERSHIP TEAM)

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	5

EXECUTIVE SUMMARY—2021 STOCK INCENTIVE PLAN HIGHLIGHTS

2021 Stock Incentive Plan Highlights (see Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2021), beginning on page 68)

Key Facts about the 2021 SIP

3 Year extension of our equity plan	20 million New shares being requested	Fixed amount of non-employee director compensation added

∎  Key changes to our 2021 SIP include:

»  Extending the term of the plan an additional three years beyond the current term of our existing SIP (the 2018 SIP).

»  Requesting an increase of 20 million in the number of shares authorized for issuance under the plan. In light of shareholder engagement regarding our equity grant practices, this is the first time we are requesting new shares for our SIP approval since 2015.

»  As previously announced, adding a fixed amount of annual compensation for each non-employee director.

∎  Equity-based awards play a fundamental role in aligning our compensation with our shareholders’ interests and regulatory requirements. Without a shareholder-approved equity plan, we would be reliant on cash-settled awards as our sole method of incentive-based compensation.

»  We believe that equity-based compensation provides employees, directors, officers and consultants or other service providers with long-term exposure to the firm’s performance, aligns recipients’ interests with those of our shareholders and discourages imprudent risk-taking; equity-based awards represent a larger portion of our compensation expense than for any of our U.S.-based Peers.

»  Our regulators across the globe, including the Federal Reserve Board in the U.S. and the Prudential Regulation Authority and the Financial Conduct Authority in the U.K., expect that a substantial portion of variable compensation awarded to executives and certain other employees will be equity-based.

∎  The 2021 SIP continues to include features designed to protect shareholder interests and to reflect our Compensation Principles.

✓  No “evergreen” provision (i.e., no automatic increase in the number of shares available under the plan)

✓  Double-trigger change in control provisions that do not accelerate vesting, delivery or transferability based on a change in control alone

✓ No hedging or pledging of equity-based awards ✓ No repricing or below-market grants of stock options and stock appreciation rights (SARs) ✓ 50% change in control and merger consummation thresholds

6	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

EXECUTIVE SUMMARY—CORPORATE GOVERNANCE HIGHLIGHTS

KEY FACTS ABOUT OUR BOARD

Corporate Governance Highlights (see Corporate Governance, beginning on page 9)

KEY FACTS ABOUT OUR BOARD

We strive to maintain a well-rounded and diverse Board that balances financial industry expertise with independence, and the institutional knowledge of longer-tenured directors with the fresh perspectives brought by newer directors. Our directors bring to our Board a variety of skills and experiences developed across a broad range of industries, both in established and growth markets and in each of the public, private and not-for-profit sectors.

NOMINEE SKILLS AND EXPERIENCES

5	12	12	6	5	9	4	11
FINANCIAL SERVICES INDUSTRY	COMPLEX OR REGULATED INDUSTRIES	RISK MANAGEMENT	TALENT DEVELOPMENT	TECHNOLOGY	PUBLIC COMPANY GOVERNANCE	AUDIT/TAX/ ACCOUNTING	INTERNATIONAL

KEY BOARD STATISTICS

	DIRECTOR NOMINEES(a)	INDEPENDENCE OF NOMINEES	2020 MEETINGS

Board	12	10 of 12	23(b)

Audit	5	All	17

Compensation	4	All	8

Governance	10	All	7

Public Responsibilities	3	All	5

Risk	7	6 of 7	14

(a)	If elected at our 2021 Annual Meeting, independent director nominee Jessica R. Uhl will join our Board and its Audit, Governance and Risk Committees on July 1, 2021.

(b)	Includes one meeting of the Board’s 1MDB Remediation Special Committee, which was formed in October 2020.

FREQUENT ENGAGEMENT THROUGHOUT 2020
74 Total Board and Committee Meetings	26 Director Sessions without Management Present	Over 215 Engagements by Lead Director and Committee Chairs with Others Outside of Formal Board Meetings

DIVERSITY OF NOMINEES ENHANCES BOARD PERFORMANCE

42%	6.3 YEARS	64	58%	25%
NEW NOMINEES IN THE LAST 5 YEARS	MEDIAN TENURE	MEDIAN AGE	NOMINEES WHO ARE DIVERSE BY RACE, GENDER OR SEXUAL ORIENTATION	NOMINEES WHO ARE NON-U.S. OR DUAL CITIZENS

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	7

EXECUTIVE SUMMARY—CORPORATE GOVERNANCE HIGHLIGHTS

DIRECTOR NOMINEES

DIRECTOR NOMINEES

NAME/AGE/INDEPENDENCE	DIRECTOR SINCE	OCCUPATION/CAREER HIGHLIGHTS	COMMITTEE MEMBERSHIP					OTHER CURRENT U.S.- LISTED PUBLIC BOARDS(a)
			AUD	COMP	GOV	PRC	RISK

David Solomon, 59 Chairman and CEO	October 2018	Chairman & CEO, The Goldman Sachs Group, Inc.						0

Adebayo Ogunlesi, 67 Independent Lead Director	October 2012	Chairman & Managing Partner, Global Infrastructure Partners	Ex-Officio		C	Ex-Officio		2

Michele Burns, 63 Independent	October 2011	Retired (Chairman & CEO, Mercer LLC; CFO of each of: Marsh & McLennan Companies, Inc., Mirant Corp. and Delta Air Lines, Inc.)		C	∎		∎	3

Drew Faust, 73 Independent	July 2018	Professor, Harvard University (Retired, President, Harvard University)		∎	∎	∎		0

Mark Flaherty, 61 Independent	December 2014	Retired (Vice Chairman, Wellington Management Company)	∎		∎		∎	0

Ellen Kullman, 65 Independent	December 2016	President & CEO, Carbon, Inc. (Retired, Chairman & CEO, E.I. du Pont de Nemours and Company)		∎	∎	C		2

Lakshmi Mittal, 70 Independent	June 2008	Executive Chairman ArcelorMittal S.A.		∎	∎	∎		1

Peter Oppenheimer, 58 Independent	March 2014	Retired (Senior Vice President and CFO, Apple, Inc.)	C		∎		∎	0

Jan Tighe, 58 Independent	December 2018	Retired (Vice Admiral, United States Navy)	∎		∎		∎	2

Jessica R. Uhl, 53 Independent Nominee(b)	—	CFO, Royal Dutch Shell plc	∎		∎		∎	1

David Viniar, 65 Non-Employee	January 2013	Retired (CFO, The Goldman Sachs Group, Inc.)					∎	1

Mark Winkelman, 74 Independent	December 2014	Private investor	∎		∎		C	0

(a)	As per SEC rules.

(b)	If elected at our 2021 Annual Meeting, Ms. Uhl will join our Board and its Audit, Governance and Risk Committees on July 1, 2021.

C	Designates Committee Chairs.

8	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—CORPORATE GOVERNANCE SNAPSHOT

Corporate Governance

Corporate Governance Snapshot

∎	Independent Lead Director with expansive duties, including setting Board agendas

∎	Regular executive sessions of independent and non-employee directors

∎	CEO evaluation process conducted by our Lead Director with our Governance Committee (enhanced in 2020)

∎	Independent director focus on executive succession planning

∎	Comprehensive process for Board refreshment, including a focus on diversity and on succession for Board leadership positions

∎	Annual Board and Committee evaluations, which incorporate feedback on individual director performance (enhanced in 2020)

∎	Candid, one-on-one discussions between our Lead Director and each non-employee director supplementing formal evaluations

∎	Active, year-round shareholder engagement process, whereby we, including our Lead Director, meet and speak with our shareholders and other key stakeholders

∎	Board and Committee oversight of sustainability and other environmental, social and governance matters

∎	Directors may contact any employee of our firm directly, and our Board and its Committees may engage independent advisors at their sole discretion
∎	Annual elections of directors (i.e., no staggered board)

∎	Proxy access right for shareholders, which right was adopted proactively after engagement with shareholders. In addition, shareholders are welcome to continue to recommend director candidates for consideration by our Governance Committee

∎	Majority voting with resignation policy for directors in uncontested elections

∎	Shareholders holding at least 25% of our outstanding shares of Common Stock can call a special meeting of shareholders

∎	No supermajority vote requirements in our charter or By-Laws

∎	Executive retention and share ownership requirements (as applicable), which require significant long-term share holdings by our NEOs

∎	Director share ownership requirement of 5,000 shares or RSUs, with a transition period for new directors

»	All RSUs granted as director compensation must be held for a director’s entire tenure on our Board. Directors are not permitted to hedge or pledge these RSUs

WORKING DYNAMICS Candid discussions Open access to management & information Focus on reputation BOARD COMPOSITION Broad range of skills & experiences Independence Diversity Regular refreshment BOARD STRUCTURE Strong Lead Director role 5 standing Committees All independent directors on Governance Committee GOVERNANCE PRACTICES Candid self-evaluation Oversight of CEO/ management performance with assessment framework Board/management succession planning BOARD EFFECTIVENESS YEAR-ROUND ENGAGEMENT Broad range of stakeholders Proactive outreach Responsiveness to areas of focus 2020 FIRM & BOARD ENGAGEMENT IR meetings with >35% Common Stock Lead Director and/or our compensation committee chair met with >25% Common Stock RANGE OF TOPICS Corporate governance Firm performance FEEDBACK PROVIDED Stakeholder feedback informs Board/Committee discussions ACTIVE ENGAGEMENT Strategic priorities/goals Risk management Culture & conduct

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	9

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Proposal Snapshot — Item 1. Election of Directors

What is being voted on: Election to our Board of 12 director nominees.

Board recommendation: After a review of the individual qualifications and experience of each of our director nominees and his or her contributions to our Board (as applicable), our Board determined unanimously to recommend that shareholders vote FOR all of our director nominees.

Item 1. Election of Directors

OUR DIRECTORS

New Independent Director Nominee

Our Board is pleased to nominate for election Jessica R. Uhl. Ms. Uhl was recommended to our Lead Director and to our Governance Committee by our independent director search firm, and we believe she will bring important insight and significant experience to our Board and its Committees as described in her biography below. If elected by our shareholders, Ms. Uhl will join our Board and its Audit, Governance and Risk Committees on July 1, 2021, and we look forward to her contributions.

Board of Directors’ Qualifications and Experience

Our director nominees have a great diversity of experience and bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of shareholders.

DIVERSITY OF SKILLS AND EXPERIENCES

Financial services industry	Complex / Regulated industries	International experience / Established & growth markets	Human Capital Management / Talent development

Academia	Technology / Cyber threat	Audit, tax, accounting & preparation of financial statements	Compliance

Operations / Large organization oversight	Public policy & regulatory affairs / Military	Risk & financial products	Sustainability / ESG

Risk management		Public company / Corporate governance

CORE QUALIFICATIONS AND EXPERIENCES

Financial literacy		Demonstrated management / leadership ability

Strategic thinking		Leadership & expertise in their respective fields

Involvement in educational, charitable & community organizations		Extensive experience across public, private & not-for-profit sectors

Integrity & business judgment		Reputational focus

Diversity is an important factor in our consideration of potential and incumbent directors
OUR NOMINEES(a)

Our Governance Committee considers a number of demographics and other factors, including race, gender identity, ethnicity, sexual orientation, culture, nationality and work experiences (including military service), seeking to develop a board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise.

Among the factors our Governance Committee considers in identifying and evaluating a potential director candidate is the extent to which the candidate would add to the diversity of our Board. The Committee considers the same factors in determining whether to re-nominate an incumbent director.

Diversity is also considered as part of the annual Board evaluation.

5 WOMEN
1 BLACK
1 INDIAN DESCENT
1 CAREER MILITARY SERVICE
3 NON-U.S. OR DUAL CITIZENS

(a) Based on self-identified characteristics

10	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Director Tenure: A Balance of Experience

Our nominees have a median tenure of approximately 6.3 years. This experience balances the institutional knowledge of our longer-tenured directors with the fresh perspectives brought by our newer directors.

No. of Nominees 6 5 4 3 2 1 0 <5 YEARS 5 NOMINEES 5-10 YEARS 6 NOMINEES 6.3 years median tenure 10+ YEARS 1 NOMINEE Years of Experience

Comprehensive Re-Nomination Process

Our Governance Committee appreciates the importance of critically evaluating individual directors and their contributions to our Board in connection with re-nomination decisions.

In considering whether to recommend re-nomination of a director for election at our Annual Meeting, our Governance Committee conducts a detailed review, considering factors such as:

∎ The extent to which the director’s judgment, skills, qualifications and experience (including that gained due to tenure on our Board) continue to contribute to the success of our Board and our firm;

∎ Feedback from the annual Board evaluation and related individual discussions between each non- employee director and our Lead Director;

∎ Attendance and participation at, and preparation for, Board and Committee meetings;

∎ Independence;

∎ The extent to which the director continues to contribute to the diversity of our Board;

∎ Shareholder feedback, including the support received at our 2020 Annual Meeting of Shareholders; and

∎ Outside board and other affiliations, including time commitment and any actual or perceived conflicts of interest.

Each of our director nominees has been recommended for election by our Governance Committee and approved and nominated for election by our Board.

If elected by our shareholders, our director nominees who are currently members of our Board will serve for a one-year term expiring at our 2022 Annual Meeting of Shareholders. Ms. Uhl, who has been nominated by our Board for election by our shareholders at this Annual Meeting, will, if so elected, serve a term beginning on July 1, 2021 and expiring at our 2022 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

All of our directors must be elected by majority vote of our shareholders.

∎	A director who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board.

∎	Our Governance Committee will then assess whether there is a significant reason for the director to remain on our Board, and will make a recommendation to our Board regarding the resignation.

For detailed information on the vote required for the election of directors and the choices available for casting your vote, please see Frequently Asked Questions.

Biographical information about our director nominees follows. This information is current as of March 1, 2021 and has been confirmed by each of our director nominees for inclusion in our Proxy Statement. There are no family relationships among any of our director nominees and executive officers.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	11

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

David M. Solomon, 59 Chairman and CEO Director Since: October 2018 Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎    Engaged and motivating leader who embodies our firm’s culture: With over 20 years of leadership roles at our firm, leverages firm-specific and industry knowledge to lead the firm and its people, develop the firm’s strategy, embody the “tone at the top” and help protect and enhance our firm’s culture, including through his commitment to talent development and diversity of our workforce

∎    Strategic thinker with deep business and industry expertise: Utilizes deep familiarity with all aspects of the firm’s businesses, including from his experience as President and Chief Operating Officer, to develop, articulate and lead the execution of the firm’s strategic vision, assess attendant risks and guide the firm’s growth, in each case providing his insights to our Board and keeping directors apprised of significant developments in our business and industry

∎   Actively engaged with stakeholders as a primary face of our firm: Committed to engaging with our external stakeholders, draws upon his extensive interaction with our clients, investors and other stakeholders to communicate feedback and offer insight and perspective to our Board

CAREER HIGHLIGHTS

∎   Goldman Sachs

»   Chairman (January 2019 – Present) and Chief Executive Officer (October 2018 – Present)

»   President and Chief or Co-Chief Operating Officer (January 2017 – September 2018)

»   Co-Head of the Investment Banking Division (July 2006 – December 2016)

»   Various positions of increasing seniority, including Global Head of the Financing Group (September 1999 – July 2006)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Trustee, Hamilton College

∎    Member, Board of Directors, Robin Hood Foundation

∎     Member, Executive Committee, Partnership for New York City

EDUCATION

∎     Graduate of Hamilton College

Adebayo O. Ogunlesi, 67

Independent Lead Director

Director Since: October 2012

GS Committees

∎     Governance (Chair)

∎    Ex-officio member:

»   Audit

»   Compensation

»   Public Responsibilities

»   Risk

Other U.S.-Listed Company Directorships

∎   Current: Callaway Golf Company; Kosmos
Energy Ltd.

∎    Former (Past 5 Years): None

KEY EXPERIENCE AND QUALIFICATIONS

∎    Strong leader with global experience in the financial services industry: Founder, Chairman and Managing Partner of Global Infrastructure Partners and a former executive of Credit Suisse with over 25 years of leadership experience in the financial services industry, including investment banking and private equity

∎   International business and global capital markets experience, including emerging markets: Advised and executed transactions and provided capital markets strategy advice globally

∎   Broad board and governance expertise: Service on the boards of directors and board committees of other public companies and not-for-profit entities, and, in particular, as chair or former chair of the nominating and corporate governance committees at each of Callaway Golf and Kosmos Energy, provides additional governance perspective

CAREER HIGHLIGHTS

∎   Chairman and Managing Partner, Global Infrastructure Partners, a private equity firm that invests worldwide in infrastructure assets in the energy, transport, water and waste industry sectors (July 2006 – Present)

∎    Credit Suisse, a financial services company

»   Executive Vice Chairman and Chief Client Officer (2004 – 2006)

»   Member of Executive Board and Management Committee (2002 – 2006)

»   Head of Global Investment Banking Department (2002 – 2004)

∎    Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the U.S. Supreme Court (1980 – 1981)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎    Member, National Board of Directors, The NAACP Legal Defense and Educational Fund, Inc.

∎    Member, Global Advisory Council, Harvard University

∎     Member, Board of Dean’s Advisors, Harvard Business School

∎    Member, Dean’s Advisory Board and Leadership Council of New York, Harvard Law School

EDUCATION

∎    Graduate of Oxford University, Harvard Business School and Harvard Law School

12	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

M. Michele Burns, 63

Independent

Director Since: October 2011

GS Committees

∎    Compensation (Chair)

∎     Governance

∎    Risk

Other U.S.-Listed Company Directorships

∎   Current: Anheuser-Busch InBev; Cisco Systems, Inc.; Etsy, Inc.

∎     Former (Past 5 Years):
Alexion Pharmaceuticals, Inc.

KEY EXPERIENCE AND QUALIFICATIONS

∎    Leadership, compensation, governance and risk expertise: Leverages current and former service on the boards of directors and board committees (including compensation committees) of other public companies and not-for-profit entities

∎   Human capital management and strategic consulting: Background gained as former CEO of Mercer LLC

∎    Accounting and the review and preparation of financial statements: Garnered expertise as former CFO of several global public companies

CAREER HIGHLIGHTS

∎    Chief Executive Officer, Retirement Policy Center, sponsored by Marsh & McLennan Companies, Inc. (MMC); Center focuses on retirement public policy issues (October 2011 – February 2014)

∎    Chairman and Chief Executive Officer, Mercer LLC, a subsidiary of MMC and a global leader in human resource consulting, outsourcing and investment services (September 2006 – October 2011)

∎    Chief Financial Officer, MMC, a global professional services and consulting firm (March 2006 – September 2006)

∎    Chief Financial Officer, Chief Restructuring Officer and Executive Vice President, Mirant Corporation, an energy company (May 2004 – January 2006)

∎    Executive Vice President and Chief Financial Officer, Delta Air Lines, Inc., an air carrier (including various other positions, January 1999 – April 2004)

∎    Senior Partner and Leader, Southern Regional Federal Tax Practice, Arthur Andersen LLP, an accounting firm (including various other positions, 1981 – 1999)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎   Advisory Council Member, former Center Fellow and Strategic Advisor, Stanford University Center on Longevity

∎   Former Board Member and Treasurer, Elton John AIDS Foundation

EDUCATION

∎    Graduate of University of Georgia (including for Masters)

Drew G. Faust, 73

Independent

Director Since: July 2018

GS Committees

∎    Compensation

∎     Governance

∎    Public Responsibilities

Other U.S.-Listed Company Directorships

∎   Current: None

∎    Former (Past 5 Years):
Staples, Inc.

KEY EXPERIENCE AND QUALIFICATIONS

∎    Human capital and diversity: As former President of Harvard University, well-positioned to provide insight on the firm’s strategies relating to diversity, recruiting and retention

∎    Leadership and governance: Current and prior service on the boards of directors of public and/or not-for-profit entities provides additional perspective on governance

∎   Operations and sustainability: During her tenure at Harvard University she, among other things, broadened the university’s international reach, promoted collaboration across disciplines and administrative units and developed and implemented various sustainability initiatives, including Harvard’s Climate Action Plan

CAREER HIGHLIGHTS

∎    Harvard University

»   President Emeritus (July 2018 – Present) and Arthur Kingsley Porter University Professor (January 2019 – Present)

»   President (July 2007 – June 2018)

»   Lincoln Professor of History (January 2003 – December 2018)

»   Founding Dean, Radcliffe Institute for Advanced Study (January 2001 – July 2007)

∎    University of Pennsylvania (1975 – 2000); various faculty positions including as the Annenberg Professor of History and the Director of the Women’s Studies Program

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎    Member, Educational Advisory Board, John Simon Guggenheim Memorial Foundation

∎    Member, American Academy of Arts & Sciences

∎     Member, The MIT Corporation

∎    Former Member, Board of Directors, The Broad Institute Inc.

∎     Former Member, Board of Directors, Harvard Management Company Inc.

EDUCATION

∎     Graduate of Bryn Mawr College and the University of Pennsylvania (Masters and Ph.D.)

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	13

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Mark A. Flaherty, 61 Independent Director Since: December 2014 GS Committees ∎ Audit ∎ Governance ∎ Risk Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎   Investment management: Leverages over 20 years of experience in the investment management industry, including at Wellington Management Company

∎   Perspective on institutional investors’ approach to company performance and corporate governance: Experience developed through his tenure at Wellington and Standish, Ayer and Wood

∎   Risk expertise: Draws upon years of experience in the financial industry to provide informed perspective to our Board and committees

CAREER HIGHLIGHTS

∎    Wellington Management Company, an investment management company

»   Vice Chairman (2011 – 2012)

»   Director of Global Investment Services (2002 – 2012)

»   Partner, Senior Vice President (2001 – 2012)

∎     Standish, Ayer and Wood, an investment management company

»   Executive Committee Member (1997 – 1999)

»   Partner (1994 – 1999)

»   Director, Global Equity Trading (1991 – 1999)

∎     Director, Global Equity Trading, Aetna, a diversified healthcare benefit company (1987 – 1991)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, Board of Directors, PGA TOUR

∎    Member, Board of Directors, Patrick Cantlay Foundation

∎    Former Member, Board of Trustees, Providence College

EDUCATION

∎     Graduate of Providence College

Ellen J. Kullman, 65

Independent

Director Since: December 2016

GS Committees

∎    Public Responsibilities (Chair)

∎     Compensation

∎    Governance

Other U.S.-Listed Company Directorships

∎   Current: Amgen Inc.; Dell Technologies Inc.

∎    Former (Past 5 Years):
United Technologies
Corporation

KEY EXPERIENCE AND QUALIFICATIONS

∎    Leadership and strategy: During her tenure as Chair and CEO of DuPont, a highly-regulated science and technology-based company with global operations, led the company through a period of strategic transformation and growth; in first year as CEO of Carbon, led the company as it expanded globally and navigated the COVID-19 pandemic

∎    Corporate governance and compensation: Leverages service on the boards of directors and board committees (including in leadership roles) of other public companies and not-for-profit entities

∎   Focus on reputational risk and sustainability/ESG matters: Draws upon experiences gained from DuPont and other board roles, including in connection with her role as Chair of our Public Responsibilities Committee

CAREER HIGHLIGHTS

∎   Carbon, Inc., a digital manufacturing platform

»   President and CEO (November 2019 – Present)

∎    E.I. du Pont de Nemours and Company, a provider of basic materials and innovative products and services for diverse industries

»   Chairman and Chief Executive Officer (2009 – 2015)

»   President (October 2008 – December 2008)

»   Executive Vice President, DuPont Coatings and Color Technologies, DuPont Electronic and Communication Technologies; DuPont Performance Materials, DuPont Safety and Protection, Marketing and Sales, Pharmaceuticals, Risk Management and Safety and Sustainability (2006 – 2008)

»   Various positions, including Group Vice President, DuPont Safety and Protection (1988 – 2006)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, Board of Advisors, Tufts University School of Engineering

∎    Trustee, Northwestern University

∎     Member, National Academy of Engineering

∎    Member, The Business Council

∎     Co-Chair, Paradigm for Parity

EDUCATION

∎     Graduate of Tufts University and Kellogg School of Management, Northwestern University

14	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Lakshmi N. Mittal, 70

Independent

Director Since: June 2008

GS Committees

∎    Compensation

∎     Governance

∎    Public Responsibilities

Other U.S.-Listed Company Directorships

∎    Current: ArcelorMittal S.A.

∎     Former (Past 5 Years): None

KEY EXPERIENCE AND QUALIFICATIONS

∎    Leadership, business development and operations: Founder of Mittal Steel Company and Executive Chairman and former Chief Executive Officer of ArcelorMittal, the world’s leading integrated steel and mining company and a leader in its focus on sustainability efforts

∎    International business and growth markets: Leadership of a company with a presence in 60 countries and an industrial footprint in 18 countries provides global business expertise and perspective on public responsibilities

∎    Corporate governance and international governance: Current and prior service on the boards of directors of other international public companies and not-for-profit entities assists with committee responsibilities

CAREER HIGHLIGHTS

∎     ArcelorMittal S.A., a steel and mining company

»   Executive Chairman (February 2021 – Present)

»   Chairman and Chief Executive Officer (May 2008 – February 2021)

»   President and Chief Executive Officer (November 2006 – May 2008)

∎    Chief Executive Officer, Mittal Steel Company N.V. (1976 – November 2006)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Trustee, Cleveland Clinic

∎    Member, Governing Board, Indian School of Business

∎    Member, European Round Table for Industry

∎     Chairman, Governing Council, LNM Institute of Information Technology

∎    Member, Global Advisory Council, Harvard University

EDUCATION

∎     Graduate of St. Xavier’s College in India

Peter Oppenheimer, 58 Independent Director Since: March 2014 GS Committees ∎ Audit (Chair) ∎ Governance ∎ Risk Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎    Capital and risk management: Garnered experience as CFO and Controller at Apple and Divisional CFO at Automatic Data Processing, Inc.

∎    Review and preparation of financial statements: Over 20 years as a CFO or controller provides valuable experience and perspective as Audit Committee Chair

∎    Oversight of technology and technology risks: Leverages prior experience in overseeing information systems at Apple

CAREER HIGHLIGHTS

∎    Apple, Inc., a designer and manufacturer of electronic devices and related software and services

»   Senior Vice President (retired September 2014)

»   Senior Vice President and Chief Financial Officer (2004 – June 2014)

»   Senior Vice President and Corporate Controller (2002 – 2004)

»   Vice President and Corporate Controller (1998 – 2002)

»   Vice President and Controller, Worldwide Sales (1997 – 1998)

»   Senior Director, Finance and Controller, Americas (1996 – 1997)

∎    Divisional Chief Financial Officer, Finance, MIS, Administration and Equipment Leasing Portfolio at Automatic Data Processing, Inc., a leading provider of human capital management and integrated computing solutions (1992 – 1996)

∎     Consultant, Information Technology Practice at Coopers & Lybrand, LLP (1988 – 1992)

EDUCATION

∎     Graduate of California Polytechnic State University and the Leavey School of Business, University of Santa Clara

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	15

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Jan E. Tighe, 58

Independent

Director Since: December 2018

GS Committees

∎    Audit

∎     Governance

∎    Risk

Other U.S.-Listed Company Directorships

∎    Current: Huntsman Corporation; The Progressive Corporation

∎     Former (Past 5 Years): None

KEY EXPERIENCE AND QUALIFICATIONS

∎    Technology and technology risk: Over 20 years of senior executive experience in cybersecurity and information technology, which experience provides perspective to aid in oversight of the firm’s deployment of technology and the management of technology risk

∎   Strategic planning and operations: Experience in strategic planning, risk assessment and execution of naval strategies across a variety of positions, including as a Fleet Commander and as a university president

∎   Leadership and governance: Retired Vice Admiral who served in numerous leadership roles in the U.S. Navy and with the National Security Agency, who served on the U.S. Navy’s Corporate Board and now serves on the boards of directors and board committees of other public companies and not-for-profit entities

CAREER HIGHLIGHTS

∎    United States Navy, Vice Admiral and various positions of increasing authority and responsibility (1980 – 2018), including:

»   Deputy Chief of Naval Operations for Information Warfare and Director, Naval Intelligence (2016 – 2018)

»   Fleet Commander or Deputy Commander, U.S. Fleet Cyber Command/U.S. Tenth Fleet (2013 – 2016)

»   University President, Naval Postgraduate School (2012 – 2013)

»   Director, Decision Superiority Division, Chief of Naval Operations’ Staff (2011 – 2012)

»   Deputy Director of Operations, U.S. Cyber Command (2010 – 2011)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎      Trustee, The MITRE Corporation

∎     Member, Strategic Advisory Committee, Idaho National Labs – National and Homeland Security Directorate

∎      Board Member, United States Naval Academy Foundation

∎     Member and Global Security Expert, Strategic Advisory Group, Paladin Capital Group

∎     Governance Fellow, National Association of Corporate Directors

EDUCATION

∎     Graduate of U.S. Naval Academy and Naval Postgraduate School (including for Ph.D.)

Jessica R. Uhl, 53

Independent Nominee

Director Nominee*

GS Committees

∎    Audit

∎     Governance

∎    Risk

Other U.S.-Listed Company Directorships

∎    Current: Royal Dutch Shell plc

∎     Former (Past 5 Years): None

KEY EXPERIENCE AND QUALIFICATIONS

∎    Financial management and the review and preparation of financial statements: Leverages global finance experience, including in current role as CFO of Royal Dutch Shell plc, where she has driven measures to support the long-term health of the company, such as overseeing the delivery of industry-leading cash flow, supporting strategic plans related to Shell’s business and managing the impact of the COVID-19 pandemic

∎    Complex risk management: Valuable perspective on the management of complex financial and non-financial risks, including climate risk management

∎    Leadership, operations and sustainability: Experience across finance leadership positions at Shell in the U.S. and Europe, including achievement of key business objectives ranging from cost- saving initiatives related to complex operations to M&A. She has also been a leading advocate for transparency in the energy industry, including with respect to climate change, and during her tenure Shell has continued to expand its disclosures and climate commitments

CAREER HIGHLIGHTS

∎    Royal Dutch Shell plc, an international energy company

»   Chief Financial Officer (March 2017 – Present)

»   Executive Vice President, Finance, Integrated Gas (2016 – March 2017)

»   Executive Vice President, Finance, Upstream Americas (2014 – 2015)

»   Vice President, Finance, Unconventionals (2013 – 2014)

»   Vice President, Controller, Upstream and Projects and Technology (2010 – 2012)

»   Vice President, Finance, Shell Lubricants (2009 – 2010)

»   Head of External Reporting (2007 – 2009)

»   Vice President, Business Development, Shell Renewables, Hydrogen & CO2 (2005 – 2006)

»   Finance Manager, Shell Solar (2004 – 2005)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎      Member, Finance and Tax Working Group (CFO Task Force), European Roundtable for Industry

∎      Member, Main Committee, The 100 Group

∎     Member, World Business Council for Sustainable Development (WBCSD), CFO Network

EDUCATION

∎    Graduate of the University of California, Berkeley and INSEAD

*	If elected at our 2021 Annual Meeting, Ms. Uhl will join our Board and its Audit, Governance and Risk Committees on July 1, 2021.

16	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

David A. Viniar, 65 Non-Employee Director Since: January 2013 GS Committees ∎ Risk Other U.S.-Listed Company Directorships ∎ Current: Square, Inc. ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎    Financial industry, in particular risk management and regulatory affairs: Over 30 years of experience in various roles at Goldman Sachs, as well as service as the lead independent director and chair of the audit and risk committee of Square, Inc., provides valuable perspective to our Board

∎   Insight into our firm’s financial reporting, controls and risk management: As our former CFO, able to provide insights about our risks to our Board and committees

∎   Capital management processes and assessments: Experience gained through serving as our CFO for over 10 years

CAREER HIGHLIGHTS

∎   Goldman Sachs

»   Executive Vice President and Chief Financial Officer (May 1999 – January 2013)

»   Head of Operations, Technology, Finance and Services Division (December 2002 – January 2013)

»   Head of the Finance Division and Co-Head of Credit Risk Management and Advisory and Firmwide Risk (December 2001 – December 2002)

»   Co-Head of Operations, Finance and Resources (March 1999 – December 2001)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎    Co-Vice Chairman, Board of Directors, Garden of Dreams Foundation

∎    Former Trustee, Union College

EDUCATION

∎     Graduate of Union College and Harvard Business School

Mark O. Winkelman, 74 Independent Director Since: December 2014 GS Committees ∎ Risk (Chair) ∎ Audit ∎ Governance Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎    Knowledge about our firm, including our fixed income business, and an understanding of the risks we face: Utilizes his previous tenure at Goldman Sachs, as well as his current service on the board of our subsidiary, Goldman Sachs International (GSI), including as the former chair of the GSI risk committee

∎   Audit and financial expertise, corporate governance and leadership: Leverages prior service on the board of directors and the audit and finance committees of Anheuser-Busch InBev and service on the boards of directors and audit, finance and other committees of not-for-profit entities

∎    Financial services industry: Experience gained through his role as operating partner at J.C. Flowers and through other industry experience

CAREER HIGHLIGHTS

∎   Private investor (Present)

∎    Operating Partner, J.C. Flowers & Co., a private investment firm focusing on the financial services industry (2006 – 2008)

∎    Goldman Sachs

»   Retired Limited Partner (1994 – 1999)

»   Management Committee Member and Co-Head of Fixed Income Division (1987 – 1994)

»   Various positions at the firm, including Head of J. Aron Division (1978 – 1987)

∎    Senior Investment Officer, The World Bank (1974 – 1978)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎    Director, Goldman Sachs International

∎     Trustee Emeritus, Penn Medicine

∎    Trustee Emeritus, University of Pennsylvania

EDUCATION

∎     Graduate of Erasmus University in the Netherlands and The Wharton School, University of Pennsylvania

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	17

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

INDEPENDENCE OF DIRECTORS

INDEPENDENCE OF DIRECTORS

10 of 12 director nominees are independent

Our Board determined, upon the recommendation of our Governance Committee, that Ms. Burns, Dr. Faust, Mr. Flaherty, Ms. Kullman, Mr. Mittal, Mr. Ogunlesi, Mr. Oppenheimer, Vice Admiral Tighe, Ms. Uhl and Mr. Winkelman are “independent” within the meaning of NYSE rules and our Policy Regarding Director Independence (Director Independence Policy). Furthermore, our Board has determined that all of our independent nominees satisfy the heightened audit committee independence standards under SEC and NYSE rules, and that Compensation Committee members also satisfy the relevant heightened standards under NYSE rules.

Process for Independence Assessment

A director is considered independent under NYSE rules if our Board determines that the director does not have any direct or indirect material relationship with Goldman Sachs. Our Board has established a Director Independence Policy that provides standards to assist our Board in determining which relationships and transactions might constitute a material relationship that would cause a director not to be independent.

To assess independence, our Governance Committee and our Board review detailed information regarding our independent directors or nominees, including employment and public company and not-for-profit directorships, as well as information regarding immediate family members and affiliated entities.

Through the course of this review, our Governance Committee and our Board consider relationships between the independent directors or nominees (and their immediate family members and affiliated entities) on the one hand, and Goldman Sachs and its affiliates on the other, in accordance with our Director Independence Policy. This includes a review of revenues to the firm from, and payments or donations made by us to, relevant entities affiliated with our directors or nominees (or their immediate family members) as a result of ordinary course transactions or contributions to not-for-profit organizations.

For more information on the categories of transactions that our Governance Committee and our Board reviewed, considered and determined to be immaterial under our Director Independence Policy, see Annex B: Additional Details on Director Independence.

18	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

OUR BOARD COMMITTEES

Structure of our Board and Governance Practices

BOARD OF DIRECTORS* CHAIRMAN AND CEO: DAVID SOLOMON; LEAD DIRECTOR: ADEBAYO OGUNLESI

AUDIT COMMITTEE*	COMPENSATION COMMITTEE	GOVERNANCE COMMITTEE*	PUBLIC RESPONSIBILITIES COMMITTEE	RISK COMMITTEE*

5 Members:	4 Members:	10 Members:	3 Members:	7 Members:
All Independent	All Independent	All Independent	All Independent	6 Independent

OUR BOARD COMMITTEES

Our Board has five standing Committees: Audit, Compensation, Governance, Public Responsibilities and Risk. The specific membership of each Committee allows us to take advantage of our directors’ diverse skill sets, which enables deep focus on Committee matters.

Each of our Committees:

∎	Operates pursuant to a written charter (available on our website at www.gs.com/charters)

∎	Evaluates its performance annually

∎	Reviews its charter annually

The firm’s reputation is of critical importance. In fulfilling their duties and responsibilities, each of our standing Committees and our Board considers the potential effect of any matter on our reputation.

In October 2020, in connection with the announcement of the settlement of government and regulatory proceedings relating to 1MDB matters, our Board formed the 1MDB Remediation Special Committee to provide additional oversight and review of the remediation efforts arising out of the lessons of 1MDB. The 1MDB Remediation Special Committee is chaired by our Lead Director and the members are the Chairs of each of the Audit, Compensation, Public Responsibilities and Risk Committees. This Special Committee has met twice to date and will report periodically to the Board concerning its activities.

AUDIT
ALL INDEPENDENT		KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES

	Peter Oppenheimer** Mark Flaherty Jan Tighe Jessica Uhl* Mark Winkelman Adebayo Ogunlesi (ex-officio)	∎ Audit/Tax/Accounting ∎ Preparation or oversight of financial statements ∎ Compliance ∎ Technology

∎   Assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence and performance, internal audit function performance and internal controls over financial reporting

∎   Decide whether to appoint, retain or terminate our independent auditors

∎    Pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors

∎    Appoint and oversee the work of our Director of Internal Audit and annually assess her performance

∎    Prepare the Audit Committee Report

*	If elected at our 2021 Annual Meeting, Ms. Uhl will join our Board and its Audit, Governance and Risk Committees on July 1, 2021.

**	Multiple members of our Audit Committee, including the Chair, have been determined to be “audit committee financial experts.”

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	19

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

OUR BOARD COMMITTEES

COMPENSATION
ALL INDEPENDENT		KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES

	Michele Burns Drew Faust Ellen Kullman Lakshmi Mittal Adebayo Ogunlesi (ex-officio)	∎ Setting of executive compensation ∎ Evaluation of executive and firmwide compensation programs ∎ Human capital management, including diversity

∎   Determine and approve the compensation of our CEO and other executive officers

∎    Approve, or make recommendations to our Board for it to approve, our incentive, equity-based and other compensation plans

∎    Assist our Board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function, including:

»  recruiting, retention and career development and progression;

»  management succession (other than that within the purview of our Governance Committee); and

»  diversity and employment practices

∎    Prepare the Compensation Committee Report

GOVERNANCE
ALL INDEPENDENT		KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES

	Adebayo Ogunlesi Michele Burns Drew Faust Mark Flaherty Ellen Kullman Lakshmi Mittal Peter Oppenheimer Jan Tighe Jessica Uhl* Mark Winkelman	∎ Corporate governance ∎ Talent development and succession planning ∎ Current and prior public company board service

∎   Recommend individuals to our Board for nomination, election or appointment as members of our Board and its Committees

∎    Oversee the evaluation of the performance of our Board and our CEO

∎   Review and concur with the succession plans for our CEO and other members of senior management

∎    Take a leadership role in shaping our corporate governance, including developing, recommending to our Board and reviewing on an ongoing basis the corporate governance principles and practices that apply to us

∎    Review periodically the form and amount of non-employee director compensation and make recommendations to our Board with respect thereto

PUBLIC RESPONSIBILITIES
ALL INDEPENDENT		KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES

	Ellen Kullman Drew Faust Lakshmi Mittal Adebayo Ogunlesi (ex-officio)	∎ Reputational risk ∎ Sustainability / ESG ∎ Government and regulatory affairs ∎ Philanthropy

∎   Assist our Board in its oversight of our firm’s relationships with major external constituencies and our reputation

∎    Oversee the development, implementation and effectiveness of our policies and strategies relating to citizenship, corporate engagement and relevant significant public policy issues

∎    Review sustainability issues affecting our firm, including through the periodic review of the Sustainability Report

RISK
MAJORITY INDEPENDENT		KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES

Mark Winkelman Michele Burns Mark Flaherty Peter Oppenheimer Jan Tighe Jessica Uhl* Adebayo Ogunlesi (ex-officio) Non-independent David Viniar

∎   Understanding of how risk is undertaken, mitigated and controlled in complex industries

∎    Technology and cybersecurity

∎    Understanding of financial products

∎   Expertise in capital adequacy and deployment

∎   Assist our Board in its oversight of our firm’s overall risk-taking tolerance and management of financial and operational risks, such as market, credit and liquidity risk, including reviewing and discussing with management:

»   our firm’s capital plan, regulatory capital ratios, capital management policy and internal capital adequacy assessment process, and the effectiveness of our financial and operational risk management policies and controls;

»   our liquidity risk metrics, management, funding strategies and controls, and the contingency funding plan; and

»   our market, credit, operational (including information security and cybersecurity) and model risk management strategies, policies and controls

*	If elected at our 2021 Annual Meeting, Ms. Uhl will join our Board and its Audit, Governance and Risk Committees on July 1, 2021.

20	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

BOARD AND COMMITTEE EVALUATIONS

BOARD AND COMMITTEE EVALUATIONS

Board and Committee evaluations play a critical role in ensuring the effective functioning of our Board. It is important to take stock of Board, Committee and director performance and to solicit and act upon feedback received from each member of our Board. To this end, under the leadership of our Lead Director, our Governance Committee is responsible for evaluating the performance of our Board annually, and each of our Board’s Committees also annually conducts a self-evaluation.

2020 Evaluations: A Multi-Step Process REVIEW OF EVALUATION PROCESS Our Lead Director and Governance Committee periodically review the evaluation process to ensure that actionable feedback is solicited on the operation of our Board and its Committees, as well as on director performance QUESTIONNAIRE Provides director feedback on an unattributed basis; feedback from questionnaire informs one-on-one and closed session discussions ONE-ON-ONE DISCUSSIONS One-on-one discussions between our Lead Director and each non-employee director provide further opportunity for candid discussion to solicit additional feedback as well as to provide individual feedback CLOSED SESSION DISCUSSION Joint closed session discussion of Board and Committee evaluations led by our Lead Director and independent Committee Chairs provides for a synergistic review of Board and Committee performance EVALUATION SUMMARY Summary of Board and Committee evaluations results provided to full Board FEEDBACK INCORPORATED Policies and practices updated as appropriate as a result of the annual and ongoing feedback Examples include changes to Committee structure, additional presentations on various topics, evolution of director skill sets, refinements to meeting materials and presentation format, additional Audit and Risk Committee meetings and additional opportunities for exposure to "next generation" leaders of the firm ONGOING FEEDBACK Directors provide ongoing, real-time feedback outside of the evaluation process Topics considered during the Board and Committee evaluations include: DIRECTOR PERFORMANCE Individual director performance (format enhanced in 2020 to help further elicit individual feedback) Lead Director (in that role) Chairman of the Board (in that role) Each Committee Chair (in that role) BOARD AND COMMITTEE OPERATIONS Board and Committee membership, including director skills, background, expertise and diversity Committee structure, including whether the Committee structure enhances Board and Committee performance Access to firm personnel Executive succession planning process Conduct of meetings, including frequency of, time allocated for, and encouragement of candid dialogue, and effectiveness of closed sessions Materials and information, including quality, quantity and timeliness of information received from management, and suggestions for educational sessions Shareholder feedback BOARD PERFORMANCE Key areas of focus for the Board Oversight of reputation Strategy oversight, including risks related thereto Consideration of shareholder value Capital planning COMMITTEE PERFORMANCE Performance of Committee duties under Committee charter Oversight of reputation and consideration of shareholder value Effectiveness of outside advisors Identification of topics that should receive more attention and discussion

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	21

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

BOARD LEADERSHIP STRUCTURE

BOARD LEADERSHIP STRUCTURE

Strong Independent Lead Director — Combined Chairman-CEO: Why our Structure is Effective

We review our Board leadership structure annually. Conducting regular assessments allows our Board to deliberate the merits of our Board’s leadership structure to ensure that the most efficient and appropriate leadership structure is in place for our firm’s needs, which may evolve over time. We are committed to independent leadership on our Board. If at any time the Chairman is not an independent director, our independent directors will appoint an independent Lead Director.

KEY COMPONENTS OF REVIEW
CHAIRMAN-CEO & LEAD DIRECTOR RESPONSIBILITIES	POLICIES & PRACTICES TO ENSURE STRONG INDEPENDENT BOARD OVERSIGHT	SHAREHOLDER FEEDBACK & VOTING RESULTS REGARDING BOARD LEADERSHIP	FIRM PERFORMANCE	TRENDS & DEVELOPMENTS REGARDING LEADERSHIP STRUCTURE

In December 2020, our Governance Committee conducted its annual review of our Board’s leadership structure. The review considered a variety of factors, including our governance practices and shareholder feedback on our Board and its leadership structure. In addition, our Governance Committee considered feedback on the Chairman of the Board received in connection with the Board evaluation.

As a result of this review, our Governance Committee determined that continuing to have Mr. Solomon serve as both Chairman and CEO — working together with a strong independent Lead Director — is the most effective leadership structure for our Board and our firm at this time.

Ultimately, we believe that our current leadership structure, together with strong governance practices, creates a productive relationship between our Board and management, including strong independent oversight that benefits our shareholders.

We will continue to conduct Board leadership assessments annually. If at any time our Governance Committee determines it would be appropriate to appoint an independent Chairman, it will not hesitate to do so.

BENEFITS OF A COMBINED ROLE

∎

A combined Chairman-CEO structure provides our firm with a senior leader who serves as a primary liaison between our Board and management, and as a primary public face of our firm. This structure demonstrates clear accountability to shareholders, clients and others.

∎	Our CEO has extensive knowledge of all aspects of our current business, operations and risks, which he brings to Board discussions as Chairman.

»	A combined Chairman-CEO can serve as a knowledgeable resource for independent directors both at and between Board meetings.

»

Combining the roles at our firm has been effective in promulgating strong and effective leadership of the firm, particularly in times of economic challenge and regulatory change affecting our industry (including the market stress brought on by the COVID-19 pandemic); the same will be important during this time of continued strategic development and execution and investment for long-term growth.

EMPOWERED LEAD DIRECTOR WITH EXPANSIVE LIST OF ENUMERATED DUTIES

Key Pillars of Lead Director Role

SETS AND APPROVES AGENDA FOR BOARD MEETINGS AND LEADS EXECUTIVE SESSIONS	FOCUSES ON BOARD EFFECTIVENESS, COMPOSITION AND CONDUCTING EVALUATIONS	ACTS AS PRIMARY BOARD CONTACT FOR SHAREHOLDER ENGAGEMENT AND ENGAGES WITH REGULATORS	SERVES AS LIAISON BETWEEN INDEPENDENT DIRECTORS AND CHAIRMAN/ MANAGEMENT

22	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

BOARD LEADERSHIP STRUCTURE

Powers and Duties of our Independent Lead Director

∎  Provides independent leadership

∎  Sets agenda for Board meetings, working with our Chairman (including adding items to and approving the agenda) and approving the form and type of related materials, as well as reviewing and concurring in the agendas for each Committee meeting

∎  Approves the schedule for Board and committee meetings

∎  Presides at executive sessions of the independent directors

∎  Calls meetings of the Board, including meetings of the independent directors

∎  Presides at each Board meeting at which the Chairman is not present

∎  Engages with the independent directors and non-employee directors at and between Board and Committee meetings, including:

» to identify matters for discussion, including for discussion at executive sessions of the independent directors

» to facilitate communication with the Chairman (as set forth below)

» one-on-one engagement regarding the performance and functioning of the collective

   Board, individual director performance and other matters as appropriate

∎  Serves as an advisor to the Chairman, including by:

» engaging with the Chairman between Board meetings

» facilitating communication between the independent directors and the Chairman, including by presenting the Chairman’s views, concerns and issues to the independent directors as well as assisting with informing or engaging non-employee directors, as appropriate

» raising to the Chairman views, concerns and issues of the independent directors, including decisions reached, and suggestions made, at executive sessions, in each case as appropriate

∎  Oversees the Board’s governance processes, including Board evaluations, succession planning and other governance-related matters

∎  Leads the annual CEO evaluation

∎  Meets directly with management and non- management employees of the firm

∎  Consults and directly communicates with shareholders and other key constituents, as appropriate

STRONG GOVERNANCE PRACTICES SUPPORT INDEPENDENT BOARD OVERSIGHT	STAKEHOLDER FEEDBACK & ENGAGEMENT

∎  Experienced independent directors and non-employee director, the majority of which have executive-level experience

∎  Independent and engaged Chairs of all standing Committees

∎  Regular executive sessions of independent directors chaired by Lead Director supplemented by additional sessions of non-employee directors without management present

∎  All directors may suggest inclusion of additional subjects on agendas and any director may call an executive session

∎  Annual Board and Committee evaluations that include feedback on individual director performance

∎  Independent director participation and oversight of key governance processes, such as CEO performance, compensation and succession planning

∎  All directors free to contact any employee of the firm directly

∎  Our Chairman and CEO and our Lead Director meet and speak with each other regularly about our Board and our firm

∎  We have generally received positive stakeholder feedback on the nature of our Lead Director role and our annual leadership structure review

» In considering the strength of our Board leadership structure, many investors cite our Lead Director’s extensive engagement with shareholders and the insight into the Board’s perspectives and focus areas provided by the letter in our proxy statement that comes from our Lead Director

∎  Our Lead Director, Adebayo Ogunlesi, has engaged with the firm’s shareholders and other key stakeholders, including our regulators, to discuss a variety of topics, including our Board leadership structure and his responsibilities as Lead Director, Board effectiveness, compensation, the Board’s independent oversight of strategy, culture and Board and management succession planning

» In 2020, Mr. Ogunlesi met with investors representing over 25% of our shares outstanding. He has regularly conducted engagement since becoming Lead Director, generally meeting with individuals representing key investors and proxy advisory firms

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	23

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

YEAR-ROUND REVIEW OF BOARD COMPOSITION

YEAR-ROUND REVIEW OF BOARD COMPOSITION

Our Governance Committee seeks to build and maintain an effective, well-rounded, financially literate and diverse Board that operates in an atmosphere of candor and collaboration.

In identifying and recommending director candidates, our Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, including:
∎ Judgment, character, expertise, skills and knowledge useful to the oversight of our business;
∎ Diversity of viewpoints, backgrounds, work and other experiences and other demographics;
∎ Business or other relevant experience; and

∎ The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of our Board will build a strong and effective Board that is collegial and responsive to the needs of our firm.

Board Process for Identification and Review of Director Candidates to Join Our Board

INDEPENDENT DIRECTORS SHAREHOLDERS INDEPENDENT SEARCH FIRMS OUR PEOPLE CANDIDATE POOL IN-DEPTH REVIEW Screen Qualifications Consider Diversity Review Independence and Potential Conflicts Meet with Directors Consider Skills/Matrix RECOMMEND SELECTED CANDIDATES FOR APPOINTMENT TO OUR BOARD FIVE NEW DIRECTOR NOMINEES IN LAST FIVE YEARS MEDIAN NOMINEE TENURE OF ~6.3 YEARS

Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Governance Committee. The Committee carries out this function through an ongoing, year-round process, which includes the Committee’s annual evaluation of our Board and individual director evaluations. Each director and director candidate is evaluated by our Governance Committee based on his or her individual merits, taking into account our firm’s needs and the composition of our Board.

To assist in this evaluation, the Committee utilizes as a discussion tool a matrix of certain skills and experiences that would be beneficial to have represented on our Board and on our Committees at any particular point in time. For example, the Committee is focused on what skills are beneficial for service in key Board positions, such as Lead Director and Committee Chairs, and conducts a succession planning process for those positions.

Our Governance Committee welcomes candidates recommended by shareholders and will consider these candidates in the same manner as other candidates. Shareholders wishing to submit potential director candidates for consideration by our Governance Committee should follow the instructions in Frequently Asked Questions.

24	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

DIRECTOR EDUCATION

DIRECTOR EDUCATION

Director education about our firm and our industry is an ongoing process, which begins when a director joins our Board.

Upon joining our Board, new directors are provided with a comprehensive orientation about our firm, including our business, strategy and governance. For example, new directors typically meet with senior leaders covering each of our revenue-producing divisions and regions, as well as with senior leaders from key control-side functions.

New directors will also undergo in-depth training on the work of each of our Board’s Committees, such as Audit and Risk Committee orientation sessions with our CFO, Controller, Treasurer and CRO, as well as a session with the Director of Internal Audit. Additional training is also provided when a director assumes a leadership role, such as becoming a Committee Chair.

Board and Committee presentations, roundtables, regular communications and firm and other industry events help to keep directors appropriately apprised of key developments in our businesses and in our industry, including material changes in regulation, so that they can carry out their oversight responsibilities.

COMMITMENT OF OUR BOARD

Commitment of our Directors — 2020 Meetings

Our Board and its Committees met frequently in 2020, with Board meetings increasing from 12 in 2019 to 23 in 2020 due to the 2020 operating environment.

	2020 MEETINGS
Board	23(a)	74 TOTAL BOARD AND COMMITTEE MEETINGS IN 2020
Audit	17
Compensation	8
Governance	7
Public Responsibilities	5
Risk	14
Executive Sessions of Independent Directors without Management(b)	9
Additional Executive Sessions of Non-Employee Directors without Management(c)	17

(a)	Includes one meeting of the Board’s 1MDB Remediation Special Committee, which was formed in October 2020.

(b)	Chaired by our Lead Director.

(c)	Led by our Lead Director or other independent Committee Chairs.

Each of our current directors attended over 75% (the threshold for disclosure under SEC rules) of the meetings of our Board and the Committees on which he or she served as a regular member during 2020. Overall attendance at Board and Committee meetings during 2020 was over 99% for our directors as a group.

We encourage our directors to attend our annual meetings. All of our current directors attended the 2020 Annual Meeting, which was held virtually.

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CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

COMMITMENT OF OUR BOARD

Commitment of our Directors — Beyond the Boardroom

Engagement beyond the boardroom provides our directors with additional insights into our businesses, risk management and industry, as well as valuable perspectives on the performance of our firm, our CEO and other members of senior management.

The commitment of our directors extends well beyond preparation for, and attendance at, regular and special meetings.

ONGOING COLLABORATION Frequent interactions with each other, senior management and key employees around the globe on topics including strategy, performance, risk management, culture and talent development

STAKEHOLDER ENGAGEMENT

Regular engagement with key
stakeholders, including regulators, and
engagement with our
shareholders. Participation
in firm and industry conferences
and other events on behalf
of the Board

REGULARLY INFORMED

Receive postings on significant
developments and weekly
informational packages that include updates on recent developments, press coverage and current events that relate to our business, our people and our industry

Our Lead Director and Committee Chairs provide additional independent leadership outside the boardroom.

∎  For example, each Chair sets the agenda for his or her respective Committee meetings, and reviews and provides feedback on the form and type of related materials, in each case taking into account whether their Committee is appropriately carrying out its core responsibilities and focusing on the key issues facing the firm, as may be applicable from time to time. To do so, each Chair engages with key members of management and subject matter experts in advance of each Committee meeting.

∎  In addition, our Lead Director also sets the Board agenda (working with our Chairman) and approves the form and type of related materials. Our Lead Director also approves the schedule of Board and Committee meetings, taking into account whether there is sufficient time for discussion of all agenda items at each Board and Committee meeting.

In carrying out their leadership roles during 2020:

LEAD DIRECTOR Adebayo Ogunlesi

Includes meetings with, as applicable:

CEO, COO, CFO, Secretary to the Board, General Counsel, CRO, Director of Internal Audit and other key Internal Audit employees, Controller, Global Head of HCM, Director of Investor Relations, Global Head of Executive Compensation, Global Head of Corporate Engagement, Chief Information Security Officer, Co-Chief Information Officer, Shareholders, Regulators, Independent Compensation Consultants, Director Search Firm, Independent Auditors

OVER 100 MEETINGS
COMMITTEE CHAIRS Audit – Peter Oppenheimer Compensation – Michele Burns Public Responsibilities – Ellen Kullman Risk – Mark Winkelman
OVER 150 MEETINGS

26	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—BOARD OVERSIGHT OF OUR FIRM

KEY AREAS OF BOARD OVERSIGHT

Board Oversight of our Firm

KEY AREAS OF BOARD OVERSIGHT

Our Board discusses and receives regular updates on a wide variety of matters affecting our firm. Our Board is responsible for, and committed to, the oversight of the business and affairs of our firm. In carrying out this responsibility, our Board advises our senior management to help drive success for our clients and our communities in order to create long-term, sustainable value for our shareholders. Central to this is our Board’s oversight of management’s efforts to ensure that the firm’s cultural expectations are appropriately communicated and embraced throughout the firm.

STRATEGY RISK MANAGEMENT CEO PERFORMANCE EXECUTIVE SUCCESSION PLANNING FINANCIAL PERFORMANCE & REPORTING CULTURE & core values CONDUCT people STRATEGY CONSIDERATION OF OUR REPUTATION UNDERSCORES OUR BOARD AND COMMITTEE OVERSIGHT

STRATEGY

∎   Our Board oversees and provides advice and guidance to senior management on the formulation and implementation of the firm’s strategic plans, including the development of growth strategies by our senior management team.

» This occurs year-round through presentations and discussions covering firmwide, divisional and regional strategy, business planning and growth initiatives, both during and outside Board meetings.

∎   Our Board’s focus on overseeing risk management enhances our directors’ ability to provide insight and feedback to senior management, and if necessary to challenge management, on its development and implementation of the firm’s strategic direction.

∎   Our Lead Director helps facilitate our Board’s oversight of strategy by ensuring that directors receive adequate information about strategy and by discussing strategy with independent directors at executive sessions.

∎   Throughout 2020, our Board engaged on an ongoing basis with our CEO, COO and CFO, as well as other key members of senior management and the control side, on management’s execution of our growth-focused long-term strategy and progress towards our financial targets as announced at our inaugural Investor Day in January 2020.

»  This took various forms, ranging from high-level discussions regarding strategic direction, reviews of existing and new business initiatives, as well as organic and inorganic growth opportunities and a focus on the quality and diversity of our people, each of which was aligned with our goal of long-term value creation for our shareholders and grounded by considerations such as risk management, culture and reputation.

»  For example, our Board discussed how our strategic framework was being impacted by the COVID-19 pandemic and related market stress, and reviewed progress on a number of key performance indicators (KPIs) that underpin our medium-term financial targets and inform consideration of our performance pursuant to the Compensation Committee’s Performance Assessment Framework.

∎ Our Board will continue to receive regular updates from, and provide advice to, management as they execute on the firm’s strategy.

RISK MANAGEMENT

∎   In the normal course, our firm commits capital and otherwise incurs risk as an inherent part of serving our clients’ needs. Our intention is to manage risks or, where possible, to mitigate them. In doing so, we endeavor not to undertake risks that could materially impair our firm, including our capital and liquidity position, ability to generate revenues and reputation.

∎   Management is responsible for the day-to-day identification, assessment and monitoring of, and decision- making regarding, the risks we face. Our Board is responsible for overseeing the management of the firm’s most significant risks on an enterprise-wide basis, which includes setting the types and levels of risk the firm is willing to take. This oversight is executed by our full Board as well as each of its Committees, in particular our Risk Committee, and is carried out in conjunction with the Board’s oversight of firm strategy.

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CORPORATE GOVERNANCE—BOARD OVERSIGHT OF OUR FIRM

KEY AREAS OF BOARD OVERSIGHT

REPUTATIONAL RISK MANAGEMENT

BOARD RISK MANAGEMENT OVERSIGHT INCLUDES: ∎ Strategic and financial considerations ∎ Legal, regulatory, reputational and compliance risks ∎ Other risks considered by Committees

RISK COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Overall risk-taking tolerance and risk governance, including our Enterprise Risk Management Framework

∎  Our Risk Appetite Statement (in coordination with our full Board)

∎  Liquidity, market, credit, operational, model and climate risks

∎  Our Capital Plan, capital ratios and capital adequacy

∎  Information and cybersecurity risk, third-party risk and business resilience risk, including oversight of management’s processes, monitoring and controls related thereto (such as at least annual presentations and additional updates as needed)

PUBLIC RESPONSIBILITIES COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Reputational risk and constituent impact, including client and business standards considerations, as well as the receipt of reports from the Firmwide Reputational Risk Committee regarding certain transactions that may present heightened reputational risk

∎  Sustainability / ESG strategy

COMPENSATION COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Firmwide compensation program and policies that are consistent with the safety and soundness of our firm and do not raise risks reasonably likely to have a material adverse effect on our firm

∎  Jointly with our Risk Committee, annual CRO compensation-related risk assessment

∎  Human capital strategy

AUDIT COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Financial, legal and compliance risk, in coordination with our full Board

∎  Coordination with our Risk Committee, including with respect to technology-related risks, risk assessment and risk management practices

GOVERNANCE COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES: ∎ Board composition ∎ Board and executive succession

∎  Focus on COVID-19-Generated Risks:

»  During 2020, the Board and its Committees, including the Risk Committee, were focused on overseeing the financial and non-financial risks generated by the COVID-19 pandemic.

»  For example, in Spring 2020, the Board and the Risk Committee met often and received additional postings amid the market stress precipitated by the pandemic to discuss and keep apprised of, among other things, the firm’s capital and liquidity positions, as well as its evolving operational risk and resilience profile in light of the pandemic, with an overarching focus on the safety of our people.

∎  Continued Focus on Reputational Risk Management: Over the past several years, our firm has taken a number of steps that have enhanced our Board’s and our firm’s oversight of reputational risk, as described in detail on our website at www.gs.com/repriskenhancements, including:

»  Development and implementation of a Reputational Risk Framework and formation of a management-level Firmwide Reputational Risk Committee and control-side “regional vetting groups,” as well as implementation of a comprehensive Enterprise Risk Framework that addresses both financial and non-financial risks.

»  Training programs to empower all employees to defend against transactional, operational and reputational risks, creation of a Compliance Forensics Program and establishment of an Insider Threat Program to prevent and detect potentially harmful action by employees.

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CORPORATE GOVERNANCE—BOARD OVERSIGHT OF OUR FIRM

KEY AREAS OF BOARD OVERSIGHT

CEO PERFORMANCE

∎  Under the direction of our Lead Director, our Governance Committee annually evaluates CEO performance.

∎   The Committee reviews with our Global Head of HCM the results of our CEO’s self-assessment pursuant to the Performance Assessment Framework as well as the CEO’s evaluation under our 360° Review Process, as described further in Compensation Matters—Compensation Discussion and Analysis—How Our Compensation Committee Makes Decisions.

∎  While this formal process is conducted at year-end, our directors are regularly focused on the performance of our CEO, including during executive sessions of independent directors, regular closed sessions with our CEO and additional discussions between our Lead Director and our CEO throughout the year.

EXECUTIVE SUCCESSION PLANNING

Interaction with senior management in a variety of settings, including Board meetings and preparatory meetings, during visits to our offices around the world and at client-related events Plan reviewed by our Governance Committee with our CEO at least annually Monitoring of senior management careers to ensure appropriate exposure to our Board and our business Review of senior management summaries (including 360o evaluations) and assessment of potential for executive positions DEVELOPING THE FIRM'S NEXT GENERATION OF LEADERS

∎   Our Governance Committee has long utilized a framework relating to executive succession planning under which the Committee has defined specific criteria for, and responsibilities of, each of the CEO, COO and CFO roles. The Committee then focuses on the particular skill set needed to succeed in these roles at our firm both on a long-term and an emergency basis.

∎   Our Lead Director also meets on this topic separately with our CEO and facilitates additional discussions with our independent directors about executive succession planning throughout the year, including at executive sessions, as may be appropriate.

∎   Succession planning is a priority for our Governance Committee, which worked with Mr. Solomon to ensure an appropriate emergency succession protocol and will continue to work with him on the development and ongoing refinement of our longer-term succession plan. The Board also continues to engage with management on the firm's leadership pipeline more broadly, including with respect to leadership pipeline health and the development of the firm’s “next generation” of leaders.

FINANCIAL PERFORMANCE & REPORTING

∎   Our Board, including through its Committees, is continually kept apprised by management of the firm’s financial performance and key drivers thereof. For example, our Board generally receives an update on financial performance from our CFO at each meeting, which update provides critical information to the Board and its Committees that assists them in carrying out their responsibilities. During Spring 2020, our Board also received regular postings between meetings on how the market stress precipitated by the COVID-19 crisis was impacting the firm’s financial health and performance.

∎   Our Board, through its Audit Committee, is responsible for overseeing management’s preparation and presentation of our annual and quarterly financial statements and the effectiveness of our internal control over financial reporting.

»   Each quarter, our Audit Committee meets with members of our management, the Director of Internal Audit and our independent registered public accounting firm to review and discuss our financial statements, as well as our quarterly earnings release.

∎   In addition, our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. In this regard, our Audit Committee and Audit Committee Chair are directly involved with the periodic selection of the lead audit partner (see Audit Matters—Item 4. Ratification of PwC as our Independent Registered Public Accounting Firm for 2021).

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CORPORATE GOVERNANCE—BOARD OVERSIGHT OF OUR FIRM

KEY AREAS OF BOARD OVERSIGHT

CULTURE & CORE VALUES

∎  Management’s role in shaping the firm’s culture is critical, and our Board’s oversight of firm culture is an important element of its responsibilities.

∎  Our culture has been a cornerstone of our business and performance throughout our history. Our Core Values of partnership, integrity, client service and excellence are derived from our longstanding Business Principles, and are regularly reinforced at every step of our peoples’ careers, from onboarding to training, and through our performance, development, compensation and promotion processes.

∎  Our Board holds senior management accountable for embodying an appropriate “tone at the top” and for maintaining and communicating a culture that emphasizes the importance of compliance with both the letter and spirit of the laws, rules and regulations that govern us.

»  Oversight of culture takes many forms, including strategy and risk tolerance, review of governance policies and practices, the receipt of governance metrics, regular discussions with the firm’s Compliance, Legal, Risk and Internal Audit functions, and assessment of CEO and senior management performance and compensation.

»  These are also topics on which our firm regularly engages with our shareholders, regulators and other stakeholders.

CONDUcT

∎  We strive to maintain the highest standards of ethical conduct at all times, consistent with our Business Principles and our Core Values. For example:

»  Our Board regularly receives governance metrics, including metrics focused on conduct, controls and business integrity matters as well as attrition and complaints, and engages in regular discussions with the Compliance, Legal, Risk and Internal Audit functions.

»  Our Board also expects management to examine and to report to it on “lessons learned” from events at our firm or in our industry, as appropriate.

»  Our Performance Assessment Framework not only assesses the firm’s financial performance, but also takes into account a wide array of non-financial factors including conduct-related matters.

∎  As part of our ongoing commitment to dialogue, education and formal training, the firm offers a range of programs focused on our business standards and conduct.

Our Board recently approved amendments to revise and relaunch the firm’s Code of Business Conduct and Ethics (available on our website at www.gs.com) to better reinforce our Core Values and emphasize what we expect from our people. To this end, the amended Code reflects our ongoing commitments to the highest standards of partnership, client service, integrity and excellence, and clarifies existing obligations under the Code by providing clear direction and practical information to further empower our people to treat our clients and each other with honesty and integrity, avoid conflicts of interest, treat customers fairly, maintain accurate and complete records, comply with applicable laws and regulations, and escalate concerns.

PEOPLE STRATEGY

∎  We have long emphasized that our people are our greatest asset, and we seek to manage our people with the same rigor as we manage all other aspects of our firm including our risk and capital. It is only with the determination and dedication of our people that we can serve our clients, generate long-term value for our shareholders, contribute to economic progress for all our stakeholders and deliver on our purpose.

∎  Our Board and Committees are highly engaged with management in discussing all aspects of our People Strategy, which includes attracting talent, sustaining our culture and broadening our impact.

∎  One key element of our People Strategy is diversity and inclusion. The events of 2020 reemphasized that further progress on such matters remain imperative for our firm. To this end, the Board provided oversight as management enhanced its commitments in these areas, such as the announcement of additional initiatives aimed at increasing the representation of diverse communities at all levels across the firm, including two new aspirational goals to enhance the diverse representation of our vice president population and significantly increase our hiring of Black analysts from historically Black colleges and universities, while sustaining our existing programs focused on other diverse populations.

∎  More broadly, the Board and its Committees continue to work with management to enhance other aspects of our People Strategy, including enhancements to our performance management process and our leadership pipeline health through succession planning, next-generation skill development and talent mobility.

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STAKEHOLDER ENGAGEMENT

Stakeholder Engagement

Commitment to Active Engagement with our Shareholders and Other Stakeholders

Stakeholder views regarding matters affecting our firm are important to our Board. We employ a year-round approach to engagement that includes proactive outreach as well as responsiveness to targeted areas of focus.

Our Approach

We engage on a year-round basis with a wide range of stakeholders, including shareholders, fixed income investors, credit rating agencies, ESG rating firms, proxy advisory firms, prospective shareholders and thought leaders, among others. We also conduct additional targeted outreach ahead of our annual meeting each year, and otherwise as needed.

Firm engagement is led by our Investor Relations team, including targeted outreach and open lines of communication for inbound inquiries. Board-level engagement is led by our Lead Director, who meets regularly with shareholders and other key stakeholders, and may include other directors as appropriate. Feedback is provided to all directors from these interactions to inform Board and Committee work.

Depth of Engagement

Corporate governance represents only one component of our broader approach to stakeholder engagement. We take a holistic, comprehensive approach when communicating with shareholders. Discussions on corporate governance matters are often part of a broader dialogue covering corporate strategy, business performance, risk oversight and other key themes. We continued to conduct year-round, proactive engagement on corporate governance matters in 2020:

∎	Targeted outreach to top 200 shareholders ahead of 2020 Annual Meeting

∎	IR met with shareholders representing more than 35% of Common Stock outstanding during 2020

∎	Our Lead Director and/or the Chair of our Compensation Committee met with investors representing over 25% of Common Stock outstanding during 2020

2020 engagement covered:

BUSINESS PERFORMANCE STRATEGIC PRIORITIES AND GOALS RACIAL EQUITY COVID-19 RESPONSE CULTURE AND CONDUCT CORPORATE GOVERNANCE RISK MANAGEMENT REGULATORY OUTLOOK Approach to Sustainability People Strategy Executive Compensation Board Governance Succession Planning Tone at the Top

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SPOTLIGHT ON SUSTAINABILITY—OUR APPROACH TO SUSTAINABILITY

OUR CLIMATE COMMITMENT

Spotlight on Sustainability

Our Approach to Sustainability

Goldman Sachs is dedicated to advancing sustainable economic growth and financial opportunity. This purpose guides our everyday work with our clients, our emphasis on supporting our people and our broader strategic direction, and has served us well in navigating the challenging circumstances of the past year.

This purpose is also fundamental to our sustainable finance commitment. Our commitment cuts across two broad themes — climate transition and inclusive growth — that represent our view of the imperative and the opportunity that continues to develop across sectors.

Our efforts are grounded in a commercial focus that is integrated throughout our businesses. We are targeting $750 billion in sustainable financing, investing and advisory activity by 2030, and after one year we are ahead of pace, with over $150 billion of sustainable-finance activity over the course of 2020, including over $90 billion towards climate transition.

OUR CLIMATE COMMITMENT

∎

Goldman Sachs believes that addressing climate change requires a whole-of-society approach. To that end, we recently announced our commitment to align our financing activities with a net-zero pathway by 2050.

∎

We are also focused on where we can have a tangible impact today. This includes (1) working to develop more comprehensive climate data and promoting more thorough disclosure; (2) developing our own near-term goals; and (3) continuing to incorporate climate risk considerations into our businesses.

∎

Climate Data: Building on our longstanding leadership in the area of data reporting, including having been the first bank to report under the Sustainability Accounting Standards Board (SASB) and publishing our first Task Force on Climate-related Financial Disclosures (TCFD) report in 2020, we are now encouraging similar reporting from clients.

»	We are helping to facilitate this through initiatives such as our lead role on the board of OS-Climate, which is focused on building an open source approach to climate data.

∎

Near-Term Goals: We recently joined the UN Principles for Responsible Banking, and as part of that commitment we will conduct a climate impact analysis and plan to enhance our disclosures and set interim business-related climate targets by the end of 2021.

»	We have also expanded our operational net-zero commitment and set a new goal to cut our supply chain’s emissions to net zero by 2030.

∎

Climate Risk: We are working to enhance our TCFD reporting to further detail how we are taking climate risk considerations into account in business practices and business selection, and we expect to release that report later this year.

Climate Transition Clean Energy Sustainable Transport Sustainable Food & Agriculture Waste & Materials Ecosystem Services Inclusive Growth Accessible & Innovative Healthcare Financial Inclusion Accessible & Affordable Education Communities

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SPOTLIGHT ON SUSTAINABILITY—OUR APPROACH TO SUSTAINABILITY

OUR APPROACH: BUSINESS AND CLIENTS

Our sustainable finance commitment is applied across three core areas: our businesses and clients; our people and operations; and our partnerships and engagement.

OUR APPROACH: BUSINESSES AND CLIENTS

∎

We view sustainability first and foremost through a commercial lens. Our Sustainable Finance Group was established in 2019 to partner with our global businesses to deliver leading sustainability expertise and drive innovative solutions for our clients.

∎

Over the past year, we have launched divisional councils across our revenue divisions that are helping to facilitate achievement of our $750 billion commitment. These councils consist of senior business leaders who — in addition to delivering their day-to-day expertise to clients — are able to provide the added benefit of a sustainability-focused perspective.

∎	We continue to drive sustainability-focused solutions for our clients across all four of our segments. These include:

»	In Investment Banking, we are playing a crucial role in helping clients integrate climate alignment into their broader corporate strategy, in addition to leveraging our long-standing green bond expertise.

»	In Global Markets, we are providing sustainability-focused risk management solutions to our clients, as well as thought leadership through our Global Investment Research channels.

»	In Asset Management, we have launched a dedicated effort to help companies effectively manage climate transition, including integration of a proprietary climate risk tilt into our core suite of equity products, and created a new Sustainable Investing Group focused on investment opportunities in key sustainable finance sectors.

»	In Consumer & Wealth Management, we are scaling our Marcus platform with more robust online tools and resources to improve consumers’ overall financial health and literacy.

OUR APPROACH: PEOPLE AND OPERATIONS

∎

Our people and our operations are core components of our ability to deliver on our purpose — ensuring that we sustain our firm’s culture, advance critical diversity and inclusion priorities, and continue our focus on responsible management.

∎

We view our People Strategy as integral to our success in maintaining our Core Values and executing on our strategic direction, and advancing diversity is an imperative for our firm. We are focused on not just bringing in diverse people, but cultivating diverse perspectives and abilities to best serve our clients and stakeholders.

∎

In keeping with our broader commitment to enhanced accountability and transparency, we are developing our reporting to give our investors and other stakeholders greater insight into our HCM strategy, including through our inaugural People Strategy Report, which we expect to publish in conjunction with our Sustainability Report in the coming months. This report will also include tangible indicators of our progress on our people-related goals, including expanded Equal Employment Opportunity (EEO-1) disclosure.

∎

Our focus on responsibly managing our firm also includes reducing our operational impact. We were the first of our Peers to reach carbon neutrality in 2015, and at that time we set a number of operational goals around renewable energy usage, elimination of disposable plastics, energy efficiency and green building standards.

∎

By the end of 2019, we had reached nearly all of the initial targets — so we set new operational goals for ourselves for 2025. We are already making strong progress towards these goals, including 70% of our global building portfolio now certified green.

∎

We are also proud to have been the first U.S. corporate signatory to all three of The Climate Group’s key initiatives driving progress towards net zero carbon emissions by 2050: the RE100, EV100 and EP100.

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SPOTLIGHT ON SUSTAINABILITY—OUR APPROACH TO SUSTAINABILITY

OUR APPROACH: PARTNERSHIPS AND ENGAGEMENT

OUR APPROACH: PARTNERSHIPS AND ENGAGEMENT

∎

While we seek to approach sustainable finance from a commercial perspective, we often complement our work through proactive external partnership and engagement. These include philanthropic efforts, such as our recently announced One Million Black Women initiative through which the firm will invest $10 billion and commit $100 million in philanthropic capital for capacity-building grants over the next decade to narrow opportunity gaps for at least one million Black women in the U.S., as well as collaborations with academic institutions, non-profits and public or private sector working groups focused on advancing climate transition and inclusive growth.

∎

For example, in 2020 we were a founding member of the Climate Leadership Council, which put forth a bi-partisan plan for a revenue-neutral carbon tax. In 2020, we were also a founding partner of the Rocky Mountain Institute’s Center for Climate-Aligned Finance, which serves as a platform to partner with corporate clients to identify decarbonization solutions in the global economy.

∎

Earlier this year, we also joined the OS-Climate initiative as its founding U.S. bank member. We believe this coalition will be a leader in the development of comprehensive open source data solutions that help shift global investment towards zero carbon emissions.

More information can be found in our annual Sustainability Report, available at www.gs.com/sustainability-report. Our 2020 report will be available later this year.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2020 NEO COMPENSATION DETERMINATIONS

Compensation Matters

Compensation Discussion and Analysis

This CD&A describes our executive compensation philosophy and the process by which our Compensation Committee makes executive compensation decisions, each of which is designed to support our strategic objectives and the long-term interests of our shareholders. Our 2020 NEOs are:

David M. Solomon Chairman and CEO	John E. Waldron President and COO	Stephen M. Scherr CFO	John F.W. Rogers EVP	Karen P. Seymour Former EVP and General Counsel*

2020 NEO COMPENSATION DETERMINATIONS

The following table shows our Compensation Committee’s determinations regarding our NEOs’ 2020 annual compensation as well as their 2019 compensation information (dollar amounts shown in millions).

This table is different from the SEC-required 2020 Summary Compensation Table on page 54.

	YEAR	INITIAL DETERMI- NATION ($)	BOARD 1MDB REDUCTION(a) ($)	FINAL ($)	SALARY ($)	ANNUAL VARIABLE COMPENSATION ($)			EQUITY-BASED AWARDS
						CASH	PSUS(b)	RSUS(b)	% OF ANNUAL VARIABLE COMP	% OF TOTAL

EXECUTIVE LEADERSHIP TEAM

David M. Solomon Chairman and CEO	2020	27.50	(10)	17.50	2.00	4.65	10.85	—	70	62
	2019	27.50	N/A	27.50	2.00	7.65	17.85	—	70	65
John E. Waldron President and COO	2020	25.50	(7)	18.50	1.85	6.66	9.99	—	60	54
	2019	24.50	N/A	24.50	1.85	9.06	13.59	—	60	55

Stephen M. Scherr CFO	2020	22.50	(7)	15.50	1.85	5.46	8.19	—	60	53
	2019	22.50	N/A	22.50	1.85	8.26	12.39	—	60	55

OTHER NEOS

John F.W. Rogers EVP	2020	12.50	N/A	12.50	1.50	4.40	3.30	3.30	60	53
	2019	11.50	N/A	11.50	1.50	4.00	1.50	4.50	60	52

Karen P. Seymour* Former EVP and General Counsel	2020	10.00	N/A	10.00	1.50	3.40	2.55	2.55	60	51
	2019	9.00	N/A	9.00	1.50	3.00	1.12	3.38	60	50

(a)

Reflects the Board’s previously announced determination related to 1MDB to reduce 2020 compensation by $10 million for Mr. Solomon and by $7 million for each of Messrs. Waldron and Scherr. For more information, see —2020 Compensation.

(b)

The number of PSUs or RSUs awarded as part of our NEOs’ 2020 annual compensation was determined by reference to the closing price of our Common Stock on the grant date ($290.47 on January 20, 2021). This resulted in grants as follows: Mr. Solomon — 37,354 PSUs; Mr. Waldron — 34,393 PSUs; Mr. Scherr — 28,196 PSUs; Mr. Rogers — 11,361 PSUs and 11,361 RSUs; and Ms. Seymour — 8,779 PSUs and 8,779 RSUs.

*	Ms. Seymour retired as EVP and General Counsel on March 15, 2021.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

OUR COMPENSATION PRINCIPLES	FIRMWIDE PERFORMANCE	INDIVIDUAL PERFORMANCE	STAKEHOLDER FEEDBACK	MARKET FOR TALENT	CRO INPUT AND RISK MANAGEMENT	REGULATORY CONSIDERATIONS	INDEPENDENT COMPENSATION CONSULTANT

Importance of Informed Judgment

To help ensure that our compensation program is appropriately aligned with our long-term strategy, stakeholder expectations and the safety and soundness of our firm, our Compensation Committee, within the structure of our Performance Assessment Framework and in the context of the inputs and factors described below, utilizes its informed judgment to evaluate, and structured discretion to set, executive compensation.

We believe this balanced approach, which is consistent with industry practice, is appropriate for our firm, and that a more formulaic compensation program would not be in the long-term best interests of our firm, our shareholders and other stakeholders.

∎

Avoids Unintended Consequences and Mitigates Compensation-Related Risk. Our business is dynamic and requires us to respond rapidly to changes in our operating environment. As such, our program is designed to encourage appropriate prudence by our senior leaders, on behalf of our shareholders and our clients, regardless of prevailing market conditions.

»

We utilize a Performance Assessment Framework to provide greater definition to, and transparency regarding, the pre-established financial and non-financial factors considered by the Compensation Committee to assess the firm’s performance in connection with compensation decisions for our NEOs and other senior leaders. However, a strictly formulaic compensation program would not permit adjustments based on less quantifiable factors, such as unexpected external events or individual performance.

»

The recent market stress during Spring 2020 as a result of the COVID-19 pandemic is a key example of the benefits of our approach; the Board was not forced to restructure a strictly formulaic incentive plan midway through the year, and ultimately utilized its judgment to hold initial compensation levels for our CEO flat year-over-year despite the firm’s strong performance, and before applying the 1MDB-related reduction.

∎

Equity and Performance-Based Pay Provides Alignment. While grant amounts are based on our Compensation Committee’s informed judgment and use of structured discretion, the amounts ultimately realized by our NEOs are subject to ongoing performance metrics (through the use of PSUs) and tied to the firm’s longer-term stock price (settlement of PSUs, RSUs and Shares at Risk delivered in respect of PSUs and RSUs).

OUR COMPENSATION PRINCIPLES

∎

Our Compensation Principles guide our Compensation Committee in its review of compensation at our firm, including the Committee’s determination of NEO compensation. The full text of our Compensation Principles is available at www.gs.com/corpgov. Key elements of our Compensation Principles include:

PAYING FOR PERFORMANCE	ENCOURAGING FIRMWIDE ORIENTATION & CULTURE	DISCOURAGING IMPRUDENT RISK-TAKING	ATTRACTING & RETAINING TALENT

Firmwide compensation should directly relate to firmwide performance over the cycle.	Employees should think and act like long-term shareholders, and compensation should reflect the performance of the firm as a whole.	Compensation should be carefully designed to be consistent with the safety and soundness of our firm. Risk profiles must be taken into account in annual performance reviews, and factors like liquidity risk and cost of capital should also be considered.	Compensation should reward an employee’s ability to identify and create value, and the recognition of individual performance should also be considered in the context of the competitive market for talent.

∎

In addition to our Compensation Principles, our Compensation Committee is guided by our variable compensation frameworks, which more broadly govern the variable compensation process for employees who could expose the firm to material amounts of risk (such as our NEOs).

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

FIRMWIDE PERFORMANCE

∎	Taking into account our pay-for-performance philosophy, our Compensation Committee places substantial importance on the assessment of firmwide performance when determining NEO compensation.

∎

During 2019, we developed a Performance Assessment Framework to provide greater definition to, and transparency regarding, the key factors considered by the Compensation Committee to assess the firm’s performance in connection with compensation decisions for our NEOs and other senior leaders (our Management Committee).

»

The Framework includes an assessment of pre-established financial metrics and non-financial factors on a firmwide basis. It also includes divisional metrics that underpin firmwide performance and serve to inform compensation decisions for the firm’s divisional leaders.

»

The Framework aligns performance metrics and goals across our most senior leaders and provides a structure to help to ensure that our compensation program for our NEOs and Management Committee continues to be appropriately aligned with our long-term strategy, stakeholder expectations and the safety and soundness of our firm. The Framework may continue to evolve, as appropriate, to ensure this purpose is served.

∎

For 2020, the Committee adopted financial metrics, which align with the goals announced at our January 2020 Investor Day, as well as non-financial factors, each as described below, that informed the 2020 compensation decisions for our NEOs.

∎ The assessment of firmwide performance takes into account a number of factors:

»  2020 financial performance, focused on the key metrics set forth in the Framework, both on an absolute basis as well as relative to our Peers

»  NEW. Progress towards achieving the firm’s strategic objectives announced at Investor Day

»  Non-financial factors that underpin how our financial results are achieved and ensure that appropriate investment is made in the firm’s future

NEW. Enhanced Alignment with Investor Day KPIs. In addition to assessing annual financial performance, the Committee also assessed progress on the firm’s key strategic objectives – growing and strengthening existing businesses, diversifying our products and services and operating more efficiently as announced at Investor Day. To this end, and to further enhance transparency based on stakeholder feedback, the Performance Assessment Framework included an enhanced dashboard with key performance indicators to help the Committee better assess the firm’s progress towards its Investor Day goals.

OVERVIEW OF PERFORMANCE ASSESSMENT FRAMEWORK

FINANCIAL PERFORMANCE	HOW THE RESULTS ARE ACHIEVED / INVESTMENT IN THE FUTURE

	CLIENTS	RISK MANAGEMENT	LEADERSHIP, CULTURE & VALUES

∎   ROE

∎   ROTE

∎    Efficiency ratio

∎    TSR

∎    BVPS growth

∎   Pre-tax earnings

∎   Net revenue

∎    EPS

∎    Strategic priorities to assess progress towards Investor Day goals:

»   Grow and strengthen existing businesses

»   Diversify our products and services

»   Operate more efficiently

∎ Cross-divisional strategy/ collaboration in support of One Goldman Sachs ∎ Strength of client feedback ∎ Broaden share of addressable market

∎   Reputation

∎    Compliance

∎    Standing with regulators

∎   Governance and controls

∎   Operation risk loss events

∎    Risk violations/exceptions

∎   360° feedback on risk management and firm reputation and compliance

∎    Teamwork and collaboration

∎   Retention of key talent, including diverse populations and top performers

∎    Attract high performing external talent

∎   Progress towards announced diversity goals

∎   Identification and development of next generation leaders

∎    360° feedback on culture

∎   Disciplinary matters

FIRMWIDE

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

INDIVIDUAL PERFORMANCE

  ∎  An assessment of each NEO’s individual performance and achievements is critical to our Compensation Committee’s decision-making process, including how each of our NEOs helped to contribute to firmwide performance based on the criteria set forth in the Performance Assessment Framework, as applicable dependent on each NEO’s role.

» NEW. To enhance consideration of individual performance under the Framework, for 2020 the Framework was updated to include a self- assessment by each of the CEO, COO and CFO. Assessments were facilitated by the Global Head of HCM.

  ∎  Each of our NEOs is also evaluated under our 360° Review Process, which includes confidential input from employees, including those who are senior

360o REVIEW PROCESS

     to (other than for our CEO), peers of and junior to the employee being reviewed. Our 360° Review Process assesses performance across a variety of factors, including risk management and firm reputation, control-side empowerment, judgment, compliance with firm policies, commercial contributions, culture contributions, diversity and inclusion, communication, leadership and people development, and client focus.

∎

Our CEO: Under the direction of our Lead Director, our Governance Committee evaluated the performance of Mr. Solomon, including consideration of the results of Mr. Solomon’s self-assessment under the Performance Assessment Framework as well as a summary of his evaluation under the 360° Review Process (see Corporate Governance—Board Oversight of our Firm—Key Areas of Board Oversight—CEO Performance). Our Compensation Committee considered this evaluation and discussed Mr. Solomon’s performance as part of its discussions to determine his compensation.

∎

Other NEOs: Mr. Solomon discussed with the Governance Committee the performance of our COO and CFO, including the results of the COO’s and CFO’s respective self-assessments under the Performance Assessment Framework as well as a summary of their evaluations under the 360° Review Process. The Compensation Committee similarly considered these evaluations and discussed the performance of Messrs. Waldron and Scherr as part of its discussions to determine their compensation. Mr. Solomon also discussed with the Committee the performance of our other NEOs, including in respect of the metrics included in the Framework as well as a summary of their evaluations under the 360° Review Process. In this context, Mr. Solomon submitted variable compensation recommendations to the Committee for our NEOs, but did not make recommendations about his own compensation.

STAKEHOLDER FEEDBACK

∎

2020 Say on Pay Results. Our 2020 Say on Pay vote received the support of approximately 71% of our shareholders, reflecting that while shareholders view many aspects of our compensation program positively, such as our high percentage of performance-based pay, there are also opportunities for enhancement of our compensation program.

∎

Stakeholder Engagement. Engagement has been and continues to be a priority for our Board and management. To this end, we engage extensively with our stakeholders each year and the feedback received continues to inform our Board and Compensation Committee actions. For example, in 2020 we (including, in certain cases, our Lead Director and/or our Compensation Committee Chair) met with shareholders representing more than 35% of Common Stock outstanding to discuss compensation-related matters and other areas of focus.

∎

Board Responsiveness. Stakeholder feedback received in connection with the 2020 Say on Pay vote and over the last several years continues to inform our Board and Compensation Committee actions. To this end, the Committee discussed and evaluated feedback received in setting the form, structure and amount of 2020 compensation.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

IN RESPONSE TO STAKEHOLDER FEEDBACK

For 2018 and 2019 compensation, we made a number of enhancements, including:

∎  Enhanced the rigor of our PSU design

∎  Granted PSUs beyond our Executive Leadership Team to our other NEOs and Management Committee beginning with 2019 compensation

∎  Implemented the Performance Assessment Framework enhancing transparency and alignment with forward strategy

For 2020, we made a number of other enhancements, and restated our commitments to certain best practices:

STAKEHOLDER FEEDBACK	COMPENSATION COMMITTEE ACTION

Undertook Peer group analysis and expanded Peer group for PSUs and compensation benchmarking (see below)

Increased portion of deferral in PSUs to 50% (from 25%) for NEOs other than our Executive Leadership Team, which continues to receive 100% of deferral in PSUs

100% of equity for our Executive Leadership Team and 50% for our other NEOs subject to ongoing performance conditions

Continued use of risk-adjusted metrics, transfer restrictions, retention requirements and recapture provisions

Enhanced Performance Assessment Framework to provide a dashboard for the Compensation Committee to assess progress against key Investor Day goals
Expanded proxy disclosure regarding Committee’s use of informed judgment and structured discretion on pay decisions

Continued commitment to engagement by Lead Director and Compensation Committee Chair

HIGH PROPORTION OF EUROPEAN PEERS IN PEER GROUP DECREASE PERCENTAGE OF DEFERRAL IN TIME-BASED RSUS GRANTED TO CERTAIN NEOS SUPPORT FOR HIGH PERCENTAGE OF PERFORMANCE-BASED PAY SUPPORT FOR ROBUST RISK BALANCING FEATURES TRANSPARENCY REGARDING COMPENSATION COMMITTEE'S USE OF DISCRETION SUPPORT FOR ROBUST STAKEHOLDER ENGAGEMENT

SPOTLIGHT ON PEER GROUP ANALYSIS

∎  In 2020, in response to stakeholder feedback, our Compensation Committee directed a detailed analysis of the Peers utilized for PSUs.

»  This analysis was conducted by the firm together with the Compensation Committee’s independent compensation consultant, and involved an assessment of criteria including business mix and overlap, the firm’s own strategic initiatives, comparability of capital requirements, U.S. Global Systemically Important Banks (G-SIB) status, global footprint, competition for talent and peer group benchmarking.

∎  This analysis confirmed that our existing Core U.S. Peers and our European Peers continued to be appropriate in light of the factors considered.

»  In particular, the Compensation Committee determined it was appropriate to retain the existing European firms in our Peers given their strong correlation with the firm across the criteria listed above, including business mix and overlap.

∎  Further, as a result of this analysis the Compensation Committee determined to expand the Peers utilized in connection with our PSUs by adding The Bank of New York Mellon Corporation and Wells Fargo & Company, which represent the G-SIBs with the most significant business overlap beyond those already included in our Peer group. This change also reduced the proportion of European firms in our Peers.

∎  Peer group changes apply beginning with PSUs granted in January 2021. No Peer group changes have been made to PSUs previously granted.

∎  We also determined to similarly expand our Peers for compensation benchmarking purposes more broadly.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

MARKET FOR TALENT

OUR PEERS CORE U.S. PEERS ADDITIONAL U.S. PEERS (NEW FOR 2020) EUROPEAN PEERS BANK OF AMERICA CORPORATION CITIGROUP, INC. JPMORGAN CHASE & CO. MORGAN STANLEY THE BANK OF NEW YORK MELLON CORPORATION WELLS FARGO & COMPANY BARCLAYS PLC CREDIT SUISSE GROUP AG DEUTSCHE BANK AG UBS GROUP AG

∎

Our Compensation Committee reviews the competitive market for talent as part of its review of our compensation program’s effectiveness in attracting and retaining talent, and to help determine NEO compensation.

»

Wherever possible, our goal is to be in a position to appoint people from within the firm to our most senior leadership positions and our executive compensation program is intended to incentivize our people to stay at Goldman Sachs and to aspire to these senior roles.

∎

To this end, the Committee regularly evaluates our NEO compensation program against benchmarking to ensure that our senior roles are properly valued, taking into account compensation program design and structure, as well as multi-year financial performance and quantum of NEO pay at our Peers. The Committee may also receive additional benchmarking information with respect to other companies with which the firm competes for talent (e.g., asset managers, Fortune 100 companies).

»	The Committee performs this evaluation with information and assistance from our HCM division and its independent compensation consultant, FW Cook.

»

Benchmarking information provided by HCM is obtained from an analysis of public filings by our Finance and HCM divisions, as well as surveys regarding incentive compensation practices conducted by Willis Towers Watson.

CRO INPUT & RISK MANAGEMENT

∎	Effective risk management underpins everything that we do, and our compensation program is carefully designed to be consistent with the safety and soundness of our firm.

∎	Our CRO presented his annual risk assessment jointly to our Compensation Committee and our Risk Committee in order to assist with the evaluation of our program’s design.

»

This assessment is focused on whether our program is consistent with regulatory guidance providing that financial services firms should ensure that variable compensation does not encourage imprudent risk-taking.

»

Our Compensation Committee and our CRO each believes that the various components of our compensation program, including compensation plans, policies and practices, work together to balance risk and reward in a manner that does not encourage imprudent risk-taking. For example:

Compensation considered based on Risk-Adjusted Metrics, such as net revenues and ROE (which are reflected in our Performance Assessment Framework)	Significant portion of pay in Equity-Based Awards aligns with long-term shareholder interests	Transfer Restrictions, Retention Requirements and Stock Ownership Guidelines work together to align compensation with long-term performance and discourage imprudent risk-taking	Recapture provisions mitigate imprudent risk-taking; misconduct or improper risk analysis could result in clawback or forfeiture of compensation

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF COMPENSATION ELEMENTS AND KEY PAY PRACTICES

REGULATORY CONSIDERATIONS

∎

Our Compensation Committee also considers regulatory matters and the views of our regulators when determining NEO compensation. To this end, the Committee receives briefings on relevant regulatory developments. See also —CRO Input & Risk Management.

INDEPENDENT COMPENSATION CONSULTANT INPUT

∎

Our Compensation Committee recognizes the importance of using an independent compensation consulting firm that is appropriately qualified and that provides services solely to our Board and its Committees and not to our firm.

∎

For 2020, our Compensation Committee received the advice of FW Cook, who reviewed our CRO’s compensation-related risk assessment, provided input and advice on our Performance Assessment Framework and on the structure and amount of our 2020 NEO compensation program, advised on other compensation matters and provided additional benchmarking information to the Committee, such as with respect to market context and expectations for Peer compensation.

∎

Our Compensation Committee determined that FW Cook had no conflicts of interest in providing services to the Committee and was independent under the factors set forth in the NYSE rules for compensation committee advisors.

OVERVIEW OF COMPENSATION ELEMENTS AND KEY PAY PRACTICES

Our Compensation Committee believes the design of our executive compensation program is integral to further our Compensation Principles, including paying-for-performance and effective risk management.

PAY ELEMENT	CHARACTERISTICS	PURPOSE	2020 COMPENSATION

BASE SALARY	Annual fixed cash compensation	Provides our executives with a predictable level of income that is competitive to salary at our Peers	We made no changes to NEO annual base salary levels ($2.0 million for our CEO, $1.85 million for our COO and CFO and $1.5 million for our other NEOs), and our Compensation Committee believes that these salary levels are competitive in the market for talent

ANNUAL VARIABLE COMPENSATION(a)	Cash	Motivates and rewards achievement of company performance, strategic and operational objectives	In 2020, each of our NEOs received a portion of their annual variable compensation (no more than 40%) in the form of a cash bonus

	Equity-Based PSUs RSUs	Aligns our executives’ interests with those of our shareholders and motivates executives to achieve longer-term performance, strategic and operational objectives

Each of our NEOs received at least 60% of his or her annual variable compensation in the form of equity-based compensation

∎   Executive Leadership Team: 100% PSUs

∎   Other NEOs: 50% PSUs (increased from 25% in 2019); 50% RSUs

(a)	Our NEOs participate in the Goldman Sachs Partner Compensation Plan (PCP), the plan under which we determine variable compensation for all of our other PMDs.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF COMPENSATION ELEMENTS AND KEY PAY PRACTICES

Life Cycle of Equity Awards

	2021	2022	2023	2024	2025
PSUs	3-Year Performance Period PSU goals set and granted in January 2021. Payout is calculated based on average ROE over the 3-year performance period (using both absolute and relative metrics)			Awards Settle in 2024 Transfer Restrictions Apply to Shares at Risk

RSUs	RSUs Granted in January 2021	3-Year Pro-Rata Delivery			Transfer Restrictions Apply to Shares at Risk

Equity-based awards and underlying Shares at Risk are also subject to retention requirements, Stock Ownership Guidelines and robust recapture provisions (each as described herein)

Five-Year Transfer Restrictions on Equity-Based Awards and Underlying Shares at Risk Applied from Grant Date through January 2026

What We Do What We Don't Do Engage proactively with shareholders and other stakeholders Review and carefully consider stakeholder feedback in structuring and determining executive compensation Grant equity-based awards as a significant portion of our NEOs' annual variable compensation (for 2020 at least 60%) Align pay with firmwide performance, including through use of PSUs and RSUs Utilize Performance Assessment Framework to assess performance through financial and non-financial metrics (including with respect to leadership, culture and values) Tie 100% of equity-based compensation granted to our Executive Leadership Team and 50% for our other NEOs to ongoing performance metrics Exercise informed judgment responsive to the dynamic nature of our business, including consideration of appropriate risk-based and other metrics within the context of our Performance Assessment Framework Apply significant shareholding requirements through: Stock Ownership Guidelines for Executive Leadership Team Retention Requirements for all Management Committee (including NEOs) Shares at Risk broadly applicable Maintain robust recapture provisions in our variable compensation award agreements Provide for annual assessment by our CRO of our compensation program to ensure it does not encourage imprudent risk-taking Utilize independent compensation consultant No employment agreements providing for severance pay with our executive officers (including our NEOs) No golden parachutes No guaranteed bonus arrangements with our executive officers No tax gross-ups for our executive officers No repricing of underwater stock options No excessive perquisites No ongoing service-based pension benefit accruals for executive officers No hedging transactions or short sales of our common stock permitted for any executive officer

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2020 COMPENSATION

2020 COMPENSATION

Our Compensation Committee made its annual compensation determinations for our NEOs in the context of our Compensation Principles, which encompass a pay-for-performance philosophy, and after consideration of the factors set forth in —How our Compensation Committee Makes its Decisions.

2020 COMPENSATION REFLECTS
Strong financial performance and steady progress towards our Investor Day goals	Strong individual performance

✓  Best full-year net revenues since 2009 amidst challenging operating environment

✓  Strong financial momentum and strength of our franchises

✓  Reaffirmation of our strategic direction as we execute our long-term growth strategy and build a foundation for more durable revenues over time

✓ Exemplary leadership and tone at the top ✓ Led advances towards strategic goals within the context of a challenging environment ✓ Committed to advancing our culture, diversity and talent development
Compensation incentivizes continued long-term, sustainable growth and achievement of financial targets without undue emphasis on shorter-term results

2020 Compensation and 1MDB

Compensation amounts also reflect the previously announced decision by the Board to reduce 2020 compensation of Messrs. Solomon, Waldron and Scherr by $10 million, $7 million and $7 million, respectively, as part of the Board’s broader determination regarding the compensation of certain past and current members of senior management in light of the findings of the government and regulatory investigations and the magnitude of the firm’s settlement of government and regulatory matters relating to 1MDB. While none of Messrs. Solomon, Waldron or Scherr was involved in or aware of the firm’s participation in any illicit activity at the time the firm arranged the 1MDB bond transactions, the Board views the 1MDB matter as an institutional failure, inconsistent with the high expectations it has for the firm.

The Compensation Committee determined 2020 compensation amounts taking into account each of the factors described below and in —How our Compensation Committee Makes Decisions, and then applied the previously determined compensation reduction.

2020 Firmwide Performance: Strong Financial Performance and Steady Progress Towards Our Investor Day Goals

Our Compensation Committee places key importance on the assessment of annual firmwide performance when determining NEO compensation.

∎

Performance is assessed in a holistic manner, and was guided by our Performance Assessment Framework, without ascribing specific weight to any single factor or metric, as we continue to believe that a formulaic compensation program would not be in the best interests of our firm.

∎

In considering financial performance for 2020, the Committee received absolute and relative financial metrics that both included and excluded the impact of the firm’s 2020 litigation expense. The Committee also considered the context of the broader operating environment, including the impact of the COVID-19 pandemic across the globe and in particular the immense financial toll it has taken on individuals and small businesses.

∎

The Committee also considered how 2020 results were achieved, including how the firm continued to invest in its future, and how each NEO and each division contributed to the various client, risk management, and leadership, culture and values-related strategies and goals set forth in the Framework, including as described in —2020 Individual Performance.

Execution of the firm’s long-term growth strategy as articulated at our January 2020 Investor Day was also central to our Compensation Committee decisions for 2020 compensation.

∎

Our NEOs, and in particular our Executive Leadership Team, drove execution of our strategic plan throughout 2020, reaffirmed our strategic direction and made steady progress towards our Investor Day goals. Pursuant to

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2020 COMPENSATION

the Performance Assessment Framework, the Committee considered progress towards achieving our Investor Day goals in 2020 by reviewing a dashboard of progress across various KPIs.

»

These actions help to set the firm on a path to more durable revenues over time, drive financial momentum and demonstrate our commitment to making the necessary investments to drive long-term, sustainable growth for our shareholders.

∎

Each of our NEOs also focused on the continued implementation of a new operating approach that delivers One Goldman Sachs to our clients, is underscored by a multi-year financial planning process, invests in new and existing businesses and enhances accountability and transparency.

The Committee continues to focus on ensuring that the structure and amount of our NEO compensation appropriately incentivizes our NEOs to continue to build long-term, sustainable growth and to achieve our financial targets, without undue emphasis on shorter-term results.

∎	For example, each of our NEOs receives at least 60% of his or her variable compensation in the form of equity-based awards that promotes alignment with long-term shareholder interests.

∎

Further, all of our Executive Leadership Team’s and 50% of our other NEOs’ equity-based awards are in the form of PSUs subject to ongoing performance metrics. PSUs were also granted to our Management Committee members (25% of their equity-based awards), resulting in a meaningful portion of compensation for our most senior leaders being subject to ongoing performance metrics.

ASSESSMENT OF 2020 FIRMWIDE PERFORMANCE

FINANCIAL PERFORMANCE	ROE 11.1% (+390 basis points Ex. Litigation)	ROTE(a) 11.8% (+410 basis points Ex. Litigation)	Net Revenue $44.6 billion	EPS $24.74 (+$9.51 Ex. Litigation)

	Pre-Tax Earnings $12.5 billion	Efficiency Ratio 65.0% (-760 basis points Ex. Litigation)	1-Year TSR 17.5%	BVPS Growth 8.1% Year-Over-Year

∎  Highest full-year net revenues since 2009

∎  Record firmwide AUS

∎  #1 in announced and completed M&A; #1 in equity and equity-related offerings (Dealogic)

∎  Highest Global Markets net revenues since 2010; record net revenues in Investment Banking and Consumer & Wealth Management

PROGRESS TOWARDS INVESTOR DAY GOALS

GROW AND STRENGTHEN EXISTING BUSINESSES

∎  Grew wallet share in Global Markets(b); expanded client footprint in Investment Banking

∎  Grew traditional AUS; firmwide AUS increased $286 billion in 2020, including $42 billion of long-term fee based net inflows

DIVERSIFY OUR PRODUCTS AND SERVICES

∎  Formally launched Transaction Banking capabilities, with the launch of our client platform in June 2020 and $29 billion of deposit balances at 2020 year-end

∎  Grew third-party alternatives, including ~$40 billion of gross commitments across asset classes

∎  Continued to scale Consumer & Wealth Management offerings, including growth in consumer deposits, integration of GS Personal Financial Management and the launch of new products and partnerships

OPERATE MORE EFFICIENTLY

∎  On track to generate $1.3 billion in run-rate expense efficiencies over the medium term; achieved approximately half of our medium-term plan in 2020

∎  Diversified funding mix; $70 billion of deposits raised across channels

∎  Expanded presence in strategic locations and ongoing investment in automation and infrastructure

(a)	For a reconciliation of this non-GAAP measure to the corresponding GAAP measure, please see Annex A: Calculation of Non-GAAP Measures.

(b)	Source: McKinsey institutional client analytics for 3Q20 YTD. Analysis excludes captive wallets.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2020 COMPENSATION

2020 Individual Performance

∎  The Committee assesses how each NEO’s individual performance (highlights of which are set forth below) contributed to the firm’s overall performance, including execution of our long-term strategy and driving our financial momentum, as well as how each NEO exhibited exemplary leadership and set the tone at the top in the stewardship of our culture.

∎  The Committee also considers the metrics and factors described in our Performance Assessment Framework, including the self-assessments by each of the CEO, COO and CFO, across the areas of clients, risk management and leadership, culture and values, as applicable dependent on each NEO’s role.

David M. Solomon Chairman and CEO

KEY RESPONSIBILITIES

As Chairman and CEO, Mr. Solomon is responsible for leading our business operations and overseeing our firm, leading development and implementation of corporate policy and strategy and serving as primary liaison between our Board and our firm and as a primary public face of our firm.

2020 Annual Compensation

                                                          27% variable cash compensation 11% base salary 62% PSUs $17.5M Equity-based compensation represented 70% of 2020 annual variable compensation, paid 100% in PSUs subject to ongoing performance metrics.

KEY PERFORMANCE HIGHLIGHTS

In 2020, Mr. Solomon displayed outstanding leadership in guiding the firm through the pandemic, delivering strong results while also driving significant early progress towards the firm’s strategic goals.

Mr. Solomon’s 2020 dashboard:

CLIENTS

∎  Continued to emphasize client centricity, including ongoing execution of the firm’s One Goldman Sachs approach.

∎  Accelerated strategic initiatives and provided differentiated client service within the context of 2020 operating environment.

∎  Delivered consistent, personal engagement with hundreds of client CEOs across multiple formats.

RISK MANAGEMENT

∎  Oversaw implementation of Business Continuity Plan in response to the pandemic.

∎  Instilled strong focus on risk management and accountability throughout the organization, including with respect to reputational risk.

∎  Continued strong engagement with our regulators and top government officials, including on matters such as the state of the economy and the pandemic.

LEADERSHIP, CULTURE & VALUES

∎  Championed a “People First” strategy during the pandemic, focused on employee welfare, and frequent, transparent communication.

∎  Highly visible internal and external presence, including extensive engagement across the firm’s stakeholders.

∎  Continues to set appropriate tone at the top, including by:

»  Instilling a client-centric culture of innovation.

»  Reinforcing the firm’s culture and values and each employee’s responsibility to protect and foster integrity, encourage escalation and hold themselves and others to the highest standards of conduct.

»  Advancing people and talent initiatives across the firm.

»  Championing diversity and racial equity both internally and externally, including through aspirational goals to enhance the diverse representation of our people as well as our commitments relating to the board diversity of the IPOs we underwrite.

»  Spearheading operationalization of $750 billion sustainable finance target across the firm.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2020 COMPENSATION

John E. Waldron President and COO

KEY RESPONSIBILITIES

As President and COO, Mr. Waldron’s responsibilities include managing our day-to-day business, executing on our firmwide strategy and other priorities and closely collaborating with our senior management team across the breadth of the firm’s operations, as well as engaging with, and serving as a liaison to, our clients.

2020 Annual Compensation

36% variable cash compensation 10% base salary 54% PSUs $18.5M Equity-based compensation represented 60% of 2020 annual variable compensation, paid 100% in PSUs subject to ongoing performance metrics.

KEY PERFORMANCE HIGHLIGHTS

In 2020, Mr. Waldron provided robust and resilient day-to-day oversight of the successful execution of our Business Continuity Plan in light of the COVID-19 pandemic, while simultaneously leading the firm’s revenue divisions and operations functions and delivering extensive client coverage.

Mr. Waldron’s 2020 dashboard:
CLIENTS

∎  Drove execution on our One Goldman Sachs strategy, including expanded client coverage and enhanced cross-divisional collaboration.

∎  Demonstrated significant and consistent global client focus and engagement, including active CEO dialogue around significant transactions.

∎  Executed on strategic priorities and actively engaged in key initiatives with client focus and impact, including:

» Led dialogue relating to key strategic partnerships.

» Worked with key institutional clients to drive client-share initiatives in Global Markets.

» Helped drive Asset Management third-party fundraising objectives.

» Engaged with clients in support of the launch and growth of our Transaction Banking platform.

∎  Comprehensively reviewed key client franchises across the firm, including as Chair of the Firmwide Client and Business Standards Committee.

RISK MANAGEMENT

∎  Spearheaded execution of the firm’s Business Continuity Plan.

∎  Leveraged extensive capital markets experience to drive the firm’s disciplined balance sheet deployment to support client needs through the pandemic.

∎  Oversaw reputational risk management as chair of the Firmwide Reputational Risk Committee.

∎  Continued high level of engagement with our regulators and government officials.

LEADERSHIP, CULTURE & VALUES

∎  Active leadership role in managing the firm’s businesses, including through frequent dialogue with divisional leadership and ongoing focus on execution of the firm’s strategic priorities.

∎  Highly visible internal presence across the firm as well as extensive engagement across the firm’s stakeholders.

∎  Partnered with CEO to implement “People First” strategy aimed at supporting the firm’s people and their families.

∎  Led major people and talent initiatives, including sponsorship of the firm’s People Strategy in collaboration with the Global Head of HCM, enhancements to performance management and goal setting, and the 2020 partner selection process.

∎  Led the firm’s leadership pipeline review process, with a particular focus on diversity and development of the firm’s “next generation” talent.

∎  Collaborated with CEO to lead process for key strategic hires across the firm.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2020 COMPENSATION

Stephen M. Scherr CFO

KEY RESPONSIBILITIES

As CFO, Mr. Scherr manages the firm’s overall financial condition, as well as financial analysis and reporting. In addition, he also oversees various control functions, operations and technology and closely collaborates across our senior management team, including on issues relating to risk management and firmwide operations.

2020 Annual Compensation

35% variable cash compensation 12% base salary 53% PSUs $15.5M Equity-based compensation represented 60% of 2020 annual variable compensation, paid 100% in PSUs subject to ongoing performance metrics.

KEY PERFORMANCE HIGHLIGHTS

In 2020, Mr. Scherr provided exceptional oversight of the firm’s capital, liquidity and balance sheet to support its successful navigation of a challenging macro environment, deftly working to ensure the safety and soundness of the firm while furthering the execution of its strategic and operational goals.

Mr. Scherr’s 2020 dashboard:
CLIENTS

∎  Oversaw the firm’s deployment of its balance sheet to support client needs throughout the volatile 2020 operating environment.

∎  Provided oversight of ongoing investments to digitize and automate firm processes that enhance client experience.

RISK MANAGEMENT

∎  Actively managed the firm’s financial resources during 2020, managing firm capital and liquidity through market surges facing the industry, while ensuring sufficient capacity to meet internal and regulatory requirements (in particular, the firm’s Stress Capital Buffer and CET1 requirements), driving expense discipline, and deploying resources to high returning client opportunities.

∎  Ensured disciplined risk management approach as the firm provided clients with complex risk intermediation and financing solutions.

∎  Managed the firm’s three-year business planning process and the development of a comprehensive upgrade of business and scenario planning by linking business performance, risk, liquidity and capital in a comprehensive model for the firm.

∎  Oversaw development of a more dynamic Treasury function, including review of credit extensions.

∎  Led discussions and strategic advocacy with the Federal Reserve and other global regulators and policy-makers regarding the COVID-19 crisis, Brexit and other supervisory matters.

∎  Served as Co-Chair of the Enterprise Risk Committee, the Firmwide Asset-Liability Committee and the Firmwide Risk Committee.

LEADERSHIP, CULTURE & VALUES

∎  Advanced the firm’s people and talent initiatives, including as a significant participant in the 2020 partner selection process.

∎  Served as a senior sponsor and culture carrier on important issues, including diversity, inclusion and racial equity. For example, served as Executive Office sponsor to the Firmwide Hispanic and Latinx Network and worked with the COO in furthering the Black Leadership Initiative.

∎  Collaborated with senior management in identifying various key strategic hires.

∎  Strong engagement across the firm’s stakeholders.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2020 COMPENSATION

John F.W. Rogers EVP

KEY RESPONSIBILITIES

As EVP, Mr. Rogers is responsible for overseeing and/ or advising on the firm’s executive functions, including corporate affairs, stakeholder relations (including clients, investors, the public, media and the government) and our corporate engagement efforts. He also serves as Chief of Staff of our firm and Secretary to the Board.

2020 Annual Compensation*

35% variable cash compensation 12% base salary 26% PSUs 26% RSUs $12.5M Equity-based compensation represented 60% of 2020 annual variable compensation, paid 50% in PSUs (subject to ongoing performance metrics) and 50% in RSUs.

KEY PERFORMANCE HIGHLIGHTS

In 2020, Mr. Rogers served as a key advisor to our Executive Leadership Team, providing significant advice and leadership across a broad spectrum of topics, including strategy, corporate affairs, culture, government affairs, public policy and reputational risk management.

Mr. Rogers’ 2020 dashboard:
RISK MANAGEMENT
∎ Led the firm’s engagement with government and other officials on the economic response to the COVID-19 pandemic.
LEADERSHIP, CULTURE & VALUES

∎  As Secretary to the Board of Directors, devoted significant energy and effort to ensure the firm’s transparent and constructive engagement with the Board, successfully managing complex matters relating to governance and driving stakeholder engagement on governance matters. In particular, played a lead role in engaging with the Board relating to 1MDB matters.

∎  Continued to drive the firm’s culture and values, including by working closely with senior management to execute the firm’s sustainability strategy and helping to create a coordinated, firmwide sustainability function.

∎  Led the firm’s efforts to redesign its marketing function.

∎  Continued to lead and champion the firm’s corporate engagement efforts, such as the newly created 10,000 Small Business Voices initiative, which is designed to help small business owners in the United States advocate for policy changes that will help their businesses, their employees and their communities. In 2020, he activated the members of this community to engage in COVID-19 impact and relief efforts, among other things.

Karen P. Seymour Former EVP and General Counsel

KEY RESPONSIBILITIES
As EVP and General Counsel, Ms. Seymour led the firm’s Legal Division and was responsible for overseeing the firm’s legal affairs worldwide. Ms. Seymour retired from these roles on March 15, 2021.
2020 Annual Compensation

34% variable cash compensation 15% base salary 25.5% PSUs 25.5% RSUs $10.0M Equity-based compensation represented 60% of 2020 annual variable compensation, paid 50% in PSUs (subject to ongoing performance metrics) and 50% in RSUs.

*	Percentages do not sum to 100% due to rounding.

KEY PERFORMANCE HIGHLIGHTS

In 2020, Ms. Seymour effectively oversaw the firm’s strategy regarding class action and other litigation and enforcement issues and served as a key advisor to the firm across a variety of legal, reputational and other matters. She successfully resolved a number of important matters on behalf of the firm and was key in negotiating the firm’s most critical legal matters, including 1MDB.

Ms. Seymour’s 2020 dashboard:

RISK MANAGEMENT

∎ Key advisor across a variety of legal, reputational and other matters. For example, in Spring 2020 she spearheaded a working group from the Legal Division to address COVID-19 contractual, employment and related issues to provide real-time advice and resources to the division and its clients across the firm.

∎ Played an integral role in the resolution of 1MDB matters across many different regulators globally and otherwise oversaw the firm’s litigation and enforcement strategy.

∎ Continued to invest significant time and oversight with respect to the restructuring of the firm’s Legal Division, including to reduce expenses, increase efficiencies and global integration, and enhance technology offerings, while still ensuring the Legal Division is well-positioned to advise on and assist with the firm’s growth plans and forward strategy.

LEADERSHIP, CULTURE & VALUES

∎ Played a key leadership role in many of the firm’s culture and diversity initiatives, including as a member of the firm’s Global Diversity Committee and a member of the Board of Advisors of Launch with GS, the firm’s $500 million commitment to invest in companies and investment managers with diverse leadership.

∎ Formed the Global Inclusion and Diversity Committee in the Legal Division to drive progress with respect to the diversity of the division and its environment for inclusion, with a specific focus on representation, hiring, retention and pipeline development.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

EQUITY-BASED VARIABLE COMPENSATION ELEMENTS—A MORE DETAILED LOOK

EQUITY-BASED VARIABLE COMPENSATION ELEMENTS—A MORE DETAILED LOOK

We believe it is important to pay a significant portion of our variable compensation in equity-based awards.

For 2020 compensation, our Compensation Committee assessed the overall levels of equity-based and performance-based compensation for our NEOs. As a result, the Committee determined it was appropriate to pay 70% of Mr. Solomon’s and 60% of all other NEOs’ variable compensation in equity-based awards.

Our Executive Leadership Team continued to receive their 2020 equity-based annual compensation entirely in PSUs. For 2019, in order to further tie compensation to ongoing performance metrics and further align goals across our most senior leaders, our Compensation Committee introduced PSUs to our other NEOs as well as the other members of our Management Committee. The Committee continued this practice for 2020, with our other two NEOs receiving 50% of their 2020 equity-based annual awards in PSUs (increased from 25%) and other members of our Management Committee continuing to receive 25% of their 2020 equity-based annual awards in PSUs, and in each case receiving the remainder in RSUs.

Our equity-based variable compensation is subject to various robust risk-balancing features, as described more fully in —Other Compensation Policies and Practices. Treatment upon a termination of employment or change in control is described more fully in —Executive Compensation—Potential Payments Upon Termination or Change in Control.

PSUs

PSUs — Overview of Material Terms

∎  PSUs provide recipients with annual variable compensation that has a metrics-based outcome; the ultimate value paid to the NEO is subject to firm performance both through stock price and metrics-based structure. ROE is used given it is a risk-based metric that is an important indicator of the firm’s operating performance and is viewed by many stakeholders as a key performance metric.

∎  PSUs will be paid at 0-150% of the initial award based on our average ROE over 2021-2023, using absolute and relative metrics as described in the below table.

3-YEAR AVERAGE ABSOLUTE ROE	% EARNED	3-YEAR AVERAGE RELATIVE ROE	% EARNED(a)
<5%	0%	<25th percentile	25%
5% to <16%	Based on relative ROE; see scale at right	25th percentile	50%
≥16%	150%	60th percentile	100%
(a) % earned is scaled if performance is between specified thresholds		≥ 75th percentile	150%

∎  Our Compensation Committee continues to believe these thresholds are appropriate to incentivize senior management to achieve our strategic goals and enhance long-term shareholder value.

»  Absolute performance thresholds are more aspirational than the 13% medium-term ROE target set at our Investor Day.

»  PSU thresholds unchanged (for 2020 compensation and prior year awards).

∎  PSUs granted in January 2021 will be settled in 2024. For our Executive Leadership Team who receive 100% of their equity in PSUs, PSUs will be settled 50% in cash based on the average closing price of our Common Stock over a ten-trading-day period and 50% in Shares at Risk. For our other NEOs who receive 50% of their equity in PSUs and 50% in RSUs, their PSUs will settle 100% in shares of Common Stock, substantially in the form of Shares at Risk, similar to RSUs.

∎

For purposes of the relative ROE metric, beginning with PSUs granted in January 2021, our Peers consist of Bank of America Corporation, Citigroup, Inc., JPMorgan Chase & Co., Morgan Stanley, The Bank of New York Mellon Corporation, Wells Fargo & Company, Barclays PLC, Credit Suisse Group AG, Deutsche Bank AG and UBS Group AG. Our Compensation Committee believes that this Peer group appropriately and comprehensively reflects those firms that have a major presence across our collection of scaled businesses (including market making, investment banking and asset and wealth management) and who have regulatory requirements (such as with respect to capital) similar to ours.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION POLICIES AND PRACTICES

∎	Average ROE is the average of the annual ROE for each year during the performance period.

»

Annual ROE for the firm is calculated as annualized net earnings applicable to common shareholders divided by average common shareholders’ equity, as publicly reported by Goldman Sachs in its annual report.

»	For purposes of determining ROE of our Peers with respect to the PSUs’ relative metrics, annual ROE is as reported in the Peer company’s publicly disclosed annual report, rounded to one decimal place.

∎

In certain circumstances (e.g., a merger, change in corporate structure or other similar corporate transaction) that result in a substantial change in a Peer company’s business or revenue mix, the Committee may adjust the Peer group and/or make such other equitable adjustments as the Committee deems appropriate, with any such changes having effect for purposes of all calculations as the Committee determines necessary or appropriate to maintain the intended economics of the award.

∎

If the Committee determines it is necessary or appropriate to maintain the intended economics of PSUs granted to our Executive Leadership Team, it may also make adjustments, including to the firm’s or a Peer company’s ROE as it deems equitable in light of changed circumstances (e.g., unusual or non-recurring events), resulting from changes in accounting methods, practices or policies, changes in capital structure by reason of legal or regulatory requirements, a material change in the firm’s or a Peer company’s revenue mix or business activities or such other changed circumstances as the Committee may deem appropriate.

∎	Certain adjustments (e.g., to a Peer company’s ROE for purposes of the relative ROE calculation) will be based on publicly disclosed financial information.

∎	Each PSU granted to our NEOs includes a cumulative dividend equivalent right payable only if and when that PSU is earned and settles.

∎	PSUs granted to our NEOs have no additional service-based vesting requirement; however, they are subject to various robust risk-balancing features, as described below.

RSUs

∎	RSUs provide recipients with annual equity-based incentives, with value tied to firm performance through stock price.

∎

Vested at grant for Mr. Rogers and Ms. Seymour; underlying shares are substantially delivered in the form of Shares at Risk (after applicable withholding) in three approximately equal installments on first, second and third anniversaries of grant.

∎	Each RSU granted to Mr. Rogers and Ms. Seymour includes a dividend equivalent right.

OTHER COMPENSATION POLICIES AND PRACTICES

Robust Risk-Balancing Features

Compensation granted to our NEOs is subject to various longstanding risk-balancing features, including the use of Shares at Risk, retention requirements and, for our Executive Leadership Team, additional stock ownership guidelines.

∎

Shares at Risk: Shares delivered pursuant to our equity-based awards generally deliver in the form of “Shares at Risk.” Shares at Risk are shares (after applicable tax withholding) that are subject to five-year transfer restrictions calculated based on the grant date (for 2020 Year-End Equity-Based awards, granted in January 2021, Shares at Risk will be subject to transfer restrictions through January 2026). Transfer restrictions generally prohibit the sale, transfer, hedging or pledging of underlying Shares at Risk, even if the NEO leaves our firm (subject to limited exceptions; see —Executive Compensation—Potential Payments Upon Termination or Change in Control for more detail).

∎

Retention Requirements: Pursuant to our Policy on Retention Requirements and Stock Ownership Guidelines applicable to members of our Management Committee, each of our NEOs is subject to retention requirements with respect to shares of Common Stock received in respect of equity awards:

»

Our CEO is required, for so long as he holds that position, to retain (including, in certain cases, ownership through estate planning entities established by him) at least 75% of the shares of Common Stock granted (net of payment of any withholding taxes) as compensation (After-Tax Shares) since becoming CEO.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION POLICIES AND PRACTICES

»	Similarly, each of our COO and CFO is required, for so long as he holds such position, to retain at least 50% of After-Tax Shares granted as compensation since being appointed to such position.

»

Our other NEOs are required, for so long as they serve on the firm’s Management Committee, to retain at least 25% of After-Tax Shares granted as compensation since being appointed to the Management Committee.

∎	Stock Ownership Guidelines: In addition, our Executive Leadership Team is subject to additional stock ownership guidelines that supplement the retention requirements. These guidelines provide that:

»	Our CEO must retain beneficial ownership of a number of shares of Common Stock equal in value to 10x his base salary for so long as he remains our CEO.

»	Each of our COO and CFO must retain beneficial ownership of a number of shares of Common Stock equal in value to 6x his base salary for so long as he remains in such a position at the firm.

»	Transition rules apply in the event that an individual becomes newly appointed to a position subject to these guidelines.

»	Each member of our Executive Leadership Team met these stock ownership guidelines in 2020.

∎

Recapture Provisions: We have a longstanding practice of including robust recapture provisions in our variable compensation award agreements. To this end, we maintain several conduct-related recapture rights, as set forth below, which in many cases include both forfeiture and clawback rights (collectively, “Recapture”):

CAUSE	FAILURE TO CONSIDER RISK

Each employee who receives equity-based awards as part of his or her year-end compensation (since IPO)	Each employee who receives equity-based awards as part of his or her year-end compensation (since 2009 year-end)

If such employee engages in conduct constituting “cause,” including:

∎ Is convicted in a criminal proceeding on certain misdemeanor charges, on a felony charge or an equivalent charge;

∎ Engages in employment disqualification conduct under applicable law;

∎ Willfully fails to perform his or her duties to the firm;

∎  Violates any securities or commodities laws, rules or regulations of any relevant exchange or association of which the firm is a member;

∎ Violates any of our policies concerning hedging, pledging or confidential or proprietary information, or materially violates any other of our policies;

∎ Impairs, impugns, denigrates, disparages or negatively reflects upon our name, reputation or business interests; or

∎ Engages in conduct detrimental to the firm

If, during the time period specified in the award agreement, such employee participated (or otherwise oversaw or was responsible for, depending on the circumstances, another individual’s participation) in the structuring or marketing of any product or service, or participated on behalf of the firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the firm or the broader financial system as a whole (for example, where such employee has improperly analyzed such risk or where they failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Compensation Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the firm, the employee’s business unit or the broader financial system.

All outstanding PSUs, RSUs, shares of restricted stock (Restricted Stock) and Shares at Risk at the time “cause” occurs	All equity-based awards (e.g., PSUs and RSUs (and underlying Shares at Risk) and Restricted Stock) covered by the specified time period (e.g., the year for which the award was granted)

WHO APPLICATION WHAT

∎

Pursuant to these Recapture provisions, if after delivery, payment or release of transfer restrictions we determine that a forfeiture event had previously occurred, we can require repayment to us of the award (including amounts withheld to pay withholding taxes) and any other amounts paid or delivered in respect thereof.

∎

Our Compensation Committee adopted a comprehensive, standalone clawback policy in January 2015 that applies to each member of our Executive Leadership Team and generally permits recovery of awards (including equity-based awards and underlying Shares at Risk).

»

Among other things, the Clawback Policy expands our Recapture rights if the events covered by The Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) occur, applying such provision to all variable compensation

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION POLICIES AND PRACTICES

(whether cash- or equity-based) paid to any member of our Executive Leadership Team, even though the Sarbanes-Oxley provision on which the Policy is based requires that such a clawback apply only to our CEO and CFO.

∎	In addition, our 2020 year-end PSUs and, as applicable, RSUs (and, in certain cases, underlying Shares at Risk) granted to our NEOs also provide for Recapture if:

»

Our firm is determined by bank regulators to be “in default” or “in danger of default” as defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or fails to maintain for 90 consecutive business days, the required “minimum Tier 1 capital ratio” (as defined under Federal Reserve Board regulations);

»	The NEO associates with any business that constitutes a Covered Enterprise (as defined in —Executive Compensation—Potential Payments Upon Termination or Change in Control);

»	The NEO solicits our clients or prospective clients to transact business with a Covered Enterprise, or to refrain from doing business with us or interferes with any of our client relationships;

»	The NEO or an entity with which he or she is associated solicits or hires certain employees of the firm; or

»	The NEO fails to perform obligations under any agreement with us.

Hedging Policy; Pledging of Common Stock

Our executive officers (including our NEOs) and non-employee directors are prohibited from hedging any shares of our Common Stock, even shares they can freely sell, for so long as they remain executive officers or non-employee directors, as applicable. In addition, our NEOs, non-employee directors and all other employees are prohibited from hedging or pledging their equity-based awards. Our employees, other than our executive officers, may hedge only shares of our Common Stock that they can otherwise sell. However, they may not enter into uncovered hedging transactions and may not “short” shares of our Common Stock. Employees also may not act on investment decisions with respect to our Common Stock, except during applicable “window periods.” The restrictions described above also generally apply to such individual’s immediate family, household members and dependents. In addition, none of our executive officers or non-employee directors has any shares of Common Stock subject to a pledge.

Qualified Retirement Benefits

During 2020, each NEO participated in The Goldman Sachs 401(k) Plan (401(k) Plan), which is our U.S. broad-based tax-qualified retirement plan. In 2020 these individuals were eligible to make pre-tax, and/or “Roth” after-tax contributions to our 401(k) Plan and receive a dollar-for-dollar matching contribution from us on the amount they contributed, up to a maximum of $11,400. For 2020, these individuals each received a matching contribution of $11,400.

Perquisites and Other Benefits

Our NEOs received in 2020 certain benefits that are considered “perquisites” for purposes of the SEC rules regarding compensation disclosure. While our Compensation Committee was provided with the estimated value of these items, it determined, as in prior years, not to give these amounts significant consideration in determining our NEOs’ 2020 variable compensation.

During 2020, we made available to each of our Executive Leadership Team a car and driver and, in some cases, other services for security and/or business purposes. We also offered our NEOs benefits and tax counseling services, generally provided or arranged by our subsidiary, The Ayco Company, L.P. (Ayco), to assist them with tax and regulatory compliance and to provide them with more time to focus on the needs of our business.

Our NEOs participate in our executive medical and dental program and receive executive life insurance while they remain PMDs. Our NEOs also receive long-term disability insurance coverage. Our NEOs (and their covered dependents) are also eligible for a retiree healthcare program and receive certain other perquisites, some of which have no incremental cost to us. See “All Other Compensation” and footnote (c) in —Executive Compensation—2020 Summary Compensation Table.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deductibility of executive compensation paid to each of our “covered employees” to $1 million. In setting 2020 executive compensation, our Compensation Committee considers the factors identified in more detail in —How Our Compensation Committee Makes Its Decisions and does not take this limit on deductibility into account.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

GS GIVES

GS GIVES

As a key element of the firm’s overall impact investing platform, we established our GS Gives program to coordinate, facilitate and encourage global philanthropy by our PMDs. The firm contributed approximately $140 million for the 2020 GS Gives program.

GS Gives underscores our commitment to philanthropy through diversified and impactful giving, harnessing the collaborative spirit of the firm’s partnership while also inspiring our firm’s next generation of philanthropists. We ask our PMDs to make recommendations of not-for-profit organizations to receive grants from the firm’s contributions to GS Gives.

Grant recommendations from our PMDs help to ensure that GS Gives invests in a diverse group of charities that improves the lives of people in communities around the world. We encourage our PMDs to make recommendations of grants to organizations consistent with GS Gives’ mission of fostering innovative ideas, solving economic and social issues, and enabling progress in underserved communities globally. GS Gives undertakes diligence procedures for donations and has no obligation to follow recommendations made to us by our PMDs.

In 2020, GS Gives accepted the recommendations of over 530 current and retired PMDs and granted over $190 million to over 2,500 not-for-profit organizations around the world. GS Gives made grants in support of a broad range of large-scale initiatives, including the firm’s COVID Relief Fund and its Fund for Racial Equity. Amounts recommended by our NEOs in 2020 for donation by GS Gives were: Mr. Solomon—$2.2 million; Mr. Waldron—$5.9 million; Mr. Scherr—$4.8 million; Mr. Rogers—$1.0 million; and Ms. Seymour—$1.2 million.

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

Executive Compensation

The 2020 Summary Compensation Table below sets forth compensation information relating to 2020, 2019 and 2018. In accordance with SEC rules, compensation information for each NEO is only reported beginning with the year that such executive became an NEO. For a discussion of 2020 NEO compensation, please read —Compensation Discussion and Analysis above.

Pursuant to SEC rules, the 2020 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after year-end, even if awarded for services in that year. SEC rules require disclosure of cash compensation to be included in the year earned, even if payment is made after year-end.

Generally, we grant equity-based awards and pay any cash variable compensation for a particular year shortly after that year’s end. As a result, annual equity-based awards and cash variable compensation are disclosed in each row of the table as follows:

2020

∎	“Bonus” is cash variable compensation for 2020

∎	“Stock Awards” are PSUs and RSUs awarded for 2019 (referred to as 2019 Year-End PSUs and 2019 Year-End RSUs)

2019

∎	“Bonus” is cash variable compensation for 2019

∎	“Stock Awards” are PSUs and RSUs awarded for 2018 (referred to as 2018 Year-End PSUs and 2018 Year-End RSUs)

2018

∎	“Bonus” is cash variable compensation for 2018

∎	“Stock Awards” are PSUs and Restricted Stock awarded for 2017 (referred to as 2017 Year-End PSUs and 2017 Year-End Restricted Stock)

2020 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS(a) ($)	CHANGE IN PENSION VALUE(b) ($)	ALL OTHER COMPENSATION(c) ($)	TOTAL ($)

David M. Solomon Chairman and CEO	2020	2,000,000	4,650,000	17,036,275	192	254,190	23,940,657
	2019	2,000,000	7,650,000	14,724,012	296	283,429	24,657,737
	2018	1,887,500	5,700,375	12,775,034	—	299,926	20,662,835

John E. Waldron President and COO	2020	1,850,000	6,660,000	12,970,318	1,259	278,153	21,759,730
	2019	1,850,000	9,060,000	11,082,050	1,840	265,912	22,259,802
	2018	1,587,500	6,812,625	8,236,810	—	195,172	16,832,107

Stephen M. Scherr CFO	2020	1,850,000	5,460,000	11,825,118	9,818	221,096	19,366,032
	2019	1,850,000	8,260,000	9,896,719	14,857	216,519	20,238,095
	2018	1,556,827	6,083,974	7,488,028	—	170,784	15,299,613

John F.W. Rogers EVP	2020	1,500,000	4,400,000	5,345,715	589	183,065	11,429,369
	2019	1,500,000	4,000,000	5,290,154	938	179,303	10,970,395

Karen P. Seymour Former EVP and General Counsel*	2020	1,500,000	3,400,000	4,009,460	—	115,536	9,024,996
	2019	1,500,000	3,000,000	3,744,784	—	121,005	8,365,789

*	Ms. Seymour retired as EVP and General Counsel on March 15, 2021.

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

2020 SUMMARY COMPENSATION TABLE

(a)

Amounts included for 2020 represent the grant date fair value of 2019 Year-End RSUs and 2019 Year-End PSUs granted in January 2020 for services in 2019, as applicable. Grant date fair value for 2019 Year-End RSUs and 2019 Year-End PSUs is determined by multiplying the aggregate number of RSUs or target number of PSUs, as applicable, by $249.72, the closing price per share of Common Stock on the NYSE on January 16, 2020, the grant date. For the portion (as applicable) of the 2019 Year-End PSUs granted to our NEOs that are stock-settled, the value includes an approximately 9% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. Assuming achievement of maximum performance targets, the grant date fair value of 2019 Year-End PSUs for each of Messrs. Solomon, Waldron, Scherr and Rogers and Ms. Seymour would be $25,554,412, $19,455,477, $17,737,677, $2,044,552 and $1,533,584, respectively. For the 2019 Year-End RSUs granted to Mr. Rogers and Ms. Seymour, the value includes an approximately 11.5% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs. Amounts included for 2019 represent the grant date fair value of 2018 Year-End RSUs and 2018 Year-End PSUs granted in January 2019 for services in 2018, as applicable. Grant date fair value for 2018 Year-End RSUs and 2018 Year-End PSUs is determined by multiplying the aggregate number of RSUs or target number of PSUs, as applicable, by $199.09, the closing price per share of Common Stock on the NYSE on January 17, 2019, the grant date. For the portion of the 2018 Year-End PSUs granted to Messrs. Solomon, Waldron and Scherr that are stock-settled, the value includes an approximately 9% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. Assuming achievement of maximum performance targets, the grant date fair value of 2018 Year-End PSUs for each of Messrs. Solomon, Waldron and Scherr would be $22,086,018, $16,623,075 and $14,845,079, respectively. For the 2018 Year-End RSUs granted to Mr. Rogers and Ms. Seymour, the value includes an approximately 12% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs. Amounts included for 2018 for Messrs. Solomon, Waldron and Scherr represent the grant date fair value of 2017 Year-End PSUs for Mr. Solomon and 2017 Year-End Restricted Stock for Messrs. Waldron and Scherr, in each case granted in January 2018 for services in 2017. Grant date fair value for 2017 Year-End PSUs and 2017 Year-End Restricted Stock is determined by multiplying the target number of PSUs and the aggregate number of restricted shares, as applicable, by $250.97, the closing price per share of Common Stock on the NYSE on January 18, 2018, the grant date. For the portion of the 2017 Year-End PSUs granted to Mr. Solomon that are stock-settled, the value includes an approximately 9% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. Assuming achievement of maximum performance targets, the grant date fair value of 2017 Year-End PSUs for Mr. Solomon would be $19,162,551. For 2017 Year-End Restricted Stock granted to Messrs. Waldron and Scherr, the value includes an approximately 17% liquidity discount to reflect the transfer restrictions on these shares.

(b)	Ms. Seymour is not a participant in any applicable plan.

(c)	The following chart, together with the narrative below, describes the benefits and perquisites for 2020 contained in the “All Other Compensation” column above.

NAME	401(K) MATCHING CONTRIBUTION ($)	TERM LIFE INSURANCE PREMIUM ($)	EXECUTIVE MEDICAL AND DENTAL PLAN PREMIUM ($)	LONG-TERM DISABILITY INSURANCE PREMIUM ($)	EXECUTIVE LIFE PREMIUM ($)	BENEFITS AND TAX COUNSELING SERVICES(*) ($)	CAR(**) ($)

David M. Solomon	11,400	118	50,462	423	19,162	106,820	61,274

John E. Waldron	11,400	118	79,181	423	9,728	109,102	65,401

Stephen M. Scherr	11,400	118	79,181	423	17,464	51,053	58,881

John F.W. Rogers	11,400	118	79,181	423	32,368	55,884	—

Karen P. Seymour	11,400	118	79,181	423	18,616	3,701	—

*

Amounts reflect the incremental cost to us of benefits and tax counseling services provided by Ayco or by another third-party provider. For services provided by Ayco, cost is determined based on the number of hours of service provided by, and compensation paid to, individual service providers. For services provided by others, amounts are payments made by us to those providers.

**

Amounts reflect the incremental cost to us attributable to commuting and other non-business use. We made available to each of our Executive Leadership Team in 2020 a car and driver for security and business purposes. The cost of providing a car is determined on an annual basis and includes, as applicable, driver compensation, annual car lease, car service fees and insurance cost, as well as miscellaneous expenses (for example, fuel and car maintenance).

Also included in the “All Other Compensation” column are amounts reflecting the incremental cost to us of providing our identity theft safeguards program for U.S. PMDs, assistance with certain travel arrangements, in-office meals and security services. We provide security (the incremental cost of which was $1,702 for Mr. Solomon) for the benefit of our firm and our shareholders. We do not consider these security measures to be personal benefits but rather business-related necessities due to the high-profile standing of our NEOs.

We provide our NEOs, on the same terms as are provided to other PMDs and at no incremental out-of-pocket cost to our firm, waived or reduced fees and overrides in connection with investments in certain funds and other accounts managed or sponsored by Goldman Sachs, unused tickets to certain events and certain negotiated discounts with third-party vendors.

We make available to our NEOs private aircraft. Our policy is to limit personal use of such aircraft by our NEOs and to require reimbursement of the aggregate incremental costs to us associated with such use, as permitted by Federal Aviation regulations. In situations where an NEO brings a personal guest as a passenger on a business-related flight, the NEO pays us an amount equal to the greater of: (a) the aggregate incremental cost to us of the usage by the guest and (b) the price of a first-class commercial airline ticket for the same trip.

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

2020 GRANTS OF PLAN-BASED AWARDS

2020 GRANTS OF PLAN-BASED AWARDS

The awards included in this table are 2019 Year-End PSUs and 2019 Year-End RSUs, each of which were granted in January 2020 and were previously described in the Compensation Discussion and Analysis section of our Proxy Statement for our 2020 Annual Meeting of Shareholders (dated March 20, 2020).

The following table sets forth plan-based awards granted in early 2020. In accordance with SEC rules, the table does not include awards that were granted in 2021. See —Compensation Discussion and Analysis above for a discussion of those awards.

NAME	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(a)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(b)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($)(c)
		THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
David M. Solomon	1/16/2020	0	71,481	107,222	—	17,036,275
John E. Waldron	1/16/2020	0	54,421	81,632	—	12,970,318
Stephen M. Scherr	1/16/2020	0	49,616	74,424	—	11,825,118
John F.W. Rogers	1/16/2020	0	6,006	9,009	—	1,363,035
	1/16/2020	—	—	—	18,021	3,982,681
Karen P. Seymour	1/16/2020	0	4,505	6,758	—	1,022,389
	1/16/2020	—	—	—	13,516	2,987,071

(a)

Consists of 2019 Year-End PSUs. See — 2020 Outstanding Equity Awards at Fiscal Year-End and — Potential Payments Upon Termination or Change in Control below for additional information on the 2019 Year-End PSUs.

(b)

Consists of 2019 Year-End RSUs. See — 2020 Non-Qualified Deferred Compensation and — Potential Payments Upon Termination or Change in Control below for additional information on the 2019 Year-End RSUs.

(c)

Amounts included represent the grant date fair value. Grant date fair value was determined by multiplying the target number of PSUs or aggregate number of RSUs, as applicable, by $249.72, the closing price per share of Common Stock on the NYSE on the grant date. For the portion (as applicable) of the 2019 Year-End PSUs granted to each of our NEOs that are stock-settled, the value includes an approximately 9% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. For the 2019 Year-End RSUs granted to Mr. Rogers and Ms. Seymour, the value includes an approximately 11.5% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs.

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the 2019 Year-End PSUs granted in January 2020 to each of our NEOs, the 2018 Year-End PSUs granted in January 2019 to Messrs. Solomon, Waldron and Scherr and the 2017 Year-End PSUs granted in January 2018 to Mr. Solomon. As of December 31, 2020, no NEOs hold any option awards.

NAME	STOCK AWARDS

	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(a)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(b)

David M. Solomon	267,721	70,600,705

John E. Waldron	141,819	37,399,088

Stephen M. Scherr	127,666	33,666,801

John F.W. Rogers	6,006	1,583,842

Karen P. Seymour	4,505	1,188,014

(a)

The awards reflected in this column are the 2019 Year-End PSUs granted in January 2020 to each of our NEOs, the 2018 Year-End PSUs granted in January 2019 to Messrs. Solomon, Waldron and Scherr and the 2017 Year-End PSUs granted in January 2018 to Mr. Solomon. Pursuant to SEC rules, the 2017 Year-End PSUs and 2018 Year-End PSUs are represented at the maximum amount of shares that may be earned, and the 2019 Year-End PSUs are represented at the target amount of shares that may be earned. The ultimate amount of shares earned under the 2017, 2018 and 2019 Year-End PSUs (if any) will be determined based on the firm’s average ROE, both on an absolute basis and relative to a Peer group, over 2018–2020, 2019–2021 and 2020-2022, respectively. In each case, the amount shown does not represent the actual achievement to date under the award, and final information regarding applicable Peer group performance to date was not available as of the time of filing of this Proxy Statement.

(b)

Pursuant to SEC rules, the dollar value in this column represents the amount of shares shown in the immediately prior column multiplied by $263.71, the closing price per share of Common Stock on the NYSE on December 31, 2020 (the last trading day of the year).

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

2020 STOCK VESTED

2020 STOCK VESTED

The following table sets forth information regarding the value of the 2019 Year-End RSUs granted to Mr. Rogers and Ms. Seymour in January 2020. There are no options outstanding; as such, no NEOs exercised any options in 2020, and no information is reportable with respect to Messrs. Solomon, Waldron or Scherr for 2020 in this table. 2017 Year-End PSUs granted to Mr. Solomon, which are expected to settle in Spring 2021 when final information regarding Core U.S. and European Peer performance is available, will be reflected in the 2021 Stock Vested table in our Proxy Statement for our 2022 Annual Meeting of Shareholders.

NAME	STOCK AWARDS

	NUMBER OF SHARES ACQUIRED ON VESTING (#)(a)	VALUE REALIZED ON VESTING ($)(b)

John F.W. Rogers	18,021	4,500,204

Karen P. Seymour	13,516	3,375,216

(a)

Includes number of shares of Common Stock underlying 2019 Year-End RSUs, which were vested upon grant. One-third of these shares were delivered in January 2021, and one-third are deliverable on or about each of the second and third anniversaries of the grant date. Substantially all of the shares of Common Stock underlying the 2019 Year-End RSUs that are delivered to these NEOs are subject to transfer restrictions until January 2025.

(b)

Values were determined by multiplying the aggregate number of RSUs by $249.72, the closing price per share of our Common Stock on the NYSE on January 16, 2020, the grant date. In accordance with SEC rules the — 2020 Summary Compensation Table and — 2020 Grants of Plan-Based Awards sections above include the grant date fair value of the 2019 Year-End RSUs.

2020 PENSION BENEFITS

The following table sets forth pension benefit information as of December 31, 2020. The Goldman Sachs Employees’ Pension Plan (GS Pension Plan) was frozen November 27, 2004, and none of our NEOs has accrued additional benefits thereunder since November 30, 2001 (at the latest). Ms. Seymour is not a participant in any plan reportable in this table.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICES (#)(a)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(b)	PAYMENTS DURING LAST FISCAL YEAR ($)

David M. Solomon	GS Pension Plan	1	1,674	—

John E. Waldron	GS Pension Plan	1	8,356	—

Stephen M. Scherr	GS Pension Plan	8	77,484	—

John F.W. Rogers	GS Pension Plan	1	6,904	—

(a)	Our employees, including Messrs. Solomon, Waldron, Scherr and Rogers, were credited for service for each year employed by us while eligible to participate in our GS Pension Plan.

(b)

Represents the present value of the entire accumulated benefit and not the annual payment an NEO would receive once his benefits commence. Prior to being frozen, our GS Pension Plan provided an annual benefit equal to between 1% and 2% of the first $75,000 of the participant’s compensation for each year of credited service. The normal form of payment is a single life annuity for single participants and an actuarially equivalent 50% joint and survivor annuity for married participants. The present values shown in this column were determined using the following assumptions: payment of a single life annuity following retirement at either the normal retirement age (age 65) or immediately (if an NEO is over 65); a 2.87% discount rate; and mortality estimates based on the Pri-2012 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality based on Scale MP-2020. Our GS Pension Plan provides for early retirement benefits, and all of our participating NEOs became or will become eligible to elect early retirement benefits upon reaching age 55.

For a description of our 401(k) Plan, which is our tax-qualified defined contribution plan, see —Compensation Discussion and Analysis—Other Compensation Policies and Practices.

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

2020 NON-QUALIFIED DEFERRED COMPENSATION

2020 NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information for each NEO, as applicable, with respect to vested RSUs granted for service in prior years and for which the underlying shares of Common Stock had not yet been delivered as of the beginning of 2020 (Vested and Undelivered RSUs).

The Vested and Undelivered RSUs generally were awarded for services in 2019, 2018 and 2016. RSUs generally are not transferable. No NEO received RSUs for services in 2017.

∎	Amounts shown as “Registrant Contributions” represent the 2019 Year-End RSUs, which were vested at grant.

∎

Amounts shown as “Aggregate Earnings” reflect the change in market value of the shares of Common Stock underlying Vested and Undelivered RSUs, as well as dividend equivalents earned and paid on those shares, during 2020.

∎	Amounts shown as “Aggregate Withdrawals/Distributions” reflect the value of shares of Common Stock underlying RSUs that were delivered, as well as dividend equivalents paid, during 2020.

NAME	PLAN OR AWARD	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)(a)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(b)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN LAST FISCAL YEAR ($)	AGGREGATE BALANCE AT FISCAL YEAR-END ($)(c)

David M. Solomon	Vested and Undelivered RSUs	—	—	219,804	3,449,171	—

John E. Waldron	Vested and Undelivered RSUs	—	—	196,126	3,077,609	—

Stephen M. Scherr	Vested and Undelivered RSUs	—	—	182,604	2,865,427	—

John F.W. Rogers	Vested and Undelivered RSUs	—	4,500,204	1,393,587	4,461,938	10,050,779

Karen P. Seymour	Vested and Undelivered RSUs	—	3,375,216	919,524	1,885,014	7,315,052

(a)

Value was determined by multiplying the aggregate number of RSUs by $249.72, the closing price per share of our Common Stock on the NYSE on January 16, 2020, the grant date. In accordance with SEC rules, the — 2020 Summary Compensation Table and — 2020 Grants of Plan-Based Awards sections include the grant date fair value of the 2019 Year-End RSUs.

(b)

Aggregate earnings include changes in the market value of the shares of Common Stock underlying Vested and Undelivered RSUs during 2020. In addition, each RSU includes a dividend equivalent right, pursuant to which the holder is entitled to receive an amount equal to any ordinary cash dividends paid to the holder of a share of Common Stock approximately when those dividends are paid to shareholders. Amounts earned and paid on vested RSUs during 2020 pursuant to dividend equivalent rights also are included. The vested RSUs included in these amounts and their delivery dates are as follows (to the extent received by each NEO):

VESTED RSUS	DELIVERY

2019 Year-End RSUs	With respect to Mr. Rogers and Ms. Seymour, one-third delivered in January 2021 and one-third deliverable on or about each of the second and third anniversaries of grant.

2018 Year-End RSUs	With respect to Mr. Rogers and Ms. Seymour, one-third delivered in each of January 2020 and January 2021 and one-third deliverable on or about the third anniversary of grant.

2016 Year-End RSUs (RSUs granted in January 2017 for services in 2016)	For all NEOs other than Ms. Seymour (who did not receive this award), one-third delivered in each of December 2017, January 2019 and January 2020.

Delivery of shares of Common Stock underlying RSUs may be accelerated in certain limited circumstances (for example, in the event that the holder of the RSU dies or leaves the firm to accept a governmental position where retention of the RSU would create a conflict of interest). See — Potential Payments Upon Termination or Change in Control for treatment of the RSUs upon termination of employment.

(c)

The Vested and Undelivered RSUs included in these amounts are 2019 Year-End RSUs and 2018 Year-End RSUs. These stock awards were previously reported in the Summary Compensation Table (to the extent that the NEO was a named executive officer in the applicable year of grant). Values for RSUs were determined by multiplying the number of RSUs by $263.71, the closing price per share of our Common Stock on the NYSE on December 31, 2020 (the last trading day of the year).

58	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

COMPENSATION MATTERS—EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our NEOs do not have employment, “golden parachute” or other agreements providing for severance pay.

Our PCP, The Goldman Sachs Amended and Restated Stock Incentive Plan (2018) and its predecessor plans, and our retiree healthcare program may provide for potential payments to our NEOs in conjunction with a termination of employment. The amounts potentially payable to our NEOs under our pension plan and vested RSUs, as applicable, are set forth under the — 2020 Pension Benefits and — 2020 Non-Qualified Deferred Compensation sections above. The terms of the outstanding PSUs are not affected by a future termination of employment or change in control (absent a termination for circumstances constituting “cause” — e.g., any material violation of any firm policy or other conduct detrimental to our firm).

Each of our NEOs participated in our PCP in 2020. Under our PCP, if a participant’s employment at Goldman Sachs terminates for any reason before the end of a “contract period” (generally a two-year period as defined in the PCP), our Compensation Committee has the discretion to determine what, if any, variable compensation will be provided to the participant for services provided in that year, subject to the formula in the PCP. There is no severance provided under our PCP.

Set forth below is a calculation of the potential benefits to each of our NEOs assuming a termination of employment occurred on December 31, 2020, in accordance with SEC rules. Ms. Seymour retired as EVP and General Counsel on March 15, 2021, and will not receive any payments or other benefits in connection with her retirement from the firm on March 31, 2021. The narrative disclosure that follows the table provides important information and definitions regarding specific payment terms and conditions.

TERMINATION REASON	NAME	VALUE OF UNVESTED RSUS, RESTRICTED STOCK AND PSUS THAT VEST UPON TERMINATION ($)	PRESENT VALUE OF PREMIUMS FOR RETIREE HEALTHCARE PROGRAM(d) ($)	TOTAL ($)

Cause or Termination with Violation(a)	David M. Solomon	0	0	0
	John E. Waldron	0	0	0
	Stephen M. Scherr	0	0	0
	John F.W. Rogers	0	0	0
	Karen P. Seymour	0	0	0

Termination without Violation(a), Death(b), Change in Control, Disability or Conflicted Employment(c)	David M. Solomon	0	372,660	372,660
	John E. Waldron	0	531,001	531,001
	Stephen M. Scherr	0	442,204	442,204
	John F.W. Rogers	0	274,614	274,614
	Karen P. Seymour	0	0	0

(a)

Except as discussed below, upon an NEO’s termination without Violation (as defined below), shares of Common Stock underlying RSUs, as applicable, will continue to be delivered on schedule (and transfer restrictions will continue to apply until the applicable transferability date to any Shares at Risk delivered thereunder), transfer restrictions will continue to apply to Restricted Stock, as applicable, until the applicable transferability date, and PSUs will continue to be eligible to be earned pursuant to their existing terms (and transfer restrictions will continue to apply until the applicable transferability date to any Shares at Risk delivered thereunder), provided that the NEO does not become associated with a Covered Enterprise (as defined below). Additionally, if the NEO becomes associated with a Covered Enterprise, for 2019 Year-End RSUs, the NEO generally would have forfeited all of these awards if the association occurred in 2020; will forfeit two-thirds of these awards if the association occurs in 2021; and will forfeit one-third of these awards if the association occurs in 2022. For 2018 Year-End RSUs, the NEO generally would have forfeited all of these awards if the association occurred in 2019; would have forfeited two-thirds of these awards if the association occurred in 2020; and will forfeit one-third of these awards if the association occurs in 2021. For 2019 Year-End PSUs, the NEO generally would forfeit all of these awards if the association occurred or occurs in 2020, 2021 or 2022. For 2018 Year-End PSUs, the NEO generally would forfeit all of these awards if the association occurred or occurs in 2019, 2020 or 2021. For 2017 Year-End PSUs, the NEO generally would forfeit all of these awards if the association occurred in 2018, 2019 or 2020. For 2017 Year-End Restricted Stock, the NEO generally would have forfeited all of these awards if the association occurred in 2018; would have forfeited two-thirds of these awards if the association occurred in 2019; and would have forfeited one-third of these awards if the association occurred in 2020.

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The occurrence of a Violation, including any event constituting Cause (as defined below) or the Solicitation (as defined below) of employees or clients of our firm, by an NEO prior to delivery or settlement of RSUs and PSUs or a release of transfer restrictions on Restricted Stock or other specified time period will result in forfeiture of RSUs, PSUs and Restricted Stock, and in some cases may result in the NEO having to repay amounts previously received. In the event of certain Violations (for example, NEO engaging in Cause) following delivery of Shares at Risk underlying RSUs or PSUs but prior to the lapse of transfer restrictions, these shares also may be required to be returned to the firm.

RSU, Restricted Stock and PSU awards also are subject to risk-related clawback provisions included in the definition of Violations below. As a result of these provisions, for example, an NEO will forfeit certain of their outstanding equity-based awards and any shares of Common Stock or other amounts delivered under these awards may be Recaptured, if our Compensation Committee determines that their failure to properly consider risk (including overseeing or being responsible for, depending on the circumstances, another individual’s failure to properly consider risk) in 2019 (with respect to 2019 Year-End RSUs and PSUs), 2018 (with respect to 2018 Year-End RSUs and PSUs), or 2017 (with respect to 2017 Year-End Restricted Stock and PSUs) has, or reasonably could be expected to have, a material adverse impact on their business unit, our firm or the broader financial system.

For 2017 Year-End PSUs (granted to Mr. Solomon) and 2018 and 2019 Year-End PSUs granted to our Executive Leadership Team, if the firm is required to prepare an accounting restatement due to its material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws as described in Section 304(a) of Sarbanes-Oxley, their rights to the award will terminate and be subject to repayment to the same extent that would be required under Section 304 of Sarbanes-Oxley had such NEO been a “chief executive officer” or “chief financial officer” of the firm (regardless of whether they actually held such position at the relevant time).

(b)

In the event of an NEO’s death, delivery of shares of Common Stock underlying RSUs, as applicable, is accelerated. Any transfer restrictions on the shares of Common Stock underlying RSUs, Shares at Risk delivered under PSUs and Restricted Stock are removed. The terms of the PSUs are not affected by the NEO’s death. For information on the number of PSUs and vested RSUs held by the NEOs at year-end, see —2020 Outstanding Equity Awards at Fiscal Year-End and — 2020 Non-Qualified Deferred Compensation above. These amounts do not reflect, in the case of death, the payment of a death benefit under our executive life insurance plan, which provides each NEO with term life insurance coverage through age 75 (a $4.5 million benefit for each NEO other than Mr. Waldron, who elected coverage at the minimum level under such plan).

(c)

If a Change in Control (as defined below) occurs, and within 18 months thereafter we terminate an NEO’s employment without Cause or if the NEO terminates his employment for Good Reason (as defined below), delivery of shares of Common Stock underlying RSUs, as applicable, is accelerated and any transfer restrictions on the shares of Common Stock underlying RSUs, Shares at Risk delivered under RSUs and PSUs and/ or Restricted Stock are removed. The terms of the PSUs are not affected. For RSUs and Shares at Risk delivered in respect of PSUs and RSUs and/or Restricted Stock, certain forfeiture provisions no longer apply.

In the case of a disability, provided that the NEO does not become associated with a Covered Enterprise, shares of Common Stock underlying RSUs continue to deliver on schedule and PSUs continue to be eligible to be earned pursuant to their existing terms. If the NEO does become associated with a Covered Enterprise, the awards would be treated as set forth in footnote (a) above for that situation.

In the case of a termination in which an NEO resigns and accepts a position that is deemed Conflicted Employment (as defined below), the NEO will receive, at our sole discretion, (i) with respect to RSUs, either a cash payment or an accelerated delivery of, and removal of transfer restrictions on, the shares of Common Stock underlying those RSUs and Shares at Risk; and (ii) with respect to Restricted Stock, removal of transfer restrictions on such Restricted Stock. Additionally, in the event of such a termination, our Compensation Committee may determine to amend the terms of any then-outstanding PSUs held by the NEO.

(d)

In 2020, PMDs with eight or more years of PMD service are eligible to receive medical and dental coverage under our retiree healthcare program for themselves and eligible dependents. The 2020 healthcare program provided a 75% firm subsidy to eligible retirees and their covered dependents. The firm amended the retiree healthcare program effective January 1, 2022 to provide a subsidy equal to 100% of the individual premium for current retirees with 8 years of PMD service and active PMDs who retire with 8 years of PMD service. Any elected coverage for spouses/partners or dependents will no longer be subsidized by the firm. In addition, any new PMDs promoted or hired on or after January 1, 2021, will no longer receive a firm subsidy toward retiree healthcare and will be required to pay 100% of the retiree medical premium. Each of our NEOs (other than Ms. Seymour) is eligible for this revised subsidy; Ms. Seymour is eligible to receive access to the retiree healthcare program at full cost with no firm subsidy. The values shown in this column reflect the present value of the cost to us of the 100% individual subsidy starting in 2022 (current plan still in effect for 2021) and were determined using a December 31, 2020 retirement date and the following assumptions: a 2.87% discount rate; mortality estimates based on the PRI-2012 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality based on Scale MP-2020; estimates of future increases in healthcare subsidy costs of 6.25% pre-65, 6.75% post-65, and grading down 0.25% per year until ultimate rate of 4.50% for medical and pharmacy and 5.25% for dental; and assumptions for subsequent eligibility for alternative coverage, which would eliminate subsidies under our program (60% firm subsidized and 40% not firm subsidized). If an NEO becomes associated with certain entities, including certain Covered Enterprises, the NEO may forfeit some or all of his/her benefits and/or coverage under our retiree healthcare program.

Other Terms

As PMDs, our NEOs are generally subject to a policy of 90 days’ notice of termination of employment. We may require that an NEO be inactive (i.e., on “garden leave”) during the notice period (or we may waive the requirement).

For purposes of describing our RSUs, Restricted Stock and PSUs, the above-referenced terms have the following meanings:

“Cause” means the NEO (a) is convicted in a criminal proceeding on certain misdemeanor charges, on a felony charge or an equivalent charge, (b) engages in employment disqualification conduct under applicable law, (c) willfully fails to perform his or her duties to Goldman Sachs, (d) violates any securities or commodities laws,

60	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

COMPENSATION MATTERS—EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

rules or regulations or the rules and regulations of any relevant exchange or association of which we are a member, (e) violates any of our policies concerning hedging or pledging or confidential or proprietary information, or materially violates any other of our policies, (f) impairs, impugns, denigrates, disparages or negatively reflects upon our name, reputation or business interests or (g) engages in conduct detrimental to us.

“Change in Control” means the consummation of a business combination involving Goldman Sachs, unless immediately following the business combination either:

∎

At least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of Goldman Sachs that were outstanding immediately prior to the transaction (or by shares into which the securities of Goldman Sachs are converted in the transaction); or

∎

At least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were, at the time of our Board’s approval of the execution of the initial agreement providing for the transaction, directors of Goldman Sachs on the date of grant of the award (including directors whose election or nomination was approved by two-thirds of the incumbent directors).

“Conflicted Employment” occurs where (a) a participant resigns solely to accept employment at any U.S. federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer (other than an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X) determined by our Compensation Committee, and as a result of such employment the participant’s continued holding of our equity-based awards would result in an actual or perceived conflict of interest, or (b) a participant terminates employment and then notifies us that he/she has accepted or intends to accept employment of the nature described in clause (a).

“Covered Enterprise” includes any existing or planned business enterprise that (a) offers, holds itself out as offering or reasonably may be expected to offer products or services that are the same as or similar to those offered by us or that we reasonably expect to offer or (b) engages in, holds itself out as engaging in or reasonably may be expected to engage in any other activity that is the same as or similar to any financial activity engaged in by us or in which we reasonably expect to engage.

“Good Reason” means (a) as determined by our Compensation Committee, a materially adverse change in the NEO’s position or nature or status of the NEO’s responsibilities from those in effect immediately before the Change in Control or (b) Goldman Sachs requiring the NEO’s principal place of employment to be located more than 75 miles from the location where the NEO is principally employed at the time of the Change in Control (except for required travel consistent with the NEO’s business travel obligations in the ordinary course prior to the Change in Control).

“Solicitation” means any direct or indirect communication of any kind whatsoever (regardless of who initiated), inviting, advising, encouraging, suggesting or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Violation” includes any of the following:

∎

Participating in (or otherwise overseeing or being responsible for, depending on the circumstances, another individual’s participation) materially improper risk analysis or failing sufficiently to raise concerns about risks during the year for which the award was granted;

∎	Soliciting our clients or prospective clients to transact business with a Covered Enterprise, or to refrain from doing business with us or interfering with any of our client relationships;

∎	Failing to perform obligations under any agreement with us;

∎	Bringing an action that results in a determination that the terms or conditions of RSUs, Restricted Stock or PSUs are invalid;

∎

Attempting to have a dispute under our equity compensation plan or the applicable award agreement resolved in a manner other than as provided for in our equity compensation plan or the applicable award agreement;

∎	Any event constituting Cause;

∎	Failing to certify compliance to us or otherwise failing to comply with the terms of our equity compensation plan or the applicable award agreement;

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COMPENSATION MATTERS—COMPENSATION COMMITTEE REPORT

∎

Upon the termination of employment for any reason, receiving grants of cash, equity or other property (whether vested or unvested) from an entity to which the NEO provides services, to replace, substitute for or otherwise in respect of the NEO’s RSUs, Restricted Stock, PSUs or Shares at Risk;

∎	Soliciting any of our employees to resign from us or soliciting certain employees to apply for or accept employment (or other association) with any person or entity other than us;

∎	Hiring or participating in the hiring of certain employees by any person or entity other than us, whether as an employee or consultant or otherwise;

∎

If certain employees are solicited, hired or accepted into partnership, membership or similar status by (a) any entity that the NEO forms, that bears the NEO’s name, or in which the NEO possesses or controls greater than a de minimis equity ownership, voting or profit participation or (b) any entity where the NEO has, or will have, direct or indirect managerial responsibility for such employee; or

∎

Our firm failing to maintain our “minimum tier 1 capital ratio” (as defined in the Federal Reserve Board regulations) for 90 consecutive business days or the Federal Reserve Board or Federal Deposit Insurance Corporation (FDIC) making a written recommendation for the appointment of the FDIC as a receiver based on a determination that we are “in default” or “in danger of default.”

Compensation Committee Report

Our Compensation Committee reviewed the CD&A, as prepared by management of Goldman Sachs, and discussed the CD&A with management of Goldman Sachs. FW Cook and the CRO also reviewed the CD&A. Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Compensation Committee

Michele Burns, Chair

Drew Faust

Ellen Kullman

Lakshmi Mittal

Adebayo Ogunlesi (ex-officio)

62	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

COMPENSATION MATTERS—ITEM 2. AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)

2020 SAY ON PAY VOTE

Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)

Proposal Snapshot — Item 2. Say on Pay

What is being voted on: An advisory vote to approve the compensation of all of our NEOs.

Board recommendation: Our Board unanimously recommends a vote FOR the resolution approving the executive compensation of our NEOs.

Our Say on Pay vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our NEOs. We currently include this advisory vote on an annual basis.

We encourage you to review the following sections of this Proxy Statement for further information on our key compensation practices and the effect of shareholder feedback on NEO compensation:

∎	“Compensation Highlights” in our Executive Summary (see page 5);

∎	“2020 NEO Compensation Determinations” in our CD&A (see page 35);

∎	“How Our Compensation Committee Makes Decisions“ in our CD&A (see page 36);

∎	“Overview of Compensation Elements and Key Pay Practices“ in our CD&A (see page 41); and

∎	“2020 Compensation” in our CD&A (see page 43).

Please note that these sections should be read in conjunction with our entire CD&A (beginning on page 35), as well as the executive compensation tables and related disclosure that follow (beginning on page 54).

2020 SAY ON PAY VOTE

As required by Section 14A of the Exchange Act, the below resolution gives shareholders the opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in this Proxy Statement, including the CD&A, the executive compensation tables and related disclosure.

Accordingly, we are asking our shareholders to vote on the following resolution:

RESOLVED, that the holders of Common Stock approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and in connection with its compensation determinations.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

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COMPENSATION MATTERS—PAY RATIO DISCLOSURE

Pay Ratio Disclosure

∎

In accordance with SEC rules, we have calculated the ratio between the 2020 compensation of our CEO and the median of the 2020 compensation of all of our employees (other than the CEO) (Median Compensation Amount).

∎

Using reasonable estimates and assumptions where necessary, and in accordance with SEC rules, we have determined that the Median Compensation Amount (calculated in accordance with SEC rules) for 2020 is $139,430.

»

We identified the employee who received the Median Compensation Amount as of December 31, 2020 using the firm’s standard internal compensation methodology known as “per annum total compensation,” which measures each employee’s fixed compensation and incentive compensation for a particular year, with appropriate prorations made to reflect actual compensation paid to part-time employees and currency conversions as applicable.

∎	Mr. Solomon’s compensation for 2020, as disclosed in the Summary Compensation Table, is $23,940,657, and the ratio between this amount and the Median Compensation Amount is approximately 172:1.

∎

Our Compensation Principles, described in more detail in —Compensation Discussion and Analysis—How Our Compensation Committee Makes Decisions, apply to all of our people, regardless of their compensation level, and reflect the importance of (1) paying for performance; (2) encouraging firmwide orientation and culture; (3) discouraging imprudent risk-taking; and (4) attracting and retaining talent.

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COMPENSATION MATTERS—NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

2020 DIRECTOR COMPENSATION PROGRAM

Non-Employee Director Compensation Program

2020 DIRECTOR COMPENSATION PROGRAM

As we disclosed in our proxy statement last year, we made a change to significantly lower the total amount of compensation for our non-employee directors, starting with our 2020 Director Compensation Program. As we previously committed to do, we also included a fixed amount of annual director compensation in our SIP, for which we are seeking shareholder approval at our 2021 Annual Meeting (see —Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2021)).

Our 2020 Director Compensation Program consisted of:

COMPONENTS OF DIRECTOR COMPENSATION PROGRAM FOR 2020 SERVICE(a)	ANNUAL VALUE OF AWARD	FORM OF PAYMENT
Annual RSU Grant	$350,000	1,205 RSUs
Annual Retainer	$100,000	345 RSUs or $100,000, as per director election
Total Annual Base Compensation	$450,000 (reduced from $575,000)
Committee Chair Fee (if applicable)	$25,000	87 RSUs or $25,000, as per director election

(a)

In connection with Board service, our directors do not receive any incremental fees for attending Board or Committee meetings or serving on special committees from time to time, and Mr. Solomon did not receive any incremental compensation for service on our Board.

While our Director Compensation Program has always been designed to attract and retain highly qualified and diverse directors and align director interests with long-term shareholder interests (as further described in —Key Features of Director Compensation), the decision to make this significant reduction in compensation levels, beginning with the 2020 Director Compensation Program, was the result of a targeted review of the quantum and design of our Director Compensation Program, initiated at the direction of our Lead Director.

The table below indicates the elements and total amount of compensation determined by our Board to be awarded to each non-employee director for services performed in 2020.

	NAME	ELEMENTS OF COMPENSATION	TOTAL COMPENSATION ($)

NON-EMPLOYEE DIRECTORS	Drew Faust Mark Flaherty Lakshmi Mittal Jan Tighe David Viniar	Annual Grant in RSUs(a) Annual Retainer(b)	450,000

NON-EMPLOYEE DIRECTORS – COMMITTEE CHAIRS	Michele Burns Ellen Kullman Adebayo Ogunlesi Peter Oppenheimer Mark Winkelman	Annual Grant in RSUs(a) Annual Retainer(b) Committee Chair Fee(b)	475,000

(a)	Granted on January 20, 2021.

(b)	Paid in the form of cash and/or RSUs per director election as described above. RSUs were granted on January 20, 2021. Cash was paid quarterly, in arrears, during 2020.

In December 2020, our Governance Committee reviewed the form and amount of the Director Compensation Program, and recommended that the Board set the 2021 Director Compensation Program in an amount unchanged from 2020 levels. In connection with this review, the Governance Committee took into account:

∎	Advice from its independent consultant, including with respect to benchmarking on the form, structure and amount of peer director compensation

∎	The amount and structure of the compensation program

∎	Feedback from stakeholders

∎

Commitments made in connection with the prior settlement of the director compensation litigation, including the commitment to include a fixed amount of annual director compensation in the SIP not in excess of current levels

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COMPENSATION MATTERS—NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

KEY FEATURES OF DIRECTOR COMPENSATION

KEY FEATURES OF DIRECTOR COMPENSATION

∎  Is designed to attract and retain highly qualified and diverse directors

∎  Appropriately values the significant time commitment required of our non-employee directors

∎  Effectively and meaningfully aligns interests of directors with long-term shareholder interests

∎  Recognizes the highly regulated and complex nature of our global business and the requisite skills and experience represented among our Board members

∎  Takes into account the focus on Board governance and oversight at financial firms

∎  Reflects the shared responsibility of all directors

Significant Time commitment By Directors

In addition to preparation for and attendance at Board and Committee meetings, our directors are engaged in a variety of other ways, including:

∎  Receiving postings on significant developments and weekly informational packages

∎  Communicating and meeting with each other, senior management and key employees around the globe

∎  Meeting with our regulators

∎  Participating in firm and industry conferences and other external engagements on behalf of the Board

∎  Engaging with investors (our Lead Director and Compensation Committee Chair)

For additional information, see Corporate Governance

—Structure of our Board and Governance Practices

—Commitment of our Board.

Highlights of Our Director Compensation Program

Program features emphasize long-term alignment between director and shareholder interests.

What We Do

✓ Emphasis on Equity Compensation:

    The majority of director compensation is in the form of vested equity-based awards (RSUs). Directors may elect to receive 100% of their director compensation in the form of RSUs

✓  Hold-through Retirement Requirement:

∎  Non-employee directors must hold all RSUs granted to them during their entire tenure

∎  Shares of Common Stock underlying the RSUs do not deliver until after a director’s retirement

✓ Equity Ownership Requirements:

    All non-employee directors are required to own at least 5,000 shares of Common Stock or vested RSUs, with a five-year transition period for new directors

What We Don’t Do

×  No fees for attending meetings — attendance is expected and compensation is not dependent on Board meeting schedule

×  No fees for membership on special committees formed from time to time

×  No undue focus on short-term stock performance — director pay aligns with compensation philosophy, not short-term fluctuations in stock price

×  No hedging or pledging of RSUs permitted

×  No hedging of shares of Common Stock permitted

×  No director has shares of Common Stock subject to a pledge

Maximum of no more than 30% in cash, if elected by Director Minimum of at least 70% Equity Compensation

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COMPENSATION MATTERS—NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

DIRECTOR SUMMARY COMPENSATION TABLE

RETENTION OF INDEPENDENT NON-EMPLOYEE DIRECTOR COMPENSATION CONSULTANT

In 2020, our Governance Committee reappointed FW Cook, a compensation consultant, to conduct an independent review of our non-employee Director Compensation Program. FW Cook assessed the structure of our Director Compensation Program and its value compared to competitive market practices, taking into account the emphasis on equity compensation, the hold-though retirement requirement and other restrictions on the RSUs as well as the 2020 resolution of the director compensation litigation and the inclusion of a fixed amount of annual director compensation in the SIP.

FW Cook determined that the Director Compensation Program remained competitive with the market and continued to align the interests of our non-employee directors with the long-term interests of our shareholders.

Our Governance Committee determined that FW Cook is independent and does not have conflicts of interest in providing services to our Governance Committee.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table sets forth the 2020 compensation for our non-employee directors as determined by SEC rules, which require us to include equity awards granted during 2020 and cash compensation earned for 2020. Historically, we have granted equity-based awards to our non-employee directors for a particular year shortly after that year’s end. Accordingly, this table includes RSUs granted in January 2020 for services performed in 2019 pursuant to our 2019 Director Compensation Program and levels and cash paid during 2020 (quarterly, in arrears) for services performed in 2020 for those directors who elected to receive cash payments.

	FEES EARNED OR PAID IN CASH ($)(a)	STOCK AWARDS ($)(b)	ALL OTHER COMPENSATION ($)(c)	TOTAL ($)

Michele Burns	125,000	500,189	19,727	644,916

Drew Faust	100,000	500,189	16,000	616,189

Mark Flaherty	100,000	500,189	20,000	620,189

Ellen Kullman	—	592,086	20,000	612,086

Lakshmi Mittal	—	575,355	—	575,355

Adebayo Ogunlesi	—	600,577	—	600,577

Peter Oppenheimer	—	600,577	20,000	620,577

Jan Tighe	—	500,189	10,000	510,189

David Viniar	100,000	500,189	—	600,189

Mark Winkelman	—	600,577	45,000	645,577

(a)	For 2020, Ms. Burns elected to receive her annual retainer and Committee Chair fee in cash, and Dr. Faust and Messrs. Flaherty and Viniar elected to receive their annual retainers in cash.

(b)

The grant date fair value of RSUs granted on January 16, 2020 for service in 2019 was based on the closing price per share of Common Stock on the NYSE on the date of grant ($249.72). These RSUs were vested upon grant and provide for delivery of the underlying shares of Common Stock on the first eligible trading day in the third quarter of the year following the year of the director’s retirement from our Board.

(c)

These values reflect the amounts that were donated to charities by our firm to match personal donations made by non-employee directors in connection with requests by these directors made prior to March 1, 2021 under the Goldman Sachs employee matching gift program for 2020. We allow our directors to participate in our employee matching gift program on the same terms as our non-PMD employees, matching gifts of up to $20,000 per participating individual. For Mr. Winkelman, the amount also represents an annual cash fee of $25,000 for his service as a member of the board of directors of our subsidiary, Goldman Sachs International, during 2020.

Please refer to Beneficial Ownership for information pertaining to the outstanding equity awards (all of which are vested) held by each non-employee director as of March 1, 2021, including RSUs granted in January 2021 for services performed in 2020.

For more information on the work of our Board and its Committees, see Corporate Governance.

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COMPENSATION MATTERS—ITEM 3. APPROVAL OF THE GOLDMAN SACHS AMENDED AND RESTATED SIP (2021)

KEY FACTS ABOUT OUR 2021 SIP

Item 3. Approval of The Goldman Sachs Amended and Restated SIP (2021)

Proposal Snapshot – Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2021)

What is being voted on: The approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2021).

Board recommendation: Our Board unanimously recommends a vote FOR the approval of the 2021 SIP.

KEY FACTS ABOUT OUR 2021 SIP

On February 26, 2021, upon the recommendation of our Compensation Committee, our Board of Directors unanimously approved the 2021 SIP, subject to approval by our shareholders at this Annual Meeting.

Key Facts about our 2021 SIP

3 Year extension of our equity plan	20 million New shares being requested	Fixed amount of non-employee director compensation added

∎  Key changes to our 2021 SIP include:

»  Extending the term of the plan an additional three years beyond the current term of our 2018 SIP.

»  Requesting an increase of 20 million in the number of shares authorized for issuance under the plan. In light of shareholder engagement regarding our equity grant practices, this is the first time we are requesting new shares for our SIP approval since 2015.

»  As previously announced, adding a fixed amount of annual compensation for each non-employee director.

∎  Equity-based awards play a fundamental role in aligning our compensation with our shareholders’ interests and regulatory requirements. Without a shareholder-approved equity plan, we would be reliant on cash-settled awards as our sole method of incentive-based compensation.

»  We believe that equity-based compensation provides employees, directors, officers and consultants or other service providers with long-term exposure to the firm’s performance, aligns recipients’ interests with those of our shareholders and discourages imprudent risk-taking; equity-based awards represent a larger portion of our compensation expense than for any of our U.S.-based Peers.

»  Our regulators across the globe, including the Federal Reserve Board in the U.S. and the Prudential Regulation Authority and the Financial Conduct Authority in the U.K., expect that a substantial portion of variable compensation awarded to executives and certain other employees will be equity-based.

∎  The 2021 SIP continues to include features designed to protect shareholder interests and to reflect our Compensation Principles.

✓  No “evergreen” provision (i.e., no automatic increase in the number of shares available under the plan)

✓  Double-trigger change in control provisions that do not accelerate vesting, delivery or transferability based on a change in control alone

✓ No hedging or pledging of equity-based awards ✓ No repricing or below-market grants of stock options and SARs ✓ 50% change in control and merger consummation thresholds

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

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COMPENSATION MATTERS—ITEM 3. APPROVAL OF THE GOLDMAN SACHS AMENDED AND RESTATED SIP (2021)

STRONG TRACK RECORD OF MITIGATING DILUTION

STRONG TRACK RECORD OF MITIGATING DILUTION

∎	In light of the importance of equity-based compensation to our firm, shareholders and regulators, we have developed an active capital management program to offset potential dilution.

∎	Since the end of 2009, our Common Stock outstanding has declined 33% to a year-end record low as a result of our strong track record of returning capital to shareholders.

∎	This practice allows us to effectively manage dilution, but results in a higher burn rate.

Historical Burn Rate. Our equity-based compensation program results in a relatively high burn rate because of the broad-based participation of our employees and the higher percentage of our compensation and benefits expense that is equity-based compared to our U.S.-based Peers. Our burn rate is further inflated because of our strong history of buying back shares, which lowers our shares outstanding and consequently increases the burn rate. However, our share repurchases help us to return capital to shareholders and historically have been accretive to EPS and ROE. Since the end of 2009, our Common Stock outstanding has declined 33% to a year-end record low of 344.1 million shares. The graph below demonstrates our leading management of shares outstanding post-crisis and our efforts to mitigate dilution through buybacks.

Change in Common Stock Outstanding (2009YE–2020YE)

MS BAC WFC JPM BK C GS -33% -27% -27% -23% -20% -13%(a) 33%

(a)

BAC 2009 common shares outstanding includes 1,286 million shares relating to common equivalent securities, which were converted to common stock in February 2010. Excluding these shares, BAC’s common shares outstanding were flat from 2009 to 2020.

The following table further illustrates how share repurchases have offset increases in our Common Stock outstanding:

	2018	2019	2020	TOTAL/AVERAGE

(a) Equity-based awards granted(1)	9,230,782	12,077,810	8,923,713	30,232,305

(b) Shares repurchased(2)	(13,946,896)	(25,828,620)	(8,157,152)	(47,932,668)

(c) Common Stock outstanding	367,741,973	347,343,184	344,088,725	—

(d) Common Stock outstanding (adjusted for cumulative repurchases since 2000)(3)	889,062,439	894,492,270	899,394,963	—

(e) Unadjusted burn rate (a/c)(4)	2.5%	3.5%	2.6%	2.9%(5)

(f) Burn rate adjusted for share repurchases (a/d)(4)	1.0%	1.4%	1.0%	1.1%(5)

(1)

Reflects the gross number of shares underlying equity-based awards granted during the applicable year. In relation to 2020 year-end, during the first quarter of 2021, the firm granted to its employees 9.0 million RSUs. These awards are not included in the 2020 equity-based awards granted in the table above. For more information on our share repurchase program and our 2020 equity-based awards, see Notes 19 and 29, respectively, to our consolidated financial statements included in Part II, Item 8 of our 2020 Annual Report on Form 10-K.

(2)	Repurchases are subject to the approval of the Federal Reserve Board in the U.S. and past levels of repurchases do not guarantee any particular rate of repurchase in the future.
(3)	We repurchased approximately 555.3 million shares of Common Stock from the beginning of 2000 through December 31, 2020.
(4)

Not adjusted for any future forfeitures or cancellation of awards to satisfy tax withholding requirements, which would further reduce the burn rate if taken into account. During 2018-2020, approximately 40% of share-based awards were canceled or remitted at delivery to satisfy tax withholding requirements.

(5)	Average of underlying figures.

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COMPENSATION MATTERS—ITEM 3. APPROVAL OF THE GOLDMAN SACHS AMENDED AND RESTATED SIP (2021)

EQUITY COMPENSATION PLAN INFORMATION

2018–2020 Average Burn Rate*	2020 Burn Rate*

Unadjusted Adjusted for Repurchases Unadjusted Adjusted for Repurchases 2.9% 1.1% 2.6% 1.0%

*

Not adjusted for any future forfeitures or cancellation of awards to satisfy tax withholding requirements, which would further reduce the burn rate if taken into account. During 2018-2020, approximately 40% of share-based awards were canceled or remitted at delivery to satisfy tax withholding requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 and as of March 1, 2021 regarding securities to be issued on exercise of outstanding stock options or pursuant to outstanding RSUs and securities remaining available for issuance under our 2018 SIP and its predecessor plans (referred to herein as the 2003 SIP, the 2013 SIP and the 2015 SIP), the only equity plans that remained in effect between January 1, 2020 and March 1, 2021.

		NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (#)(a)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($)(b)		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN THE SECOND COLUMN) (#)

	PLAN CATEGORY	AS OF 12/31/20	AS OF 3/1/21	AS OF 12/31/20	AS OF 3/1/21	AS OF 12/31/20	AS OF 3/1/21

Equity compensation plans approved by security holders	2003 SIP	17,398	17,398	—	—	—	—
	2013 SIP	34,185	34,185	—	—	—	—
	2015 SIP	2,584,082	850,534	—	—	—	—
	2018 SIP	16,751,334	19,673,828	—	—	55,515,851(c)	49,690,782(c)

Equity compensation plans not approved by security holders	None	—	—	—	—	—	—

Total		19,386,999	20,575,945	—	—	55,515,851	49,690,782

(a)

Represents shares of Common Stock that may be issued pursuant to outstanding RSUs and PSUs, as applicable. These awards are subject to vesting and other conditions to the extent set forth in the respective award agreements, and the underlying shares, in each case, will be delivered net of any required tax withholding.

(b)	No options are outstanding. Shares underlying RSUs and PSUs are deliverable without the payment of any consideration, and thus no information is reportable.

(c)

Represents shares remaining to be issued under the 2018 SIP as of the applicable date, excluding shares reflected in the corresponding entry under the second column. The total number of shares of Common Stock that may be delivered pursuant to awards granted under the 2018 SIP cannot exceed 73 million shares.

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COMPENSATION MATTERS—ITEM 3. APPROVAL OF THE GOLDMAN SACHS AMENDED AND RESTATED SIP (2021)

SUMMARY OF MATERIAL TERMS OF THE 2021 SIP

SUMMARY OF MATERIAL TERMS OF THE 2021 SIP

In assessing the appropriate terms of the 2021 SIP, our Compensation Committee considered, among other items, the existing terms of the 2018 SIP, our compensation philosophy and practices, feedback from our shareholders, feedback from our regulators on our philosophy and practices, as well as input from FW Cook, the Compensation Committee’s independent compensation consultant and settlement of the non-employee director litigation.

The following summary of the material terms of the 2021 SIP is qualified in its entirety by reference to the complete text of the 2021 SIP, which is attached hereto as Annex C.

Purpose. The purposes of the 2021 SIP are to:

∎

Attract, retain and motivate officers, directors, employees (including prospective employees), consultants and others who may perform services for Goldman Sachs, to compensate them for their contributions to the long-term growth and profits of Goldman Sachs and to encourage them to acquire a proprietary interest in our success;

∎	Align the interests of officers, directors, employees, consultants and other service providers with those of our shareholders;

∎	Assist us in ensuring that our compensation program does not provide incentives to take imprudent risks; and

∎	Comply with regulatory requirements.

Types of Awards. The 2021 SIP provides for grants of the following specific types of awards, and also permits other equity-based or equity-related awards (each, an Award and, collectively, Awards). Each Award will be evidenced by an award agreement (together with any award statement or supplemental documents, an Award Agreement), which will govern that Award’s terms and conditions.

∎

RSUs. An RSU is an unfunded, unsecured promise to deliver a share of Common Stock (or cash or other securities or property) at a future date in accordance with the terms and conditions specified in the Award Agreement (including, with respect to our PSUs, satisfaction of performance-based conditions).

∎

Restricted Shares. A Restricted Share, including a Share at Risk, is a share of Common Stock that is registered in the recipient’s name, but that is subject to transfer restrictions, forfeiture provisions and/or other terms and conditions as specified in the Award Agreement. The recipient of a Restricted Share has the rights of a shareholder, including voting and dividend rights, subject to any restrictions and conditions specified in the Award Agreement.

∎

Dividend Equivalent Rights. A Dividend Equivalent Right represents an unfunded and unsecured promise to pay to the recipient an amount equal to all or any portion of the regular cash dividends that would be paid on shares of Common Stock if those shares were owned by the recipient. A Dividend Equivalent Right may be granted alone or in connection with another Award. Under the 2021 SIP, no payments will be made in respect of Dividend Equivalent Rights at a time when any applicable performance goals relating to the Dividend Equivalent Right or the related Award have not been satisfied.

∎

Options and SARs. An option entitles the recipient to purchase a share of Common Stock at an exercise price specified in the Award Agreement (including through a cashless exercise). The 2021 SIP permits grants of options that qualify as “incentive stock options” under Section 422 of the Code (ISOs) and nonqualified stock options. A SAR may entitle the recipient to receive shares of Common Stock, cash or other property on the exercise date having a value equal to the excess of market value of the underlying Common Stock over the exercise price specified in the Award Agreement. Options and SARs will become exercisable as and when specified in the Award Agreement but not later than 10 years after the date of grant. The 2021 SIP provides that we may not reset the exercise price for options and SARs and that we may not issue any options or SARs with an exercise price less than the lesser of the closing price and the average of the high and low sale prices of a share of Common Stock on the NYSE, each on the date of grant. Grants of options and SARs are subject to the individual limits described below.

Eligibility. The 2021 SIP permits grants of Awards to individuals in the following classes of persons: (1) any current or prospective director of Goldman Sachs, (2) any current or prospective officer or employee of Goldman Sachs, (3) any current or prospective consultant or other service provider to Goldman Sachs, and (4) any former director, officer or employee of, or consultant or other service provider to, Goldman Sachs solely with respect to

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COMPENSATION MATTERS—ITEM 3. APPROVAL OF THE GOLDMAN SACHS AMENDED AND RESTATED SIP (2021)

SUMMARY OF MATERIAL TERMS OF THE 2021 SIP

their final year of service to the firm. As of December 31, 2020, Goldman Sachs had 11 directors, 9 executive officers, approximately 40,500 employees and approximately 5,300 consultants or other service providers to Goldman Sachs who are, in each case, eligible to participate in the 2021 SIP.

Term. The 2021 SIP will terminate at, and no more Awards will be permitted to be granted thereunder without further shareholder approval on or after, the date of our annual meeting of shareholders that occurs in 2025. The termination of the 2021 SIP will not affect previously granted Awards.

Administration. The 2021 SIP generally will be administered by our Compensation Committee (and those to whom it delegates authority), unless our Board determines otherwise. For purposes of this summary, we refer to the committee that administers the 2021 SIP, and to any person or group to whom this committee delegates authority, as the “Committee.” The Committee is granted broad discretion to make awards under the 2021 SIP and to interpret and implement the 2021 SIP. In exercising this authority, the Committee (and to the extent exercised by the Board, the Board) will have no liability for any action taken or omitted to be taken in good faith. This means that no person, including grantees or Goldman Sachs shareholders, may hold the members of the Committee (or the Board) personally liable for their good faith actions or omissions taken under the 2021 SIP. Our Board, in its sole discretion, also may grant Awards or administer the 2021 SIP.

Shares Subject to the Plan; Other Limitations of Awards. Up to approximately 70 million shares of Common Stock may be delivered pursuant to Awards granted under the 2021 SIP (i.e., 20 million shares plus the additional approximately 50 million that remain available for issuance under the 2018 SIP). These shares may be newly issued shares or treasury shares. Each Award or share of Common Stock underlying an Award will count as one share of Common Stock for these purposes. If any Award granted under the 2021 SIP, 2018 SIP, 2015 SIP or 2013 SIP is forfeited, otherwise terminated or canceled without the delivery of shares of Common Stock, shares of Common Stock are surrendered or withheld from any Award (including to satisfy federal, state, local or foreign taxes) or shares of Common Stock are tendered to pay the exercise price of any Award granted under the 2021 SIP, 2018 SIP, 2015 SIP or 2013 SIP, then the shares covered by such forfeited, terminated or canceled Award or equal to the number of shares surrendered, withheld or tendered will again become available to be delivered pursuant to Awards granted under the 2021 SIP. In the case of an acquisition, any shares of Common Stock that we deliver with respect to an Award that we become obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity will not count against the shares of Common Stock available to be delivered pursuant to Awards under the 2021 SIP.

No more than 24 million shares of Common Stock may be delivered under the 2021 SIP pursuant to the exercise of ISOs.

In the event of any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from certain corporate transactions that affect the capitalization of Goldman Sachs, the Committee will adjust the number of shares of Common Stock issuable under the 2021 SIP and the terms of any outstanding Awards in such manner as it deems appropriate to prevent the enlargement or dilution of rights.

As of March 1, 2021, the closing price of a share of Common Stock on the NYSE was $329.92.

Fixed Amount of Non-Employee Director Compensation. The 2021 SIP fixes annual compensation for each non-employee director at an amount equal to $450,000, in the case of a non-employee director who does not serve as a chair of a committee, and $475,000, in the case of a non-employee director who serves as a committee chair. For additional detail on our non-employee director compensation program, see —Non-Employee Director Compensation Program.

Amendment. The Board may, at any time, suspend, discontinue, revise or amend the 2021 SIP in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any recipients of Awards. In general, we will seek shareholder approval: (1) for any suspension, discontinuance, revision or amendment only to the extent necessary to comply with any applicable law, rule or regulation, or (2) for any amendment to increase the fixed amount of annual non-employee director compensation.

72	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

COMPENSATION MATTERS—ITEM 3. APPROVAL OF THE GOLDMAN SACHS AMENDED AND RESTATED SIP (2021)

SUMMARY OF MATERIAL TERMS OF THE 2021 SIP

Double-Trigger Change in Control. The Committee may include provisions in any Award Agreement relating to a Change in Control, including the acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any outstanding Awards. No such acceleration, lapse or deemed satisfaction may occur with respect to a Change in Control unless (in addition to any other conditions set forth in the Award Agreement):

∎	The Change in Control occurs; and

∎	The recipient’s employment is terminated by us without Cause or by the recipient for Good Reason within 18 months following the Change in Control.

“Change in Control,” “Cause” and “Good Reason” are defined in the 2021 SIP and, unless the Award Agreement indicates otherwise, have the same meanings set forth above under —Executive Compensation—Potential Payments Upon Termination or Change in Control.

No Hedging, Pledging or Transferring Awards. Except as provided in the Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the 2021 SIP may be sold, transferred, pledged, hedged, exchanged, assigned, hypothecated, fractionalized or otherwise disposed of (including through the use of any cash-settled instrument) other than by will or by the laws of descent and distribution, and all Awards (and any rights thereunder) shall be exercisable during the life of the recipient only by the recipient or by the recipient’s legal representative. The Committee may adopt procedures pursuant to which some or all recipients of RSUs or Restricted Shares may transfer some or all of these Awards through a gift for no consideration to any immediate family member or a trust in which the recipient and/ or the recipient’s immediate family members in the aggregate have 100% (or such lesser amount as determined by the Committee from time to time) of the beneficial interest (as determined pursuant to such procedures), provided that the Award will continue to remain subject to the same terms and conditions. In addition, the Committee may adopt procedures pursuant to which a recipient may be permitted to bequeath some or all of the recipient’s outstanding RSUs under the recipient’s will to a charitable organization.

Repayment. If the Committee determines that all terms and conditions of the 2021 SIP and the Award Agreement in respect of an Award were not satisfied, then the recipient will be obligated immediately upon our demand, as determined by us in our sole discretion, (i) either to (A) return to us the number of shares of Common Stock received under the Award or (B) pay us an amount equal to the fair market value of such shares determined at the time of delivery for RSUs or at vesting or transferability for Restricted Shares, in each case, without reduction for any shares of Common Stock or amount applied to satisfy withholding tax or other obligations in respect of such shares (other than the payment of an exercise price), and (ii) to repay to us property or cash received under any Dividend Equivalent Rights.

Right of Offset. We have the right to offset against our obligation to (i) deliver shares of Common Stock (or other property or cash), (ii) release restrictions and/or other terms and conditions in respect of Restricted Shares or (iii) pay dividends or make payments under Dividend Equivalent Rights (granted alone or in connection with any Award), in each case, under the 2021 SIP or any Award Agreement, any outstanding amounts the recipient then owes to us and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Our right to offset is subject to the constraints of Section 409A of the Code.

Other Terms of Awards. No recipient of any Award under the 2021 SIP will have any of the rights of a shareholder of Goldman Sachs with respect to shares subject to an Award until the delivery of the shares. Awards under the 2021 SIP may be granted in lieu of, or determined by reference to, cash bonus and/or other compensation.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	73

COMPENSATION MATTERS—ITEM 3. APPROVAL OF THE GOLDMAN SACHS AMENDED AND RESTATED SIP (2021)

NEW PLAN BENEFITS

NEW PLAN BENEFITS

The amount of each participant’s Awards, if any, for 2021 will be determined in the discretion of the Committee and therefore cannot be calculated. As a result, we cannot determine the number or type of Awards that will be granted under the 2021 SIP to any participant for 2021. The RSUs and/or PSUs granted for 2020 compensation, which would not have changed if the 2021 SIP had been in place instead of the 2018 SIP, were as follows:

NAME AND POSITION	DOLLAR VALUE ($)(a)	NUMBER OF UNITS (#)

David M. Solomon, Chairman and CEO	10.9 million	37,354

John E. Waldron, President and COO	10.0 million	34,393

Stephen M. Scherr, CFO	8.2 million	28,196

John F.W. Rogers, EVP	6.6 million	22,722

Karen P. Seymour, Former EVP and General Counsel	5.1 million	17,558

Current executive officers as a group	59.7 million	205,395

Current non-employee directors as a group	4.2 million	14,468

Employees other than executive officers as a group	2.6 billion	8.8 million

(a)

Dollar value reflects the gross number of RSUs and/or PSUs granted by our Board and/or Compensation Committee multiplied by the closing price per share of our Common Stock on the NYSE on the applicable grant date.

U.S. FEDERAL TAX IMPLICATIONS OF RSUS, RESTRICTED SHARES, OPTIONS AND SARS

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to the grant of RSUs, Restricted Shares, stock options and SARs. This description is not intended to, and does not, provide or supplement tax advice to recipients of Awards. Recipients are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of Awards under the 2021 SIP, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes.

RSUs. A recipient of an RSU (whether time-vested or subject to achievement of performance goals) will not be subject to income taxation at grant. Instead, the recipient will be subject to income tax at ordinary rates on the fair market value of the Common Stock (or the amount of cash) received on the date of delivery. The recipient will be subject to FICA (Social Security and Medicare) tax at the time any portion of such Award is deemed vested for tax purposes. The fair market value of the Common Stock (if any) received on the delivery date will be the recipient’s tax basis for purposes of determining any subsequent gain or loss from the sale of the Common Stock, and the recipient’s holding period with respect to such Common Stock will begin at the delivery date. Gain or loss resulting from any sale of Common Stock delivered to a recipient will be treated as long- or short-term capital gain or loss depending on the holding period.

Restricted Shares. A recipient of a Restricted Share will be subject to income tax at ordinary rates, as well as FICA (Social Security and Medicare) tax, on the fair market value of the Common Stock (or the amount of cash) on the date that the Award is deemed vested for tax purposes (which may be the same as the grant date). The fair market value of the Common Stock (if any) on this date will be the recipient’s tax basis for purposes of determining any subsequent gain or loss from the sale of the Common Stock, and the recipient’s holding period with respect to such Common Stock will begin on such date. Gain or loss resulting from any sale of Common Stock underlying an award of Restricted Shares will be treated as long- or short-term capital gain or loss depending on the holding period.

If permitted by the applicable award agreement, pursuant to Section 83(b) of the Code and the regulations thereunder and solely to the extent the Restricted Shares are not considered vested for tax purposes on the grant date, a recipient may elect, within thirty days after the date of the grant of the Restricted Shares, to recognize as of the grant date ordinary income equal to the fair market value of the shares of Common Stock awarded (less any amount the recipient may have paid for the shares), determined on the date of grant (without regard to the forfeiture conditions and transfer restrictions). Such income will be subject to income tax withholding, as well as FICA (Security and Medicare) tax at the time of making such election. If a recipient makes this election, the recipient’s holding period will begin the day after the date of grant and no additional income will

74	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

COMPENSATION MATTERS—ITEM 3. APPROVAL OF THE GOLDMAN SACHS AMENDED AND RESTATED SIP (2021)

U.S. FEDERAL TAX IMPLICATIONS OF RSUS, RESTRICTED SHARES, OPTIONS AND SARS

be recognized by the recipient on the date the Award is considered vested for tax purposes. However, if the recipient forfeits the Restricted Shares before such date the Award is considered vested for tax purposes, no deduction or capital loss will be available except to the extent of any amounts the recipient may have paid for the shares (even though the recipient previously recognized income with respect to such forfeited Restricted Shares).

Nonqualified Options and SARs. The grant of a nonqualified option (i.e., other than an ISO) or SAR will create no tax consequences at the grant date for the recipient or Goldman Sachs. Upon exercising such an option or SAR, the recipient will recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock (and/or cash or other property) acquired on the date of exercise over the exercise price, and will be subject to FICA tax in respect of such amounts. A recipient’s disposition of Common Stock acquired upon the exercise of a nonqualified option or SAR generally will result in long- or short-term capital gain or loss measured by the difference between the sale price and the recipient’s tax basis in such shares (the tax basis in the acquired shares of Common Stock generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the option).

Special Tax Treatment of ISOs. A recipient will not recognize taxable income upon exercising an ISO except that the alternative minimum tax may apply. Upon a disposition of Common Stock acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the recipient generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the Common Stock at the date of exercise of the ISO over the exercise price or (ii) the amount realized upon the disposition of the ISO Common Stock over the exercise price. Otherwise, a recipient’s disposition of Common Stock acquired upon the exercise of an ISO for which the ISO holding periods are met generally will result in long-term capital gain or loss measured by the difference between the sale price and the recipient’s tax basis in such shares (the tax basis in the acquired shares of Common Stock for which the ISO holding periods are met generally being the exercise price of the ISO).

Deduction. Goldman Sachs generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the recipient in connection with the delivery of Common Stock pursuant to an RSU, the vesting of a Restricted Share or the exercise of an option or SAR. Goldman Sachs will not be entitled to any tax deduction with respect to an ISO if the recipient holds the shares for the ISO holding periods prior to disposition of Common Stock, and is generally not entitled to a tax deduction for an ISO (or any other award) with respect to any amount that represents compensation in excess of $1 million paid to “covered employees” under Section 162(m) of the Code.

Section 409A. Some Awards under the 2021 SIP may be considered to be deferred compensation subject to special U.S federal income tax rules (Section 409A of the Code). Failure to satisfy the applicable requirements under these provisions for Awards considered deferred compensation would result in the acceleration of income and additional income tax liability to the recipient, including certain penalties. The 2021 SIP and Awards under the 2021 SIP are intended to be designed and administered so that any Awards under the 2021 SIP that are considered to be deferred compensation will not give rise to any negative tax consequences to the recipient under these provisions.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	75

AUDIT MATTERS—ITEM 4. RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

ASSESSMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Matters

Item 4. Ratification of PwC as our Independent Registered Public Accounting Firm for 2021

Proposal Snapshot — Item 4. Ratification of PwC as our Independent Registered Public Accounting Firm for 2021

What is being voted on: Ratification of the appointment of PwC as our independent registered public accounting firm for 2021.

Board recommendation: Our Board unanimously recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2021.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. Our Audit Committee has appointed PwC as our independent registered public accounting firm for 2021. We are submitting the appointment of our independent registered public accounting firm for shareholder ratification at our Annual Meeting, as we do each year.

ASSESSMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The members of our Audit Committee believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of our firm and our shareholders. In making this determination, our Audit Committee considered a variety of factors, including:

∎ Independence ∎ Candor and insight provided to Audit Committee ∎ Proactivity ∎ Ability to meet deadlines and respond quickly ∎ Feasibility / benefits of audit firm / lead partner rotation

∎  Content, timeliness and  practicality of PwC communications with management

∎  Adequacy of information provided on accounting issues, auditing issues and regulatory developments affecting financial institutions

∎  Timeliness and accuracy of all
services presented to Audit
Committee for pre-approval
and review

∎  Management feedback

∎  Lead partner performance

∎  Comprehensiveness of
evaluations of internal
control structure

In particular, our Audit Committee took into account:

Key Considerations of PwC

Audit Quality and Efficiency

∎

PwC’s knowledge of the firm’s business allows it to design and enhance its audit plan by focusing on core and emerging risks, investing in technology to increase efficiency and capturing cost efficiencies through iteration.

∎

PwC has a global footprint and the expertise and capability necessary to handle the breadth and complexity of the audit of the firm’s global business, accounting practices and internal control over financial reporting.

Candid and Timely Feedback

∎

PwC generally attends each meeting of our Audit and Risk Committees and meets regularly in closed sessions with our Audit Committee so that it can provide candid feedback to the Committees regarding management’s control frameworks to address existing and new risks.

∎

PwC’s familiarity with the firm’s control infrastructure and accounting practices allow it to analyze the impact of business or regulatory changes in a timely manner and provide our Audit Committee with an effective, independent evaluation of management’s strategies, implementation plans and/or remediation efforts.

76	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

AUDIT MATTERS—ITEM 4. RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independence

∎

PwC is an independent public accounting firm and is subject to oversight and inspection by the United States Public Company Accounting Oversight Board (PCAOB) (the results of which are communicated to our Audit Committee), Big 4 peer reviews and SEC regulations.

∎

Both the firm and PwC have controls to ensure the continued independence of PwC, including firm policies limiting the hiring of audit team members and PwC policies and procedures to maintain independence.

∎	Mandatory lead audit partner rotation ensures a regular influx of fresh perspective balanced by the benefits of having a tenured auditor with institutional knowledge.

Audit Committee’s Controls

∎	Frequent closed sessions with PwC as well as a comprehensive annual evaluation.

∎	Direct involvement by our Audit Committee and our Audit Committee Chair in the periodic selection of PwC’s new lead audit partner.

∎	Responsibility for the audit fee negotiations associated with the retention of PwC, including considering the appropriateness of fees relative to both efficiency and audit quality.

∎

Advance approval (by Audit Committee or Audit Committee Chair) of all services rendered by PwC to us and our consolidated subsidiaries. These services include audit, audit-related services (including attestation reports, employee benefit plan audits, accounting and technical assistance, risk and control services and due diligence-related services) and tax services, subject to quarterly fee limits applicable to each project and to each category of services.

∎

Review of information regarding PwC’s periodic internal quality reviews of its audit work, external data on audit quality and performance such as feedback provided by the PCAOB and PwC’s conformance with its independence policies and procedures.

We are asking shareholders to ratify the appointment of PwC as our independent registered public accounting firm as a matter of good corporate practice, although we are not legally required to do so. If our shareholders do not ratify the appointment, our Audit Committee will reconsider whether to retain PwC, but still may retain them. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our firm and our shareholders.

A representative of PwC is expected to be present at our Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table provides information about fees paid by us to PwC.

	2020 ($ IN MILLIONS)	PERCENT OF 2020 SERVICES APPROVED BY AUDIT COMMITTEE	2019 ($ IN MILLIONS)	PERCENT OF 2019 SERVICES APPROVED BY AUDIT COMMITTEE

Audit Fees	69.5	100%	69.7	100%

Audit-Related Fees(a)	13.0	100%	10.8	100%

Tax Fees(b)	1.5	100%	3.9	100%

All Other Fees	—	—	—	—

(a)	Audit-related fees include attest services not required by statute or regulation and employee benefit plan audits.

(b)

The nature of the tax services is as follows: tax return preparation and compliance, tax advice relating to transactions, consultation on tax matters and other tax planning and advice. Of the $1.5 million for 2020, approximately $1.0 million was for tax return preparation and compliance services.

PwC also provides audit and tax services to certain asset management funds managed by our subsidiaries. Fees paid to PwC by these funds for these services were $49.0 million in 2020 and $89.7 million in 2019.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	77

AUDIT MATTERS—REPORT OF OUR AUDIT COMMITTEE

Report of our Audit Committee

Management is responsible for the preparation, presentation and integrity of Goldman Sachs’ financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of Goldman Sachs’ financial statements and of its internal control over financial reporting in accordance with the standards of the PCAOB and expressing an opinion as to the conformity of Goldman Sachs’ financial statements with generally accepted accounting principles, including critical audit matters, if any, addressed during the audit, and the effectiveness of its internal control over financial reporting. The independent registered public accounting firm has free access to the Committee to discuss any matters they deem appropriate.

In performing its oversight role, the Committee has considered and discussed the audited financial statements with each of management and the independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB and the SEC. The Committee has received the written disclosures and the letter from the independent registered public accounting firm in accordance with the applicable requirements of the PCAOB regarding the auditor’s communications with the Committee concerning independence and has discussed with the registered public accounting firm its independence. The Committee, or the Committee Chair if designated by the Committee, approves in advance all audit and any non-audit services rendered by the independent registered public accounting firm to us and our consolidated subsidiaries. See —Item 4. Ratification of PwC as our Independent Registered Public Accounting Firm for 2021.

Based on the reports and discussions described in this Report, the Committee recommended to the Board that the audited financial statements of Goldman Sachs for 2020 be included in the 2020 Annual Report on Form 10-K.

Audit Committee

Peter Oppenheimer, Chair

Mark Flaherty

Adebayo Ogunlesi (ex-officio)

Jan Tighe

Mark Winkelman

78	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

ITEMS 5-8. SHAREHOLDER PROPOSALS

Items 5-8. Shareholder Proposals

We are committed to active engagement with our shareholders. If you would like to speak with us, please contact our Investor Relations team at gs-investor-relations@gs.com.

Proposal Snapshot — Items 5-8. Shareholder Proposals

What is being voted on: In accordance with SEC rules, we have set forth below certain shareholder proposals, along with the supporting statements of the respective shareholder proponents, for which we and our Board accept no responsibility. These shareholder proposals are required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting.

Board recommendation: As explained below, our Board unanimously recommends that you vote AGAINST each shareholder proposal.

For detailed information on the vote required with respect to these shareholder proposals and the choices available for casting your vote, please see Frequently Asked Questions.

Item 5. Shareholder Proposal Regarding Shareholder Right to Act by Written Consent

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California, 90278, beneficial owner of 20 shares of Common Stock, is the proponent of the following shareholder proposal. The proponent has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

PROPONENT’S STATEMENT

Proposal 5 - Shareholder Right to Act by Written Consent

Shareholders request that our board of directors take such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won 88%-support at an AT&T annual meeting. And this was before the shareholder right to call a special in-person shareholder meeting was eliminated by the 2020 pandemic. Goldman Sachs management put up a smoke screen of outlandish theoretical objections to this proposal topic in 2020 but failed to give a single example of its theoretical objections ever taking place at any company whatsoever.

The Bank of New York Mellon Corporation (BK) said it adopted written consent in 2019 after 45%-support for a written consent shareholder proposal. And this BK action was a year before the pandemic put an end to in-person shareholder meetings - perhaps forever. It is so much easier for management to conduct an online shareholder meeting that management is now spoiled and will never want to return to an in-person shareholder meeting.

Also it currently it takes the formal backing 25% of all shares in existence to call for the newly downgraded special meeting, which can be an online meeting. This means that it takes the backing of almost 33% of the shares that normally cast ballots at the annual meeting to call for a special shareholder meeting.

Shareholders need to be able to accomplish more outside of a shareholder meeting due to the onslaught of online shareholder meetings replacing in-person shareholder meetings.

With the near universal use of online annual shareholder meetings, which can last only 10-minutes, shareholders no longer have the right to engage with management and directors at a shareholder meeting. Special shareholder meetings can now be online meetings which has an inferior format to even a Zoom meeting.

Shareholders are also severely restricted in making their views known at online shareholder meetings because all challenging questions and comments can be screened out.

For instance the Goodyear shareholder meeting was spoiled by a trigger-happy management mute button for shareholders. And AT&T would not allow shareholders to speak.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	79

ITEMS 5-8. SHAREHOLDER PROPOSALS

Please see:

Goodyear’s virtual meeting creates issues with shareholder

https://www.crainscleveland.com/manufacturing/goodyears-virtual-meeting-creates-issues-shareholder

Please see:

AT&T investors denied a dial-in as annual meeting goes online

https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

Now more than ever shareholders need to have the option to take action outside of a shareholder meeting and send a wake-up call to management, if need be, since tightly controlled online shareholder meetings are a shareholder engagement wasteland.

Please vote yes:

Shareholder Right to Act by Written Consent – Proposal 5

DIRECTORS’ RECOMMENDATION

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Our Board regularly seeks input from shareholders to ensure our policies reflect best practices and are appropriately aligned with shareholder interests. We appreciate that certain of our shareholders may view action by written consent as an important right (so long as proper protections are included), and we acknowledge that views vary across our diverse shareholder base.

We appreciate the concerns raised by the proponent in his proposal regarding the conduct of certain virtual annual meetings in 2020. In evaluating this proposal, we took stock of the procedures at our 2020 virtual annual meeting, including that all shareholder proponents were permitted to present their proposals live, shareholders were able to submit questions both before and during a clearly designated portion of the annual meeting and the text of shareholder questions were generally not modified and were read out by our Chairman and CEO as submitted. Over the course of our extensive shareholder engagement since our 2020 virtual annual meeting — including with the proponent — we are not aware of any shareholders who had concerns or complaints regarding the way in which we conducted our 2020 Annual Meeting.

Our Board continues to believe that, as proposed, permitting shareholder action by written consent does not promote transparency and does not contain necessary shareholder protections.

Given our ongoing commitment to corporate governance best practices, including Board-level engagement with stakeholders and commitment to shareholder meeting best practices, we continue to believe that the adoption of this proposal is unnecessary and not in the best interests of our firm or our shareholders.

∎

We are committed to active engagement with our shareholders and other stakeholders. Core to this is the ability for shareholders to raise important matters to our attention, including in the context of a shareholders’ meeting where all shareholders have proper notice and the ability to participate.

»

In addition to governance practices that enhance the rights of all shareholders (examples of which are described below), our firm and our Board maintain open lines of communication with our shareholders (see Stakeholder Engagement).

»

For example, during 2020 our Lead Director met with shareholders representing over 25% of our shares outstanding on topics such as Board effectiveness, compensation, the Board’s independent oversight of strategy, culture and reputational risk and Board and executive succession planning.

∎	Matters to be acted on by shareholders should be communicated to and voted on by all shareholders in the context of an annual or special meeting, with adequate time to consider the matters proposed.

»

Our governing documents provide protections, such as advance notice and thorough public disclosure to all shareholders, for the conduct of business at annual and special meetings to ensure a transparent, well- informed, fair and equitable process.

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ITEMS 5-8. SHAREHOLDER PROPOSALS

»

In contrast, if shareholders are permitted to act by written consent as proposed, nearly half of our shareholders could be deprived of these important rights and of the opportunity to participate in decisions that could have significant ramifications for our firm and shareholders.

»	Annual and special meetings also allow opportunity for discussion and interaction amongst shareholders and management so that all points of view may be considered prior to a vote.

∎

In addition to our shareholder right to call a special meeting and demonstrated commitment to shareholder engagement, we maintain strong governance practices that protect the rights of all shareholders. For example:

»	Independent Lead Director with expansive duties.

»	Experienced and diverse Board, which held 74 Board and Committee meetings during 2020.

»	Proxy access provisions, proactively adopted in 2015. Any shareholder may also suggest a director candidate to our Governance Committee at any time for consideration.

»	Single class shareholder structure.

»	No supermajority vote requirements.

»	Annual elections of directors; majority voting with resignation policy for directors in uncontested elections.

»	No “poison pill.”

∎	Action by written consent as proposed does not promote transparency, which may cause confusion, as well as promote short-termism or special interests. For example:

»

Our Board may be denied the opportunity to consider the merits of a proposed action and to suggest alternative proposals for shareholder evaluation that may be in the best interests of our shareholders and in the long-term interests of our firm.

»

In addition, nearly half of our shareholders may not even be made aware of an action by written consent, depriving them of their rights and potentially causing confusion across our diverse shareholder base.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	81

ITEMS 5-8. SHAREHOLDER PROPOSALS

Item 6. Shareholder Proposal Regarding a Report on the Effects of the Use of Mandatory Arbitration

The Nathan Cummings Foundation, 475 Tenth Ave, 14th Floor, New York, New York 10018, beneficial owner of 290 shares of Common Stock, is the proponent of the following shareholder proposal. The proponent has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

PROPONENT’S STATEMENT

RESOLVED:

Shareholders of The Goldman Sachs Group, Inc. (“Goldman Sachs”) ask the Board of Directors to oversee the preparation of a public report on the impact of the use of mandatory arbitration on Goldman Sachs’s employees and workplace culture. The report should evaluate the impact of Goldman Sachs’s current use of arbitration on the prevalence of harassment and discrimination in its workplace and on employees’ ability to seek redress. The report should be prepared at reasonable cost and omit proprietary and personal information.

WHEREAS:

Title VII of the Civil Rights Act of 1964 states that it is unlawful “to discriminate against any individual with respect to his compensation, terms, conditions, or privileges of employment, because of such individual’s race, color, religion, sex, or national origin.”1 Nevertheless, 48 percent of African Americans and 36 percent of Hispanics have experienced race-based workplace discrimination.2 More than half of senior-level women say that they have been sexually harassed during their careers, with African American women facing an increased relative risk of sexual harassment in the workplace.3

A workplace that tolerates harassment invites legal, brand, financial and human capital risk. Companies may experience reduced morale, lost productivity, absenteeism and challenges in attracting and retaining talent. Unexpected leadership changes following allegations of harassment or discrimination put shareholder value at risk.

In contrast, research by McKinsey & Company found that companies with high levels of ethnic and cultural diversity are 33 percent more likely to outperform in profitability while those in the top quartile for gender diversity are 27 percent more likely to have superior value creation.4 A study by the Wall Street Journal found that over the five-year period ended June 28, 2019, the 20 most diverse companies in the S&P 500 had an average annual stock return that was almost six percent higher than the 20 least-diverse companies.5

Goldman Sachs requires its employees to agree to arbitrate employment-related claims. Mandatory arbitration limits employees’ remedies for wrongdoing, keeps misconduct secret and prevents employees from learning about shared concerns.6

Arbitration clauses face a changing regulatory landscape. Attorneys general from every state voiced support for ending forced arbitration of sexual harassment claims in 2018. In 2019, the U.S. House of Representatives passed a bill banning mandatory arbitration. California banned the use of arbitration agreements as a condition of employment, Washington state invalidated contracts requiring arbitration of sexual harassment claims and the New York Supreme Court refused to compel arbitration in a harassment lawsuit. Continuing to rely on arbitration clauses for protections, when these may be removed retroactively, creates a long-tail risk for our company. Investors’ concerns about arbitration’s potential to allow harassment and discrimination to go unseen are pertinent to Goldman Sachs, where thousands of women have alleged gender bias.

1	https://www.eeoc.gov/laws/statutes/titlevii.cfm
2	https://www.nbcnews.com/politics/politics-news/poll-64-percent-americans-say-racism-remains-majorproblemn877536
3	https://www.wsj.com/articles/what-metoo-has-to-do-with-the-workplace-gender-gap-1540267680; https://onlinelibrary.wiley.com/doi/abs/10.1111/gwao.12394
4	https://www.mckinsey.com/~/media/mckinsey/business%20functions/organization/our%20insights/delivering%20through%20diversity/ delivering-through-diversity_full-report.ashx
5	https://www.wsj.com/articles/the-business-case-for-more-diversity-11572091200
6	https://www.eeoc.gov/eeoc/systemic/review/

82	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

ITEMS 5-8. SHAREHOLDER PROPOSALS

DIRECTORS’ RECOMMENDATION

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

We share the proponent’s views relating to workplace harassment and discrimination. As our Chairman and CEO recently reinforced, in no uncertain terms, there is no place at Goldman Sachs for discrimination or harassment against any individual or group in any form. A cornerstone of our culture is our commitment to providing a safe and inclusive workplace for all employees. These values are embedded in and regularly reinforced at, every step of our people’s careers, from onboarding to training and performance, development, compensation and promotion processes. Further, our policies and practices were recently reviewed and enhanced in the context of the “Me Too” movement.

Our arbitration program, which provides mutual benefits to the firm and our people, is in compliance with all relevant rules and regulations. We do not believe that there is any limitation on our employees’ ability to seek redress of any claim, including employment-related claims. To this end, in light of our “zero tolerance” approach to harassment and discrimination, our robust firmwide controls designed to prevent and address employee misconduct and our ongoing commitments to promote diversity and inclusion, we believe that the adoption of this proposal is unnecessary and not in the best interest of our firm or our shareholders.

∎

We believe disputes between our employees and the firm are best resolved in arbitration, regardless of who the employee is or what claim they are asserting. Arbitration provides important benefits to both employers and employees and is in no way used to cover up “bad behavior.”

»	Our arbitration provisions expressly carve out reports to, and charges filed with, government agencies, including the SEC, the Equal Employment Opportunity Commission and state agencies.

»	We encourage employees to come forward to report misconduct through our robust, multi-channel internal and external complaint process.

»	We maintain a disciplinary framework approved by our prudential regulators to ensure that misconduct, including harassment and discrimination, is investigated and addressed.

»

Many of the firm’s employees (including investment bankers, traders and private wealth advisors) are required to arbitrate any claims with the firm under FINRA rules. Our arbitration program, which is in compliance with all relevant rules and regulations, applies these rules consistently across the firm.

∎	Arbitration provides a number of mutual benefits to the firm and our people, including:

»

Quicker resolution of disputes: The arbitration process is more efficient and streamlined than litigation in court; parties have their disputes resolved much more quickly in arbitration than in court, where appeals and delays relating to discovery and motion practice can result in multi-year litigation.

»	Lower costs for both parties: Because of the speed of resolution, it typically costs less to arbitrate than to litigate for all parties involved.

»

No limitation on rights or remedies: Arbitrators are required to follow the same substantive laws that exist in court proceedings, and are permitted to award the same remedies available in court, including compensatory damages, punitive damages and attorneys’ fees.

»	Flexibility: Arbitration offers flexibility to tailor proceedings to parties’ needs and preferences. In addition, the parties jointly select the arbitrator, whereas in court the judge is assigned.

∎

We have robust firmwide controls designed to encourage reporting and prevent and address employee misconduct. Consistent with our Business Principles and Core Values, we strive to maintain the highest standards of conduct at all times.

»	Ongoing Focus on Employee Conduct

–

Arbitration cannot be considered in a vacuum, and must be considered in the context of our firm culture, including our “zero tolerance” approach to discrimination and harassment. We strive to ensure the highest standards of conduct at all times, consistent with our Business Principles and Core Values.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	83

ITEMS 5-8. SHAREHOLDER PROPOSALS

–

We emphasize that we all have a shared responsibility to exercise sound judgment, mitigate risk and escalate concerns, and our Board holds senior management accountable for embodying an appropriate “tone at the top” and maintaining and communicating a culture that emphasizes our values.

–

As part of our ongoing commitment to dialogue, education and formal training, we offer a broad range of programs focused on our business standards and conduct, and have established select committees focused on conduct.

–

For example, in 2019, we launched “A Culture of Respect,” an annual mandatory training program for all employees globally focused on respect in the workplace, our collective responsibility to challenge unacceptable behavior and the role of leaders and managers in promoting a respectful environment.

–

In addition, our Firmwide Conduct Committee, with senior partner-level membership, is responsible for defining and implementing the firm’s conduct risk program, particularly the relationship between conduct and culture.

»	Escalation Channels

–

As part of our Business Integrity Program, we maintain a multi-channel internal and external (including external counsel) complaint process that encourages employees to raise concerns without reprisal.

–

Regardless of the manner of escalation, all matters are carefully reviewed and investigated internally and/ or externally, as appropriate, with the highest discretion, and the firm strictly prohibits any retaliation for reporting potential employee misconduct.

»	“Me Too” Movement. In 2018, in the context of the “Me Too” movement we reviewed and strengthened our policies and procedures, including by:

–	Expanding our sexual harassment policy statement;

–	Implementing more comprehensive external reporting mechanisms for employees, including the option of reporting to female professionals; and

–	Enhancing our sexual harassment investigation protocol, including by establishing guiding principles, confidentiality and support considerations and clear best practices.

84	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

ITEMS 5-8. SHAREHOLDER PROPOSALS

Item 7. Shareholder Proposal Regarding Conversion to a Public Benefit Corporation

Harrington Investments, Inc., 1001 2nd Street, Suite 325, Napa, California, 94559, beneficial owner of 100 shares of Common Stock, is the proponent of the following shareholder proposal. The proponent has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

PROPONENT’S STATEMENT

Our company’s Chairman and Executive Officer, in August 2019, signed a “Statement on the Purpose of a Corporation,” committing our company to serve all stakeholders, including shareholders as stakeholders; and

Goldman will have paid over $15.9 billion dollars in penalties for investment and lending abuses since 2000, including the recent $2.9 billion settlement to resolve the 1Malaysia Development Berhad bribery scandal;

Our company has received nearly $950 billion dollars in Federal loans, guarantees and bailout assistance since 1997, entailing a social debt to taxpayers;

Shareholders last year filed a resolution with our company requesting that our board as fiduciaries review the Statement and publish recommendations regarding appropriate implementation of the statement, however, our board opposed the resolution and took no action;

The COVID-19 pandemic arrived prior to our 2020 shareholders’ annual meeting, making our company’s commitment to stakeholders even more timely and urgent for our company to implement;

The U.S. economy has been torn asunder and millions of Americans have lost their jobs and it may take many years for it to recover fully;

At the 2020 annual meeting, the proponent asked management whether it will reduce or eliminate dividends, stock buybacks and executive bonuses; expand financial assistance to communities most in need; and delineate how our company will treat all of our constituents as stakeholders, focusing on generating long-term shareholder value;

In response to the pandemic, our company and its employees made generous global financial contributions to those in the greatest need, but there now exists the opportunity to convert to a Public Benefit Corporation pursuant to Delaware law to institutionalize a long-term commitment to all stakeholders consistent with our CEO’s pledge on behalf of Goldman Sachs; and

By amending our corporation’s Certificate of Incorporation to become a Public Benefit Corporation, Goldman Sachs would be structured to operate in the best interests of all of those materially affected by its conduct, which would include multiple stakeholders, including shareholders. The State of Delaware recently adopted new amendments that makes the adoption of the new structure even more attractive and accessible and reduces certain board member fiduciary liabilities for breaches of stakeholder interests; be it therefore

Resolved, that shareholders request the Board approve an amendment to the company’s Restated Certificate of Incorporation to become a Public Benefit Corporation pursuant to Delaware law and to submit the proposed amendment to shareholders for approval. Such a change would enable the company to operate in a responsible and sustainable manner that balances the stockholders’ pecuniary interests, and the best interests of those stakeholders affected by the corporation’s conduct.

Supporting Statement: The proponent recommends that the Board, in its discretion, consider stating the public purpose in the amended certificate that reflects a forward looking vision regarding Goldman Sachs’ unique ability to respond appropriately for all global stakeholders drawing upon lessons learned from the deadly pandemic.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	85

ITEMS 5-8. SHAREHOLDER PROPOSALS

DIRECTORS’ RECOMMENDATION

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

We have long believed that a company should benefit all of its stakeholders, including its employees, clients, communities, shareholders, vendors and suppliers, and this approach is embedded in all that we do. Our ability to successfully execute on our purpose — advancing sustainable economic growth and financial opportunity — and drive long-term shareholder value is integrally related to how well we serve our clients and customers, manage our people and support our broader stakeholders, including the communities in which we live and work.

We are proud to have been a signatory to the Business Roundtable’s Statement on the Purpose of a Corporation in 2019, which was a reflection of our long-standing principles and our governance and management framework.

In light of our ongoing focus on advancing the interests of all of our stakeholders, as well as various considerations relating to the practicality and appropriateness of converting to a public benefit corporation, particularly for a financial services firm, we believe that the adoption of this proposal is unnecessary and not in the best interests of our firm or our shareholders.

∎	Our firm’s foundational documents already expressly provide for the consideration of stakeholder interests in taking any corporate action – and have done so since our IPO.

»

Since our initial public offering, our Certificate of Incorporation has explicitly provided for the consideration of stakeholder interests — together with the interests of our shareholders — in connection with the taking of any corporate action. This includes our current and retired employees, our clients and customers and our contributions to our communities, among other considerations.

»	This clearly demonstrates that in our current corporate form we are permitted to — and do — appropriately consider stakeholder interests in order to carry out our purpose and drive shareholder value.

∎	Converting to a public benefit corporation could create unnecessary cost and uncertainty, while providing shareholders and other stakeholders with limited, if any, benefit.

»

Operational and Market Uncertainty. To our knowledge, only a handful of U.S. publicly traded corporations are, or have newly converted to be, public benefit corporations, and no major global financial institutions are public benefit corporations. As a result, there could be operational and market uncertainty, which could impact our ability to attract investors, should we even receive the necessary support from shareholders to undertake such a conversion. For example:

–

There is no case law in Delaware that provides guidance regarding the balancing of obligations of directors of public benefit corporations when the interests of shareholders and other stakeholders or the public benefit diverge. Given this, we may have difficulty attracting and retaining qualified directors for the public benefit corporation.

–

There could be market uncertainty given the difficulty in assessing the impact of such a conversion on our short-term and long-term stock price, market capitalization and overall operational and financial performance.

–

There may be a destabilizing effect on our international operations, as the feasibility and impact of converting to a public benefit corporation would need to be reviewed in each of the jurisdictions where the firm currently operates.

»

Regulatory Uncertainty and Oversight. As a participant in the global financial services industry, we are subject to extensive regulation and supervision worldwide, which regulation and supervision take into account the interests of constituencies other than shareholders in their regulatory oversight functions. In the U.S. alone, for our firm this includes the Board of Governors of the Federal Reserve System, the SEC, the FDIC, the New York State Department of Financial Services, the Consumer Financial Protection Bureau and the Commodities Futures Trading Commission. We must comply with the rules and regulations of each of these authorities around the world in order to continue to do business as a financial institution, and the views of such authorities and our ability to comply with their rules and regulations could impact our ability to convert to a public benefit corporation and, following conversion, our ability to take certain actions needed to achieve our public benefit purpose.

86	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

ITEMS 5-8. SHAREHOLDER PROPOSALS

»	Costs and Administrative Burden of Implementation. The costs and administrative burden of converting to a public benefit corporation could be significant. This may include, without limitation:

–

Legal fees and other expenses in connection with the conversion to and managing the firm as a public benefit corporation post-conversion, as well as distraction to the Board and management from executing their existing fiduciary duties and advancing our purpose;

–

Legal fees and other expenses in connection with soliciting shareholder approval of the conversion to a public benefit corporation (which approval is not assured), including filing materials with the SEC;

–	Costs and expenses in connection with preparation of additional required reporting; and

–

The possibility for shareholder litigation relating to the conversion or how our directors balance shareholder and public benefit interests, which could in turn create significant legal and other expenses for the firm.

∎

We have a clear track record of successfully delivering on our purpose and supporting our stakeholders to drive long-term returns for our shareholders. Our shareholders agree — as evidenced by the fact that over 90% of votes present or represented by proxy at our 2020 Annual Meeting voted against a similar proposal at that meeting.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	87

ITEMS 5-8. SHAREHOLDER PROPOSALS

Item 8. Shareholder Proposal Regarding a Racial Equity Audit

The Service Employees International Union Pension Plans Master Trust, 1800 Massachusetts Ave NW, Suite 301, Washington D.C. 20036, beneficial owner of 9,787 shares of Common Stock, is the proponent of the following shareholder proposal. The proponent has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

PROPONENT’S STATEMENT

RESOLVED that shareholders of Goldman Sachs Group Inc. (“Goldman”) urge the Board of Directors to oversee a racial equity audit analyzing Goldman’s impacts on nonwhite stakeholders and communities of color. Input from civil rights organizations, employees, and customers should be considered in determining the specific matters to be analyzed. A report on the audit, prepared at reasonable cost and omitting confidential and proprietary information, should be publicly disclosed on Goldman’s website.

SUPPORTING STATEMENT

High-profile police killings of black people—most recently George Floyd—have galvanized the movement for racial justice. That movement, together with the disproportionate impacts of the COVID-19 pandemic, have focused the attention of media, the public and policy makers on systemic racism, racialized violence and inequities in employment, health care, and the criminal justice system.

Goldman touts its $10 million Fund for Racial Equity, which will “support organizations addressing racial injustice,” and the $17 million it “deployed” to “organizations supporting [COVID-19] relief efforts in communities of color.”1 We urge Goldman to implement its commitment to racial justice by assessing its impacts on nonwhite stakeholders and communities of color.

Although Goldman has set diversity goals for its professional workforce, it faces challenges with respect to inclusion. A viral June 2020 email from a black managing director stated: “[W]hile our firm expresses a commitment to equality and social justice up top, [junior colleagues] don’t necessarily see commitment and support from their direct managers.”2

Goldman underwrites municipal bonds whose proceeds pay police brutality settlements. For example, Goldman was lead underwriter for a 2017 Chicago offering that allocated $225 million for settlements and judgments. One report characterized these bonds as “a transfer of wealth from over-policed communities of color to Wall Street and wealthy investors.”3

Goldman’s philanthropy fund has donated to the Los Angeles and New York City police foundations4 and the company reportedly sponsors the Salt Lake City police foundation.5 Goldman Sachs Asset Management co-chaired the New York City police foundation’s 2019 annual gala.6 Police foundations buy equipment for police departments, including surveillance technology that has been used to target communities of color and nonviolent protestors.

Although Goldman does not disclose all of its trade associations, it lists membership in the Securities Industry Financial Markets Association (“SIFMA”) in its “Statement on Policy Engagement and Political Participation.”7 SIFMA lobbied most frequently in the current Congress on the Wall Street Tax Act of 2019, which would tax financial transactions.8 Supporters argue that the revenue raised through the tax could fund measures such as student loan forgiveness and the Green New Deal,9 which would mitigate impacts of systemic racism.10

We urge Goldman to assess its behavior through a racial equity lens to identify how it contributes to systemic racism, including areas of misalignment between Goldman’s stated values and the impacts of its actions, and could begin to help dismantle it.

1	https://www.goldmansachs.com/citizenship/fund-for-racial-equity/index.html

2	https://www.reuters.com/article/us-usa-goldman-sachs-race/goldman-sachs-executives-email-making-plea-for-racial-equality-goes-viral-at- firm-idUSKBN23C086

3	http://nathancummings.org/wp-content/uploads/PoliceBrutalityBonds-Jun2018-1.pdf, at 7.

4	https://projects.propublica.org/nonprofits/organizations/311774905/201922279349300402/IRS990ScheduleI

5	https://www.politico.com/news/2020/09/18/new-racial-justice-target-defund-police-foundations-417423

6	https://www.institutionalinvestor.com/article/b1m0xjc8wmn3mf/Color-of-Change-Calls-on-Larry-Fink-to-Stop-Supporting-NYC-Police-Foundation

7	https://www.goldmansachs.com/investor-relations/corporate-governance/corporate-governance-documents/political-statement.pdf

8	https://www.opensecrets.org/orgs//summary?id=D000000229

9

E.g., https://thehill.com/blogs/congress-blog/economy-budget/463361-a-wall-street-tax-can-help-pay-for-bold-policy-solutions; https://www.cfo.com/tax/2019/05/bernie-sanders-introduces-plans-for-wall-street-speculation-tax/

10

See https://www.marketwatch.com/story/you-have-a-degree-but-who-do-you-know-why-student-debt-is-a-racial-justice-issue-2020-06-15; https://www.cjr.org/covering_climate_now/green-new-deal-climate-justice.php

88	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

ITEMS 5-8. SHAREHOLDER PROPOSALS

DIRECTORS’ RECOMMENDATION

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

We share the proponent’s focus on advancing racial equity. The recent senseless acts of racism and violence against Black people serve as a deeply upsetting reminder for all of us that significant work in this area remains. Enhancing racial equity, including by driving inclusive growth, is not only the right thing to do, it is core to our purpose and how we do business, and we are committed to promoting diversity, equity and inclusion in all that we do both internally and externally.

Over the past year, we have further strengthened our established racial equity-related initiatives and taken new actions to encourage open dialogue, assess our shortcomings and enhance our diversity and inclusion efforts to create lasting change both at our firm and within our communities. In light of our ongoing commitment to these important issues, we believe that the adoption of this proposal is unnecessary and therefore not in the best interest of our firm or our shareholders.

∎

Bringing diverse people, perspectives and abilities to Goldman Sachs is an imperative for our organization in order to best serve our stakeholders, and we regularly engage with our Board on this issue.

»

We previously set clear, quantifiable aspirational diversity goals around our entry-level hiring, and our recent progress is encouraging, with our most diverse campus analyst class ever joining the firm last summer.

»

Additionally, in 2020, we announced two new aspirational goals to enhance the diverse representation of our vice president population and significantly increase our hiring of Black analysts from historically Black colleges and universities, while maintaining our existing programs focused on other diverse populations.

»

We are equally committed to inclusion and career development initiatives to promote the advancement of our diverse populations and to increase the representation of diverse communities at all levels across the firm; for example, we made progress in increasing the diversity of our most recent partner and managing director promotions.

»

We have emphasized our commitment to enhanced transparency and accountability as part of our broader firmwide strategy, and we will continue to apply this to our progress on our diversity and inclusion goals as well. In response to stakeholder feedback, we have committed to expanding our EEO-1 disclosure as part of our upcoming Sustainability Report, and also expect to continue to share greater data on our progress towards our aspirational goals going forward.

∎

We have long invested capital and resources in minority-owned businesses, including through our 10,000 Small Businesses program, Launch with GS, our Urban Investment Group and our sustainable finance efforts.

»

The Urban Investment Group, our domestic multi-asset class investing and lending business, deploys over $1 billion annually to close the opportunity gap for underserved places and people through real estate projects, social enterprises and lending facilities for small businesses. Over 80% of the team’s investing is in minority communities.

»

As part of our $750 billion commitment to sustainable finance, we support underserved populations by leveraging our capabilities to improve access and affordability. Inclusive growth supports communities by drawing on innovative finance and partnerships to mitigate unequal access and affordability among underserved populations across four key themes, including accessible and innovative healthcare, financial inclusion, accessible and affordable education and communities.

»

In response to the COVID-19 crisis, we have committed over $1 billion to small businesses by deploying capital to Community Development Financial Institutions and other mission-driven lenders, and partnering with the National Urban League and the U.S. Hispanic Chamber of Commerce to ensure that both capital and information reach minority-owned businesses. We have also redoubled our commitment to small businesses through an additional $250 million to fund the next generation of our 10,000 Small Businesses program.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	89

ITEMS 5-8. SHAREHOLDER PROPOSALS

∎	We have supplemented our commercial efforts with additional philanthropic activity to support diverse communities where most effective.

»

Building upon more than $200 million of grants in minority communities and to minority-owned businesses over the past two decades, in 2020 we created the Goldman Sachs Fund for Racial Equity to support the vital work of leading nonprofits that are addressing racial injustice, structural inequity and economic disparity, which has committed $10 million from GS Gives in addition to matching employee contributions to recipient organizations.

»

Beyond just making immediate monetary donations, we believe it is also critically important to work with these organizations over the long term to further four key themes of advancing economic progress, legal and criminal justice reform, fueling social change and fostering educational opportunities.

»

We also established the Goldman Sachs COVID-19 Relief Fund, which has contributed over $40 million to support relief efforts around the world, with significant funds designated toward supporting communities of color.

∎

We have engaged in deeper conversations within our organization and within our communities about how we can support our Black and other minority colleagues, clients, customers and communities, including how we can become better listeners and better allies, and the concrete steps we will take to embed inclusion into everything we do.

»

Our Chairman and CEO has called on all of our diversity committees and affiliation networks to assist the firm and leadership in accelerating its journey in attracting and developing a workforce that is as diverse in its composition, backgrounds and experiences as it is rich in differing perspectives and insights, and has reemphasized the firm’s dedication to doing the hard work necessary to continue to make meaningful and sustainable progress.

»

We believe in the importance of encouraging difficult conversations on race and how to be an active ally. To this end, our people have shared their insights on a variety of topics, including their own experiences with racism and discrimination; how to contribute to the fight towards social justice and racial equality; inequality, racial injustice and other issues impacting underserved communities around the country; and in particular how to best support the Black community and bring the Black community and its allies together moving forward.

»

One recent example is our reverse mentoring program aimed at broadening the understanding of the Black experience and providing a space to practice and refine inclusive behaviors, which involves pairing senior Black talent with non-Black senior leadership to deepen the understanding of current events, the historical impact of racism and the lived Black experience.

For more information see www.gs.com/racialequity.

90	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—RELATED PERSON TRANSACTIONS POLICY

Certain Relationships and Related Transactions

On the recommendation of our independent directors, our Board has in place various policies that provide guidelines for the review of certain relationships and transactions involving our directors and executive officers.

Related Person Transactions Policy

Our Board has a written Related Person Transactions Policy regarding the review and approval of transactions between us and “related persons” (directors, executive officers, immediate family members of a director or executive officer, or known 5% shareholders).

Under this policy, transactions that exceed $120,000 in which a related person may have or may be deemed to have a direct or indirect material interest are submitted to our Governance Committee Chair, our Audit Committee Chair or our full Governance Committee for approval, as applicable. Certain transactions, including employment relationships, ordinary course banking, brokerage, investment, lending and other services, payment of certain regulatory filing fees and certain other ordinary course non-preferential transactions, are considered preapproved transactions, and thus do not require specific approval under the policy (although these transactions must be reported to our Governance Committee and may still be submitted for approval if deemed appropriate).

In determining whether to approve a related person transaction, the following factors, among others, are considered:

∎	Whether the transaction would impair the independence of an independent director;

∎

Whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the director or executive officer, the nature of the director’s or executive officer’s interest in the transaction and the ongoing nature of the transaction;

∎	Whether the transaction is fair and reasonable to us and on substantially the same terms as would apply to comparable third parties;

∎	The business reasons for the transaction;

∎	Any reputational issues; and

∎	Whether the transaction is material, taking into account the significance of the transaction to our investors.

In addition to our policies on director independence and related person transactions, we also maintain a policy with respect to outside director involvement with financial firms, such as private equity firms or hedge funds. Under this policy, in determining whether to approve any current or proposed affiliation of a non-employee director with a financial firm, our Board will consider, among other things, the legal, reputational, operational and business issues presented, and the nature, feasibility and scope of any restrictions, procedures or other steps that would be necessary or appropriate to ameliorate any perceived or potential future conflicts or other issues.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	91

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—CERTAIN RELATIONSHIPS AND TRANSACTIONS

Certain Relationships and Transactions

BROKERAGE AND BANKING SERVICES

Some of our directors and executive officers (and persons or entities affiliated with them) have brokerage and/ or discretionary accounts at our broker-dealer affiliates and may utilize other ordinary course banking or lending products (such as credit cards) offered by Goldman Sachs Bank USA. Extensions of credit by Goldman Sachs Bank USA, which do not involve more than the normal risk of collectability and do not present other unfavorable features, have been and may be made to certain of our directors and executive officers (and persons or entities affiliated with them) in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unrelated to our firm, and in each case in compliance with relevant laws and regulations.

FIRM-MANAGED FUNDS AND OTHER INVESTMENTS

We have established private investment funds (Employee Funds) to permit our employees (and in certain cases, retired employees) to participate in our private equity, hedge fund and other similar activities by investing in or alongside funds and investments that we manage or sponsor for independent investors and/or for our firm. We believe the opportunity to make such investments helps to promote teamwork and collaboration across the firm and provides alignment with the firm’s strategy to grow the alternatives business. Investment decisions for the Employee Funds are made by the investment teams or committees that are fiduciaries for such funds, and no executive officers are members of such investment teams or committees.

The Employee Funds generally maintain diversified investment portfolios, and these investment opportunities do not affect the incentives of our executive officers under our compensation program. Many of our employees, their spouses, related charitable foundations or entities they own or control have invested in these Employee Funds. In some cases, we have limited participation to our PMDs, including our executive officers, and in some cases participation may be limited to individuals eligible to invest pursuant to applicable law.

Certain of the Employee Funds provide applicable investors with an interest in the overrides we receive for managing the funds for independent investors (overrides), which may vary based on certain criteria. Employee Funds generally do not require our current or retired PMDs and other current or retired employees to pay management fees and do not deduct overrides from fund distributions. Similarly, certain other investments may be made available to our PMDs, retired PMDs and other current employees on a fee-free or reduced fee basis.

Distributions and redemptions exceeding $120,000 from Employee Funds made to our 2020 executive officers (or persons or certain entities affiliated with them) and Mr. Viniar (with respect to investments made when he was an employee) during 2020, consisting of profits and other income and return of amounts initially invested (excluding overrides generally available only to PMDs, which are discussed below), were approximately, in the aggregate, as follows: Mr. Solomon—$13.1 million; Mr. Waldron—$2.3 million; Mr. Scherr—$2.2 million; Mr. Rogers—$3.6 million; Elizabeth M. Hammack (Global Treasurer)—$616,000; Laurence Stein (Chief Administrative Officer)—$1.4 million; Brian J. Lee (Chief Risk Officer)—$803,000; Sheara J. Fredman (Chief Accounting Officer)—$188,000; and Mr. Viniar—$3.9 million.

Distributions of overrides generally available only to PMDs (and retired PMDs) made to our 2020 executive officers (or persons or entities affiliated with them) and Mr. Viniar (with respect to investments made when he was an employee) during 2020 were approximately, in the aggregate, as follows: Mr. Solomon—$493,000; Mr. Waldron—$139,000; Mr. Scherr—$94,000; Mr. Rogers—$104,000; Ms. Hammack—$28,000; Mr. Stein—$49,000; Mr. Lee—$56,000; Ms. Fredman—$13,000; and Mr. Viniar—$411,000.

Subject to applicable laws, in addition, certain of our directors and executive officers may from time to time invest their personal funds in other funds or investments that we have established and that we manage or sponsor. Except as described above, these other investments are made on substantially the same terms and conditions as other similarly-situated investors in these funds or investments who are neither directors nor employees. In certain of these funds, including certain Employee Funds, our directors and executive officers may own in the aggregate more than 10% of the interests in these funds.

Affiliates of Goldman Sachs generally bear overhead and administrative expenses for, and may provide certain other services free of charge to, Employee Funds.

92	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—CERTAIN RELATIONSHIPS AND TRANSACTIONS

TRANSACTIONS WITH DIRECTOR- AND EXECUTIVE OFFICER-AFFILIATED ENTITIES

We take very seriously any actual or perceived conflicts of interest, and critically evaluate all potential transactions and relationships that may involve directors or executive officers or entities affiliated with them.

Mr. Mittal is the Executive Chairman and former CEO of ArcelorMittal S.A. and beneficially owns (directly and indirectly) approximately 37% of the outstanding common shares of ArcelorMittal. Goldman Sachs provides ordinary course financial advisory, lending, investment banking, trading (such as acting as a commodities derivative counter-party from time to time) and other financial services to ArcelorMittal and its affiliates, including as described below.

Goldman Sachs participates in a $5.5 billion five-year revolving credit facility for ArcelorMittal, which facility was extended during 2020. Under this $5.5 billion facility, Goldman Sachs has agreed to lend to ArcelorMittal up to $170 million at an interest rate of Libor + 55 basis points (which rate may vary depending on ArcelorMittal’s credit ratings). Goldman Sachs currently has no loan outstanding under this facility.

Goldman Sachs also participated in a $4.8 billion acquisition bridge facility, pursuant to which the firm had agreed to lend to an acquisition joint venture up to approximately $252 million (repayment of which was guaranteed by ArcelorMittal) at an interest rate of Libor + 50 basis points (which rate would increase depending on the bridge facility’s time to maturity). This facility was repaid in full as of March 2020.

Goldman Sachs also participates in a $212.5 million credit facility for an entity in which ArcelorMittal is an approximately 25% shareholder. Under the facility, Goldman Sachs has agreed to lend up to approximately $22.5 million at an interest rate of Libor + 450 basis points. Goldman Sachs currently has no loan outstanding under this facility.

In September 2020, it was announced that Goldman Sachs acted as financial advisor and provided certain financing to its third-party client, who in December 2020 acquired substantially all of the operations of a subsidiary of ArcelorMittal in a $3.3 billion transaction. Goldman Sachs had previously participated in a $1 billion five-year asset-backed revolving credit facility for this subsidiary of ArcelorMittal. Under such facility, the firm had agreed to lend up to $6.1 million at an interest rate of Libor + 125 to 175 basis points (varying depending on a fixed charge coverage ratio). Goldman Sachs did not make any loan under this facility during 2020, and, in connection with the acquisition, this facility is no longer outstanding.

In May 2020, Goldman Sachs participated in a $3 billion 364-day syndicated term loan for ArcelorMittal. Under the term loan, Goldman Sachs agreed to lend to ArcelorMittal up to $230 million at an interest rate of Libor + 167 basis points. The undrawn term loan facility was partially canceled in May 2020 in connection with the proceeds of a $2 billion combined public offering of ordinary shares and mandatory convertible notes, and the remaining commitment of $76.8 million was canceled in July of 2020.

Each of these transactions was conducted on, and all of these services were provided on, an arm’s-length basis.

Mr. Ogunlesi is the Chairman and Managing Partner of Global Infrastructure Partners LLC (together with its affiliates, GIP). In connection with his role at GIP, Mr. Ogunlesi is entitled to less than 5% of the total profit of the fund that participated in the following transactions, and he also has a direct or indirect interest in such fund amounting to less than 0.02% of such fund. During 2020, Goldman Sachs acted as financial advisor to a third-party client that acquired a GIP fund’s stake in a portfolio company in an approximately €550 million transaction resulting from a competitive bidding process. In 2021, Goldman Sachs acted as an underwriter in an approximately $145 million public common stock offering for a company in which a fund managed by GIP was a selling stockholder and received approximately $70 million of proceeds of the offering. Goldman Sachs’ relationship with this company pre-dates GIP’s investment therein.

This transaction was conducted on, and these services were provided on, an arm’s-length basis.

During 2020, Goldman Sachs maintained its consulting relationship with a company for which the spouse of Mr. Rogers serves as CEO and founding partner; the service agreement provides for annual fees of approximately $1 million to provide advice and insights in support of the firm’s business strategy in China. This consulting relationship was entered into on an arm’s-length basis.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	93

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—CERTAIN RELATIONSHIPS AND TRANSACTIONS

FAMILY MEMBER EMPLOYMENT

A child of Mr. Scherr was employed by the firm as a non-executive employee during 2020 and received compensation (consisting of base salary and incentive compensation) for his most recent annual performance period of less than $200,000. The amount of compensation was determined in accordance with our standard compensation practices applicable to similarly-situated employees.

5% SHAREHOLDERS

For information on transactions involving Goldman Sachs, on the one hand, and BlackRock, Inc., State Street Corporation or The Vanguard Group, on the other, see footnotes (a), (b) and (c) under Beneficial Ownership — Beneficial Owners of More Than Five Percent.

94	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

BENEFICIAL OWNERSHIP—BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Beneficial Ownership

Beneficial Ownership of Directors and Executive Officers

The following table contains certain information, as of March 1, 2021, regarding beneficial ownership of Common Stock by each director, nominee and NEO, as well as by all directors, nominees, NEOs and other executive officers as a group as of such date. The table below contains information regarding ownership not only of our Common Stock, but also of vested RSUs where applicable. It does not include PSUs.

NAME	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(a)(b)

David Solomon(c)	128,169

John Waldron(c)	90,631

Stephen Scherr(c)	97,786

John Rogers(c)	154,384

Karen Seymour(c)	34,101

Michele Burns	23,461

Drew Faust	4,464

Mark Flaherty	14,427

Ellen Kullman	9,398

Lakshmi Mittal	49,114

Adebayo Ogunlesi	25,856

Peter Oppenheimer	20,803

Jan Tighe	3,795

Jessica Uhl	0

David Viniar(c)	1,013,237

Mark Winkelman	105,824

All directors, nominees, NEOs and other executive officers as a group (20 persons)(d)	1,964,468

(a)

For purposes of this table and the Beneficial Owners of More than Five Percent table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of the date of determination. In light of the nature of vested RSUs, we have also included in this table shares of Common Stock underlying vested RSUs. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days (as well as the shares of Common Stock underlying vested RSUs) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	95

BENEFICIAL OWNERSHIP—BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The shares of Common Stock underlying vested RSUs included in the table above are as follows:

NAME	RSUS

David Solomon(c)	0

John Waldron(c)	0

Stephen Scherr(c)	0

John Rogers(c)	33,421

Karen Seymour(c)	24,902

Michele Burns	23,461

Drew Faust	4,464

Mark Flaherty	13,410

Ellen Kullman	9,398

Lakshmi Mittal	34,114

Adebayo Ogunlesi	23,856

Peter Oppenheimer	18,803

Jan Tighe	3,795

Jessica Uhl	0

David Viniar(d)	18,769

Mark Winkelman	15,824

All directors, nominees, NEOs and other executive officers as a group (20 persons)(e)	326,446

(b)

Except as discussed in footnotes (c) and (d) below, all of our directors, nominees, NEOs and other executive officers have sole voting power and sole dispositive power over all shares of Common Stock beneficially owned by them. No individual director, nominee, NEO or other executive officer beneficially owned in excess of 1% of the outstanding Common Stock as of March 1, 2021. The group consisting of all directors, NEOs and other executive officers as of March 1, 2021 beneficially owned approximately 0.57% of the outstanding shares of Common Stock (0.48% not including vested RSUs) as of such date.

(c)

Excludes any shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement. As of March 1, 2021, each of Messrs. Solomon, Waldron and Scherr was a party to our Shareholders’ Agreement and a member of our Shareholders’ Committee; however, each disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement, other than those specified above for each NEO individually. See Frequently Asked Questions —How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans? for a discussion of our Shareholders’ Agreement.

Includes shares of Common Stock beneficially owned by our NEOs indirectly through certain estate planning vehicles of our NEOs for which voting power and dispositive power is shared, through family trusts, the sole beneficiaries of which are immediate family members of our NEOs, and through private charitable foundations of which our NEOs are trustees, as follows: Mr. Solomon—20,670 shares and Mr. Rogers—21,471 shares; similarly, with respect to Mr. Viniar—332,043 shares. Each NEO or Mr. Viniar, as applicable, shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

(d)	All RSUs held by Mr. Viniar were received as compensation for his service as a non-employee director.

(e)

Includes an aggregate of 123,186 shares of Common Stock beneficially owned by these individuals indirectly through certain estate planning vehicles for which voting power and dispositive power is shared, an aggregate of 146,142 shares of Common Stock beneficially owned by family trusts, the sole beneficiaries of which are immediate family members of these individuals and an aggregate of 138,609 shares of Common Stock beneficially owned by the private charitable foundations of which certain of these individuals are trustees. Each of these individuals shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

Each current executive officer is a party to our Shareholders’ Agreement and disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement.

See Compensation Matters—Compensation Discussion and Analysis—Other Compensation Policies and Practices for a discussion of our executive stock ownership guidelines and retention requirements.

96	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

BENEFICIAL OWNERSHIP—BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 1, 2021, the only persons known by us to be beneficial owners of more than 5% of Common Stock were as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED	PERCENT OF CLASS (%)

BlackRock, Inc. 55 East 52nd Street New York, New York 10022	21,081,144(a)	6.15

State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	19,857,799(b)	5.79

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	25,649,314(c)	7.48

(a)

This information has been derived from the Schedule 13G filed with the SEC on February 5, 2013, Amendment No. 1 to such filing filed with the SEC on February 4, 2014, Amendment No. 2 to such filing filed with the SEC on February 9, 2015, Amendment No. 3 to such filing filed with the SEC on February 10, 2016, Amendment No. 4 to such filing filed with the SEC on January 24, 2017, Amendment No. 5 to such filing filed with the SEC on January 25, 2018, Amendment No. 6 to such filing filed with the SEC on February 4, 2019, Amendment No. 7 to such filing filed with the SEC on February 5, 2020 and Amendment No. 8 to such filing filed with the SEC on January 29, 2021 by BlackRock, Inc. and certain subsidiaries. We and our affiliates engage in ordinary course trading, brokerage, asset management or other transactions or arrangements with, and provide ordinary course investment banking, lending or other financial services to, BlackRock, Inc. and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. Affiliates of BlackRock, Inc. are investment managers for certain investment options under our 401(k) Plan and certain GS Pension Plan assets. BlackRock’s affiliates’ engagement is unrelated to BlackRock’s Common Stock ownership. In addition, their fees resulted from arm’s-length negotiations, and we believe they are reasonable in amount and reflect market terms and conditions.

(b)

This information has been derived from the Schedule 13G filed with the SEC on February 12, 2021 by State Street Corporation and certain subsidiaries. We and our affiliates provide ordinary course financial advisory, lending, investment banking and other financial services to, and engage in ordinary course trading, brokerage, asset management or other transactions or arrangements with, State Street Corporation and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. State Street Global Advisors is an investment manager for certain investment options under our 401(k) Plan and previously certain assets in the GS Pension Plan. State Street Global Advisors’ engagements are unrelated to State Street’s Common Stock ownership. Their fees resulted from arm’s-length negotiations, and we believe they are reasonable in amount and reflect market terms and conditions.

(c)

This information has been derived from the Schedule 13G filed with the SEC on February 10, 2016, Amendment No. 1 to such filing filed with the SEC on February 13, 2017, Amendment No. 2 to such filing filed with the SEC on February 9, 2018, Amendment No. 3 to such filing filed with the SEC on February 11, 2019, Amendment No. 4 to such filing filed with the SEC on February 12, 2020 and Amendment No. 5 to such filing filed with the SEC on February 10, 2021 by The Vanguard Group and certain subsidiaries. We and our affiliates engage in ordinary course trading, arrangements relating to the placement of the firm’s investment funds, or other transactions or arrangements with, and may from time to time provide other ordinary course lending or other financial services to, The Vanguard Group and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. The Vanguard Group is an investment manager to mutual funds that are investment options in our 401(k) Plan and certain tax qualified plans for employees of certain of our affiliates, including The 401(k) Savings Plan. The selection of the Vanguard mutual funds as investment options for each plan is unrelated to Vanguard’s Common Stock ownership. In the case of The 401(k) Savings Plan, a third-party investment manager who is not affiliated with GS is responsible for fund selection and selected the Vanguard mutual fund. We believe that the fees paid to The Vanguard Group through the Vanguard mutual fund are the same as the fees that are paid by the other holders of the same share class of that fund.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	97

ADDITIONAL INFORMATION

Additional Information

How to Contact Us

Across our shareholder base there is a wide variety of viewpoints about matters affecting our firm. We meet and speak with our shareholders and other stakeholders throughout the year. Board-level engagement is led by our Lead Director, and may include other directors as appropriate.

OUR DIRECTORS	INVESTOR RELATIONS	BUSINESS INTEGRITY PROGRAM

Communicate with our directors, including our Lead Director, Committee Chairs or Independent Directors as a group

Mail correspondence to:

John F.W. Rogers

Secretary to the Board of Directors

The Goldman Sachs Group, Inc.

200 West Street

New York, NY 10282

Reach out to our Investor Relations team at any time Email: gs-investor-relations@gs.com Phone: (+1) 212-902-0300

You may contact us, or any member of our Board upon request, in each case in a confidential or anonymous manner, through the firm’s reporting hotline under our Policy on Reporting of Concerns Regarding Accounting and Other Matters

Phone:

(+1) 866-520-4056

Policy is available on our website at

www.gs.com/business-integrity-program

Corporate Governance Materials Available on our Website

On our website (www.gs.com/shareholders) under the heading “Corporate Governance,” you can find, among other things, our:

∎	Restated Certificate of Incorporation

∎	Amended and Restated By-Laws

∎	Corporate Governance Guidelines

∎	Code of Business Conduct and Ethics

∎	Policy Regarding Director Independence Determinations

∎	Charters of our Audit, Compensation, Governance, Public Responsibilities and Risk Committees

∎	Compensation Principles

∎	Statement on Policy Engagement and Political Participation

∎	Information about our Business Integrity Program, including our Policy on Reporting of Concerns Regarding Accounting and Other Matters

∎	Sustainability Report and Environmental Policy Framework

∎	Report on Vesting of Equity-Based Awards Due to Voluntary Resignation to Enter Government Service

∎	Statement on Human Rights and Statement on Modern Slavery and Human Trafficking

∎	Business Principles

∎	Business Standards Committee Report and Business Standards Committee: Impact Report

You can also find our October 22, 2020 statements relating to 1MDB government and regulatory settlements on our website (www.gs.com) under Media Relations. Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

98	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of Goldman Sachs. No member of our Compensation Committee or our Board is or has been in 2020 an executive officer of another entity at which one of our executive officers serves or has in 2020 served on either the board of directors or the compensation committee. For information about related person transactions involving members of our Compensation Committee, see Certain Relationships and Related Transactions.

Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Our directors and executive officers are also required to furnish us with copies of all such Section 16(a) reports if not filed by the firm on their behalf. The reports are published on our website at www.gs.com/shareholders.

Based on a review of the copies of these reports, and on written representations from our reporting persons, we believe that all such Section 16(a) filing requirements applicable to our directors and executive officers were complied with during 2020.

Incorporation by Reference

Only the following sections of this Proxy Statement shall be deemed incorporated by reference into our 2020 Annual Report on Form 10-K in response to Part III, Items 10, 11, 12, 13 and 14 thereof: Corporate Governance—Item 1. Election of Directors—Our Directors; Corporate Governance—Item 1. Election of Directors—Independence of Directors; Corporate Governance—Structure of our Board and Governance Practices—Our Board Committees—Audit; Compensation Matters—Compensation Discussion and Analysis; Compensation Matters—Executive Compensation; Compensation Matters—Compensation Committee Report; Compensation Matters—Pay Ratio Disclosure; Compensation Matters—Non-Employee Director Compensation Program; Compensation Matters—Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2021); Audit Matters—Item 4. Ratification of PwC as our Independent Registered Public Accounting Firm for 2021; Certain Relationships and Related Transactions; Beneficial Ownership; Additional Information—Compensation Committee Interlocks and Insider Participation; Additional Information—Section 16(a) Reports; Frequently Asked Questions—How do I obtain more information about Goldman Sachs? and Frequently Asked Questions—How can I submit nominees (such as through proxy access) or shareholder proposals in accordance with our By-Laws?

To the extent that this Proxy Statement is incorporated by reference into any other filing by Goldman Sachs under either the U.S. Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Report of our Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated into any such filing, unless specifically provided otherwise in such filing.

Other Business

As of the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at our Annual Meeting. If other matters come before our Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	99

FREQUENTLY ASKED QUESTIONS

Frequently Asked Questions

What are some common terms and acronyms used in this Proxy Statement?

ANNUAL MEETING	Goldman Sachs Annual Meeting of Shareholders to be held on April 29, 2021

BVPS	Book Value Per Common Share

BY-LAWS	Amended and Restated By-Laws

CD&A	Compensation Discussion and Analysis

CET1	Common equity tier one capital

COMMON STOCK	Common shares of The Goldman Sachs Group, Inc.

CRO	Chief Risk Officer

EPS	Diluted Earnings Per Common Share

ESG	Environmental, social and governance

EVP	Executive Vice President

EXCHANGE ACT	U.S. Securities Exchange Act of 1934, as amended

EXECUTIVE LEADERSHIP TEAM, ELT	Our Chief Executive Officer (CEO), our Chief Operating Officer (COO) and our Chief Financial Officer (CFO)

FW COOK	Frederic W. Cook & Co., Inc.

GOLDMAN SACHS, OUR FIRM, WE, US, GS AND OUR	The Goldman Sachs Group, Inc., a Delaware corporation, and its consolidated subsidiaries

GOVERNANCE COMMITTEE	Corporate Governance and Nominating Committee

GS GIVES	Goldman Sachs Gives

HCM	Human Capital Management

IR	Investor Relations

NEO	Named Executive Officer. For 2020, our NEOs are: David Solomon, John Waldron, Stephen Scherr, John Rogers and Karen Seymour

NYSE	New York Stock Exchange

PEERS	Our Peers consist of our Core U.S. Peers (Bank of America Corporation (BAC), Citigroup Inc. (C), JPMorgan Chase & Co. (JPM), Morgan Stanley (MS)), our Additional U.S. Peers (The Bank of New York Mellon Corporation (BK), and Wells Fargo & Company (WFC)) and our European Peers (Barclays PLC (BARC), Credit Suisse Group AG (CS), Deutsche Bank AG (DB) and UBS Group AG (UBS))

PMD	Participating Managing Director

PROXY STATEMENT	Goldman Sachs Proxy Statement filed with the SEC in connection with the 2021 Annual Meeting

PSU	Performance-based RSU

PWC	PricewaterhouseCoopers LLP

ROE	Return on Average Common Shareholders’ Equity

ROTE	Return on Average Tangible Common Shareholders’ Equity

RSU	Restricted stock unit

SAY ON PAY VOTE	Our annual advisory vote to approve NEO compensation

SEC	U.S. Securities and Exchange Commission

SHARES AT RISK	Shares (after applicable tax withholding) that are subject to five-year transfer restrictions calculated based on the grant date, which generally prohibit the sale, transfer, hedging or pledging of underlying Shares at Risk, even if the NEO leaves our firm (subject to limited exceptions)

TSR	Total Shareholder Return, including dividends reinvested without payment of any commission

100	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

FREQUENTLY ASKED QUESTIONS

When and where is our Annual Meeting?

We will be holding our Annual Meeting virtually, on Thursday, April 29, 2021, at 8:30 a.m., New York time, via the internet at www.virtualshareholdermeeting.com/GS2021.

In light of ongoing considerations relating to the COVID-19 pandemic, for the safety of all of our people, including our shareholders, and taking into account applicable federal, state and local guidance, we have determined that the 2021 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting.

Shareholders will be able to attend, vote and submit questions for our Annual Meeting from any location via the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. Information about our Annual Meeting can also be found at www.gs.com/ proxymaterials. If you are not able to attend our meeting live, a replay will be available for 30 days at www. virtualshareholdermeeting.com/GS2021.

How can I attend our Annual Meeting?

Shareholders as of the record date may attend, vote and submit questions at the Annual Meeting by logging in at www.virtualshareholdermeeting.com/GS2021. To log in, shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or Notice. Only one shareholder per control number can access the meeting.

If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate. We recommend that you log-in early to be sure you can access the meeting. You may log in at www.virtualshareholdermeeting.com/ GS2021 15 minutes in advance of the meeting start. Note, if the meeting does not begin playing we recommend refreshing your browser. If you have technical difficulties accessing the meeting, please contact the technical support number that will be posted at www.virtualshareholdermeeting.com/GS2021.

Can I ask questions at the virtual Annual Meeting?

Shareholders as of our record date who attend and participate in our virtual Annual Meeting at www.virtualshareholdermeeting.com/GS2021 will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. These shareholders may also submit a question in advance of the Annual Meeting at www.proxyvote.com. In both cases, shareholders must have available their control number provided on their proxy card, voting instruction form or Notice, and must provide their name (see more information in “How will questions be handled at the Annual Meeting?”). We are committed to active engagement with our shareholders. If at any time you would like to speak with us, please contact our Investor Relations team at gs-investor-relations@gs.com.

How will questions be handled at the Annual Meeting?

During the meeting we will answer as many questions that comply with our rules of conduct and are submitted online by shareholders as time permits. We will endeavor to answer questions using the text submitted by our shareholders, however, in all cases we reserve the right to edit inappropriate language, or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we may group such questions and provide a single response to avoid repetition.

Consistent with our rules of conduct for physical meetings, and for the benefit of all shareholders to know who is asking a question, when logging in or submitting a question for the Annual Meeting (whether in advance of or at the meeting), you will be required to include your name and organization (if applicable). Questions submitted anonymously will not be recognized at the meeting. Shareholders may be limited to three questions each to allow us the opportunity to answer other questions received. If applicable, please also indicate whether your question relates to a specific proposal being presented.

How will proposals be presented at the Annual Meeting?

Our Chairman and CEO will chair our Annual Meeting and will present the Election of Directors and other management proposals as described herein. Each of the proponents of the shareholder proposals described herein (or their designated representative) will be provided the opportunity to present their proposal at the meeting, either live or through a prerecorded message.

What is included in our proxy materials?

Our proxy materials, which are available on our website at www.gs.com/proxymaterials, include:

∎	Our Notice of 2021 Annual Meeting of Shareholders;

∎	Our Proxy Statement; and

∎	Our 2020 Annual Report to Shareholders.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also included a proxy card or voting instruction form.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	101

FREQUENTLY ASKED QUESTIONS

How are we distributing our proxy materials?

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide proxy materials to our shareholders over the Internet. By March 19, 2021, we sent a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2020 Annual Report to Shareholders, which will be sent on or about March 23, 2021.

Who can vote at our Annual Meeting?

You can vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on March 1, 2021, the record date for our Annual Meeting.

As of March 1, 2021, there were 342,900,077 shares of Common Stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, you are considered a “shareholder of record” of those shares. You may contact our transfer agent (by regular mail or phone) at:

Computershare

P.O. Box 505000

Louisville, KY 40233-5000

U.S. and Canada: 1-800-419-2595

International: 1-201-680-6541

www.computershare.com

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm, broker-dealer or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

How do I vote?

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting.

	IF YOU ARE A SHAREHOLDER OF RECORD	IF YOU ARE A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME

By Internet(a) (24 hours a day)	www.proxyvote.com	www.proxyvote.com

By Telephone(a) (24 hours a day)	1-800-690-6903	1-800-454-8683

By Mail	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available

At our Annual Meeting(a)	Shareholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/GS2021 to vote during the meeting	Shareholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/GS2021 to vote during the meeting

(a)

Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Shareholders voting by Internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. (Broadridge) do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

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FREQUENTLY ASKED QUESTIONS

Can I change my vote after I have voted?

You can revoke your proxy at any time before it is voted at our Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable.

You can revoke your vote:

∎	By voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);

∎	By signing and returning a new proxy card with a later date;

∎	By obtaining a “legal proxy” from your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold shares; or

∎	By attending and voting at our Annual Meeting.

You may also revoke your proxy by giving written notice of revocation to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, which must be received no later than 5:00 p.m., Eastern Time, on April 28, 2021. If you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to Beverly.OToole@gs.com.

If your shares are held in street name, we also recommend that you contact your broker, bank or other nominee for instructions on how to change or revoke your vote.

Can I confirm that my vote was cast in accordance with my instructions?

Shareholder of Record. Our shareholders have the opportunity to confirm that their vote was cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance practices and a key means to increase transparency. Vote confirmation is available 24 hours after your vote is received beginning on April 14, 2021, with the final vote tabulation available through June 29, 2021. You may confirm your vote whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using the control number we have provided to you and receive confirmation on how your vote was cast.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, the ability to confirm your vote may be affected by the rules and procedures of your bank, brokerage firm, broker-dealer or other similar organization and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

How can I obtain an additional proxy card?

Shareholders of record can contact our Investor Relations team at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, email: gs-investor-relations@gs.com.

If you hold your shares of Common Stock in street name, contact your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.

How will my shares be voted if I do not vote in person at the Annual Meeting?

The proxy holders (that is, the persons named as proxies on the proxy card) will vote your shares of Common Stock in accordance with your instructions at the Annual Meeting (including any adjournments or postponements thereof).

How will my shares be voted if I do not give specific voting instructions?

Shareholders of Record. If you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at our Annual Meeting. Although our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Governance Committee and designated by our Board.

Beneficial Owners of Shares Held in Street Name. If your bank, brokerage firm, broker-dealer or other similar organization does not receive specific voting instructions from you, how your shares may be voted will depend on the type of proposal.

∎

Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of independent registered public accounting firm, NYSE rules provide that brokers (other than brokers that are affiliated with Goldman Sachs) that have not received voting instructions from their customers 10 days before the meeting date may vote their customers’ shares in the brokers’ discretion on the

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FREQUENTLY ASKED QUESTIONS

ratification of independent registered public accounting firm. This is known as broker-discretionary voting.

»	If your broker is Goldman Sachs & Co. LLC or another affiliate of ours, NYSE policy specifies that, in the absence of your specific voting instructions, your shares of Common Stock may only be voted in the same proportion as other shares are voted with respect to the proposal.

»	For shares of Common Stock held in retail accounts at Goldman Sachs & Co. LLC for which specific voting instructions are not received, we will vote such shares in proportion to the voted shares of Common Stock in retail accounts at Goldman Sachs & Co. LLC.

∎	All other matters. All other proposals are “non-discretionary matters” under NYSE rules, which means your bank, brokerage firm, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must give your broker instructions in order for your vote to be counted.

Participants in our 401(k) Plan. If you sign and return the voting instruction form but otherwise leave it blank or if you do not otherwise provide voting instructions to the 401(k) Plan trustee by mail, Internet or telephone, your shares will be voted in the same proportion as the shares held under the 401(k) Plan for which instructions are received, unless otherwise required by law.

What is a Broker Non-Vote?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.

What is the quorum requirement for our Annual Meeting?

A quorum is required to transact business at our Annual Meeting. The holders of a majority of the outstanding shares of Common Stock as of March 1, 2021, present in person or represented by proxy and entitled to vote, will constitute a quorum. Abstentions and broker non-votes are treated as present for quorum purposes.

If I abstain, what happens to my vote?

If you choose to abstain from voting on the Election of Directors, your abstention will have no effect, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST.

If you choose to abstain from voting on any other matter at our Annual Meeting, your abstention will be counted as a vote AGAINST the proposal, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST plus votes ABSTAINING.

What vote is required for adoption or approval of each matter to be voted on?

PROPOSAL	VOTE REQUIRED	DIRECTORS’ RECOMMENDATION

Election of Directors	Majority of the votes cast FOR or AGAINST (for each director nominee)	FOR all nominees Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees

Advisory Vote to Approve Executive Compensation (Say on Pay)	Majority of the shares present in person or represented by proxy	FOR the resolution approving the Executive Compensation of our NEOs Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution

Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2021)	Majority of the shares present in person or represented by proxy	FOR the resolution approving The Goldman Sachs Amended and Restated Stock Incentive Plan (2021) Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution

Ratification of PwC as our Independent Registered Public Accounting Firm for 2021	Majority of the shares present in person or represented by proxy	FOR the ratification of the appointment of PwC Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment

Shareholder Proposals	Majority of the shares present in person or represented by proxy (for each shareholder proposal)	AGAINST each shareholder proposal Unless a contrary choice is specified, proxies solicited by our Board will be voted AGAINST each shareholder proposal

104	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

FREQUENTLY ASKED QUESTIONS

What are my choices for casting my vote on each matter to be voted on?

PROPOSAL	VOTING OPTIONS	EFFECT OF ABSTENTIONS	BROKER DISCRETIONARY VOTING ALLOWED?	EFFECT OF BROKER NON-VOTES

Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect - not counted as a “vote cast”	No	No effect

Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2021)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

Ratification of PwC as our Independent Registered Public Accounting Firm for 2021	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable

Shareholder Proposals	FOR, AGAINST or ABSTAIN (for each shareholder proposal)	Treated as a vote AGAINST the proposal	No	No effect

Who counts the votes cast at our Annual Meeting?

Representatives of Broadridge will tabulate the votes cast at our Annual Meeting, and American Election Services, LLC will act as the independent inspector of election.

How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans?

Employees of Goldman Sachs who participate in the PCP are “covered persons” under our Shareholders’ Agreement. Our Shareholders’ Agreement governs, among other things, the voting of shares of Common Stock owned by each covered person directly or jointly with a spouse (but excluding shares acquired under our 401(k) Plan). Shares of Common Stock subject to our Shareholders’ Agreement are called “voting shares.”

Our Shareholders’ Agreement requires that before any of our shareholders vote, a separate, preliminary vote is held by the persons covered by our Shareholders’ Agreement. In the election of directors, all voting shares will be voted in favor of the election of the director nominees receiving the highest numbers of votes cast by the covered persons in the preliminary vote. For all other matters, all voting shares will be voted in accordance with the majority of the votes cast by the covered persons in the preliminary vote.

If you are a party to our Shareholders’ Agreement, you previously gave an irrevocable proxy to our Shareholders’ Committee to vote your voting shares at our Annual Meeting in accordance with the preliminary vote, and to vote on any other matters that may come before our Annual Meeting as the proxy holder sees fit in a manner that is not inconsistent with the preliminary vote and that does not frustrate the intent of the preliminary vote.

As of March 1, 2021, 8,610,503 shares of Common Stock were beneficially owned by the parties to the Shareholders’ Agreement. Each person who is a party to our Shareholders’ Agreement disclaims beneficial ownership of the shares subject to the agreement that are owned by any other party. As of March 1, 2021, 7,926,261 of the outstanding shares of Common Stock that were held by parties to our Shareholders’ Agreement were subject to the voting provisions of our Shareholders’ Agreement (representing approximately 2.31% of the outstanding shares entitled to vote at our Annual Meeting). The preliminary vote with respect to the voting shares will be concluded on or about April 16, 2021.

Other than this Shareholders’ Agreement (which covers our Chairman and CEO, who is also a director), there are no voting agreements by or among any of our directors.

Where can I find the voting results of our Annual Meeting?

We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be posted on our website.

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FREQUENTLY ASKED QUESTIONS

When will Goldman Sachs next hold an advisory vote on the frequency of Say on Pay votes?

The next advisory vote on the frequency of Say on Pay votes will be held no later than our 2023 Annual Meeting of Shareholders.

How do I obtain more information about Goldman Sachs?

A copy of our 2020 Annual Report to Shareholders accompanies this Proxy Statement. You also may obtain, free of charge, a copy of that document, our 2020 Annual Report on Form 10-K, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Director Independence Policy and the charters for our Audit, Compensation, Governance, Public Responsibilities and Risk Committees by writing to: The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations; email: gs-investor-relations@gs.com.

These documents, as well as other information about Goldman Sachs, are also available on our website at www.gs.com/shareholders.

How do I inspect the list of shareholders of record?

A list of the shareholders of record as of March 1, 2021 will be available for inspection during ordinary business hours at our headquarters at 200 West Street, New York, New York 10282, from April 19, 2021 to April 28, 2021, as well as at our Annual Meeting.

How do I sign up for electronic delivery of proxy materials?

This Proxy Statement and our 2020 Annual Report to Shareholders are available on our website at: www.gs.com/proxymaterials. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. For your convenience, you may find links to sign up for electronic delivery for both shareholders of record and beneficial owners who hold shares in street name at www.gs.com/electronicdelivery.

Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.

Who pays the expenses of this proxy solicitation?

Our proxy materials are being used by our Board in connection with the solicitation of proxies for our Annual Meeting. We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Annual Meeting. In addition to the solicitation of proxies by mail, certain of our directors, officers or employees may solicit telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We have also hired Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation and distribution of proxies, for which they will receive a fee of $25,000, as well as reimbursement for certain out-of-pocket costs and expenses. We will reimburse brokers, including Goldman Sachs & Co. LLC, and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

What is “householding”?

In accordance with a notice sent to certain street name shareholders of Common Stock who share a single address, shareholders at a single address will receive only one copy of this Proxy Statement and our 2020 Annual Report to Shareholders unless we have previously received contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for shareholders of record.

If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement or our 2020 Annual Report to Shareholders, you may contact us at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, email: gs-investor-relations@gs.com, and we will deliver those documents to you promptly upon receiving the request.

You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares. You may also change your householding preferences through the Broadridge Householding Election system at 1-866-540-7095 using the control number we have provided to you.

How can I recommend a director candidate to our Governance Committee?

Our Governance Committee welcomes candidates recommended by shareholders and will consider these candidates in the same manner as other candidates.

Shareholders who wish to recommend director candidates for consideration by our Governance Committee may do so by submitting in writing such candidates’ names to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282.

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FREQUENTLY ASKED QUESTIONS

How can I submit a Rule 14a-8 shareholder proposal at the 2022 Annual Meeting of Shareholders?

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2022 Annual Meeting of Shareholders must submit their proposals to John F.W. Rogers, Secretary to the Board of Directors, via email at shareholderproposals@gs.com or by mail at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282. Proposals must be received on or before Friday, November 19, 2021. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.

How can I submit nominees (such as through proxy access) or shareholder proposals in accordance with our By-Laws?

Shareholders who wish to submit a “proxy access” nomination for inclusion in our proxy statement in connection with our 2022 Annual Meeting of Shareholders may do so by submitting in writing a Nomination Notice, in compliance with the procedures and along with the other information required by our By-Laws, to John F.W. Rogers, Secretary to the Board of Directors, via email at shareholderproposals@gs.com or by mail at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282 no earlier than October 20, 2021 and no later than November 19, 2021.

In accordance with our By-Laws, for other matters (including director nominees not proposed pursuant to proxy access) not included in our proxy materials to be properly brought before the 2022 Annual Meeting of Shareholders, a shareholder’s notice of the matter that the shareholder wishes to present must be delivered to John F.W. Rogers, Secretary to the Board of Directors, in compliance with the procedures and along with the other information required by our By-Laws, via email at shareholderproposals@gs.com or by mail at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, not less than 90 nor more than 120 days prior to the first anniversary of the 2021 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our By-Laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than December 30, 2021 and no later than January 29, 2022.

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ANNEX A: CALCULATION OF NON-GAAP MEASURES

Annex A: Calculation of Non-GAAP Measures

Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

ROE is calculated by dividing net earnings applicable to common shareholders by average monthly common shareholders’ equity. ROTE is calculated by dividing net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

UNAUDITED ($ IN MILLIONS)	AVERAGE FOR THE YEAR ENDED DECEMBER 31, 2020

Total shareholders’ equity	91,779

Preferred stock	(11,203)

Common shareholders’ equity	80,576

Goodwill	(4,238)

Identifiable intangible assets	(617)

Tangible common shareholders’ equity	75,721

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS | GOLDMAN SACHS A-1

ANNEX B: ADDITIONAL DETAILS ON DIRECTOR INDEPENDENCE

Annex B: Additional Details on Director Independence

Set forth below is detailed information regarding certain categories of transactions reviewed and considered by our Governance Committee and our Board in making independence determinations, which our Board has determined are immaterial under our Director Independence Policy.

CATEGORY (Revenues, payments or donations by our firm must not exceed the greater of $1 million or 2% of the entity’s consolidated gross revenues)	POSITION DURING 2020	DIRECTOR	PERCENT OF 2020 CGR

Ordinary Course Business Transactions (last 3 years) Between Goldman Sachs and an entity with which a director or his or her immediate family member is or was affiliated as specified	Executive Officer (for-profit entity)	∎ Mittal and his family member(s) ∎ Ogunlesi ∎ Uhl	Aggregate 2020 revenues to us from, or payments by us to, any such entity, if any, in each case did not exceed 0.1% of such other entity’s 2020 consolidated gross revenues

	Employee (for profit entity)	None	N/A

	Officer/Employee (not-for-profit entity)	∎ Faust	Aggregate 2020 revenues to us from, or payments by us to, any such entity, if any, in each case did not exceed 0.1% of such other entity’s 2020 consolidated gross revenues

Charitable Donations (during 2020) Made in the ordinary course by Goldman Sachs (including our matching gift program), The Goldman Sachs Foundation or the donor advised funds under GS Gives program	Officer/Employee/ Trustee/Board Member (not-for-profit entity)	Generally all independent directors and certain of their family members	Aggregate 2020 donations by us to such organization, if any, in each case did not exceed $640,000 or did not exceed 0.6% of the other organization’s 2020 consolidated gross revenues

Client Relationships (last 3 years)

Director or his or her immediate family member is a client on substantially the same terms as other similarly situated clients (for example, brokerage accounts and investment in funds managed or sponsored by us in those accounts)

N/A

∎   Burns and her family member(s)

∎    Kullman and her family member(s)

∎   Mittal and his family member(s)

∎    Ogunlesi and his family member(s)

∎   Oppenheimer and his family member(s)

∎    Tighe and her family member(s)

∎   Winkelman and his family member(s)

Aggregate 2020 revenues to us from each of these accounts did not exceed 0.01% of our 2020 consolidated gross revenues

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	B-1

ANNEX C: THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN (2021)

Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2021)

ARTICLE I

GENERAL

1.1     Purpose

The purpose of The Goldman Sachs Amended and Restated Stock Incentive Plan (2021) is to: (i) attract, retain and motivate officers, directors, employees (including prospective employees), consultants and others who may perform services for the Firm (as hereinafter defined), to compensate them for their contributions to the long-term growth and profits of the Firm and to encourage them to acquire a proprietary interest in the success of the Firm, (ii) align the interests of officers, directors, employees, consultants and others who may perform services for the Firm with those of shareholders of GS Inc., (iii) assist the Firm in ensuring that its compensation program does not provide incentives to take imprudent risks and (iv) comply with regulatory requirements.

The Plan was originally adopted by the Board of Directors of GS Inc. (the “Board”) on April 30, 1999 as The Goldman Sachs 1999 Stock Incentive Plan (the “1999 SIP”) and was amended and restated as The Goldman Sachs Amended and Restated Stock Incentive Plan (the “2003 SIP”) by the Board on January 16, 2003, subject to the approval by the shareholders of GS Inc., which approval was obtained on April 1, 2003. The 2003 SIP was further amended and restated, effective as of December 31, 2008, and subsequently amended as of December 20, 2012. The 2003 SIP was amended and restated as The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) (the “2013 SIP”) by the Board on March 19, 2013, subject to the approval by the shareholders of GS Inc., which approval was obtained on May 23, 2013. The 2013 SIP was amended and restated as The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) (the “2015 SIP”) by the Board on March 6, 2015, subject to the approval by the shareholders of GS Inc., which approval was obtained on May 21, 2015. The 2015 SIP was amended and restated as The Goldman Sachs Amended and Restated Stock Incentive Plan (2018) (the “2018 SIP”) by the Board on February 22, 2018, subject to the approval by the shareholders of GS Inc., which approval was obtained on May 2, 2018. The 2018 SIP was further amended and restated, effective as of January 15, 2019.

The Plan was amended and restated as The Goldman Sachs Amended and Restated Stock Incentive Plan (2021) by the Board on February 26, 2021, subject to the approval by the shareholders of GS Inc.

The amendments made to the 2018 SIP shall affect only Awards granted on or after the Effective Date (as hereinafter defined). Awards granted prior to the Effective Date shall be governed by the terms of the 2018 SIP (as in effect prior to the Effective Date), the 2015 SIP (as in effect prior to the effective date of the 2018 SIP), 2013 SIP (as in effect prior to the effective date of the 2015 SIP), the 2003 SIP (as in effect prior to the effective date of the 2013 SIP) or the 1999 SIP (as in effect prior to the effective date of the 2003 SIP), as applicable, and the applicable Award Agreements. The terms of this Plan are not intended to affect the interpretation of the terms of the 2018 SIP, 2015 SIP, the 2013 SIP, the 2003 SIP or the 1999 SIP, as applicable, as they existed prior to the Effective Date.

1.2     Definitions of Certain Terms

Unless otherwise specified in an applicable Award Agreement, the terms listed below shall have the following meanings for purposes of the Plan and any Award Agreement.

1.2.1    “AAA” means the American Arbitration Association.

1.2.2    “Account” means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which shares of Common Stock, cash or other property in respect of an Award are delivered.

1.2.3    “Award” means an award made pursuant to the Plan.

C-1	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

ANNEX C: THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN (2021)

1.2.4    “Award Agreement” means the written document or documents by which each Award is evidenced, including any related Award Statement and signature card.

1.2.5    “Award Statement” means a written statement that reflects certain Award terms.

1.2.6    “Board” means the Board of Directors of GS Inc.

1.2.7    “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.

1.2.8    “Cause” means (a) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (i) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (ii) on a felony charge, or (iii) on an equivalent charge to those in clauses (i) and (ii) in jurisdictions which do not use those designations, (b) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (c) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (d) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (e) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (f) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (g) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.

1.2.9    “Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

1.2.10    “Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of GS Inc.’s shareholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (a) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (i) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (ii) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the 1999 SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (b) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (i) were members of the Board on the Effective Date or (ii) became directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as nominees for director).

1.2.11    “Client” means any client or prospective client of the Firm to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with the Grantee’s relationship with or employment by the Firm.

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ANNEX C: THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN (2021)

1.2.12    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

1.2.13    “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3, and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

1.2.14    “Common Stock” means common stock of GS Inc., par value $0.01 per share.

1.2.15    “Competitive Enterprise” means an existing or planned business enterprise that (a) engages, or may reasonably be expected to engage, in any activity; (b) owns or controls, or may reasonably be expected to own or control, a significant interest in any entity that engages in any activity or (c) is, or may reasonably be expected to be, owned by, or a significant interest in which is, or may reasonably be expected to be, owned or controlled by, any entity that engages in any activity that, in any case, competes or will compete anywhere with any activity in which the Firm is engaged. The activities covered by this definition include, without limitation: financial services such as investment banking; public or private finance; lending; financial advisory services; private investing for anyone other than the Grantee and members of the Grantee’s family (including for the avoidance of doubt, any type of proprietary investing or trading); private wealth management; private banking; consumer or commercial cash management; consumer, digital or commercial banking; merchant banking; asset, portfolio or hedge fund management; insurance or reinsurance underwriting or brokerage; property management; or securities, futures, commodities, energy, derivatives, currency or digital asset brokerage, sales, lending, custody, clearance, settlement or trading.

1.2.16    “Conflicted Employment” means the Grantee’s employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee, if, as a result of such employment, the Grantee’s continued holding of any Outstanding Award or Shares at Risk would result in an actual or perceived conflict of interest.

1.2.17    “Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.

1.2.18    “Delivery Date” means each date specified in the Grantee’s Award Agreement as a delivery date, provided, unless the Committee determines otherwise, such date is during a Window Period or, if such date is not during a Window Period, the first trading day of the first Window Period beginning after such date.

1.2.19    “Dividend Equivalent Right” means a dividend equivalent right granted under the Plan, which represents an unfunded and unsecured promise to pay to the Grantee amounts equal to all or any portion of the regular cash dividends that would be paid on shares of Common Stock covered by an Award if such shares had been delivered pursuant to an Award.

1.2.20    “Effective Date” means the date this Plan is approved by the shareholders of GS Inc. pursuant to Section 3.15 hereof.

1.2.21    “Employment” means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (b) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (c) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.

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ANNEX C: THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN (2021)

1.2.22    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

1.2.23    “Exercise Price” means (i) in the case of Options, the price specified in the Grantee’s Award Agreement as the price-per-share of Common Stock at which such share can be purchased pursuant to the Option or (ii) in the case of SARs, the price specified in the Grantee’s Award Agreement as the reference price-per-share of Common Stock used to calculate the amount payable to the Grantee.

1.2.24    “Expiration Date” means the date specified in the Grantee’s Award Agreement as the final expiration date of the Award.

1.2.25    “Extended Absence” means the Grantee’s inability to perform for six (6) continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of the Grantee’s occupation, as determined by the Committee.

1.2.26    “Fair Market Value” means, with respect to a share of Common Stock on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee.

1.2.27    “FINRA” means the Financial Industry Regulatory Authority.

1.2.28    “Firm” means GS Inc. and its subsidiaries and affiliates.

1.2.29    “Good Reason” means, in connection with a termination of employment by a Grantee following a Change in Control, (a) as determined by the Committee, a materially adverse alteration in the Grantee’s position or in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control or (b) the Firm’s requiring the Grantee’s principal place of Employment to be located more than seventy-five (75) miles from the location where the Grantee is principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with the Grantee’s customary business travel obligations in the ordinary course of business prior to the Change in Control).

1.2.30    “Grantee” means a person who receives an Award.

1.2.31    “GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.

1.2.32    “Incentive Stock Option” means an option to purchase shares of Common Stock that is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Option Award Agreement.

1.2.33    “Initial Exercise Date” means, with respect to an Option or an SAR, the date specified in the Grantee’s Award Agreement as the initial date on which such Award may be exercised, provided, unless the Committee determines otherwise, such date is during a Window Period or, if such date is not during a Window Period, the first trading day of the first Window Period beginning after such date.

1.2.34    “1999 SIP” means The Goldman Sachs 1999 Stock Incentive Plan, as in effect prior to the effective date of the 2003 SIP.

1.2.35    “New York Stock Exchange” means the New York Stock Exchange, Inc. and any successor exchange or trading market that is the principal trading market for the Common Stock.

1.2.36    “Non-Employee Director” means a member of the Board who is not an officer or employee of the Firm.

1.2.37    “Nonqualified Stock Option” means an option to purchase shares of Common Stock that is not an Incentive Stock Option.

1.2.38    “Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

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ANNEX C: THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN (2021)

1.2.39    “Outstanding” means any Award to the extent it has not been forfeited, canceled, terminated, exercised or with respect to which the shares of Common Stock underlying the Award have not been previously delivered or other payments made.

1.2.40    “Plan” means The Goldman Sachs Amended and Restated Stock Incentive Plan (2021), as described herein and as hereafter amended from time to time.

1.2.41    “RSU” means a restricted stock unit granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock in accordance with the terms of the RSU Award Agreement.

1.2.42    “RSU Shares” means shares of Common Stock that underlie an RSU.

1.2.43    “Restricted Share” means a share of Common Stock delivered under the Plan that is subject to Transfer Restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the Restricted Share Award Agreement or other applicable Award Agreement. All references to Restricted Shares include “Shares at Risk.”

1.2.44    “Retirement” means termination of the Grantee’s Employment (other than for Cause) on or after the Date of Grant at a time when (i) (A) the sum of the Grantee’s age plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds 60 and (B) the Grantee has completed at least 10 years of service with the Firm (as determined by the Committee in its sole discretion) or, if earlier, (ii) (A) the Grantee has attained age 50 and (B) the Grantee has completed at least five years of service with the Firm (as determined by the Committee in its sole discretion).

1.2.45    “SAR” means a stock appreciation right granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock, cash or other property equal in value to the excess of the Fair Market Value per share of Common Stock over the Exercise Price per share of the SAR, subject to the terms of the SAR Award Agreement.

1.2.46    “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.

1.2.47    “Shares at Risk” means Restricted Shares that are designated as “Shares at Risk” in the applicable Award Agreement.

1.2.48    “SIP Administrator” means each person designated by the Committee as a “SIP Administrator” with the authority to perform day-to-day administrative functions for the Plan.

1.2.49    “SIP Committee” means the persons who have been delegated certain authority under the Plan by the Committee.

1.2.50    “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, suggesting, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

1.2.51    “Transfer Restrictions” means restrictions that prohibit the sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposal of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by the Grantee, of an Award or any shares of Common Stock, cash or other property delivered in respect of an Award.

1.2.52    “Transferability Date” means the date Transfer Restrictions on a Restricted Share will be released. Within 30 Business Days after the applicable Transferability Date, GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove Transfer Restrictions.

1.2.53    “2003 SIP” means The Goldman Sachs Amended and Restated Stock Incentive Plan, as in effect prior to the effective date of the 2013 SIP.

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ANNEX C: THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN (2021)

1.2.54    “2013 SIP” means The Goldman Sachs Amended and Restated Stock Incentive Plan (2013), as in effect prior to the effective date of the 2015 SIP.

1.2.55    “2015 SIP” means The Goldman Sachs Amended and Restated Stock Incentive Plan (2015), as in effect prior to the effective date of the 2018 SIP.

1.2.56    “2018 SIP” means The Goldman Sachs Amended and Restated Stock Incentive Plan (2018), as in effect prior to the Effective Date.

1.2.57    “Vested” means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture provisions as may be provided for in the Plan or in the Award Agreement.

1.2.58    “Vesting Date” means each date specified in the Grantee’s Award Agreement as a date on which part or all of an Award becomes Vested.

1.2.59    “Window Period” means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell shares of Common Stock (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell shares of Common Stock).

1.3     Administration

1.3.1    Subject to Sections 1.3.3 and 1.3.4, the Plan shall be administered by the Committee.

1.3.2    The Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (a) exercise all of the powers granted to it under the Plan, (b) construe, interpret and implement the Plan and all Award Agreements, (c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) make all determinations necessary or advisable in administering the Plan, (e) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (f) amend the Plan to reflect changes in applicable law (whether or not the rights of the Grantee of any Award are adversely affected, unless otherwise provided in such Grantee’s Award Agreement), (g) grant Awards and determine who shall receive Awards, when such Awards shall be granted and the terms of such Awards, including setting forth provisions with regard to termination of Employment, such as termination of Employment for Cause or due to death, Conflicted Employment, Extended Absence or Retirement, (h) unless otherwise provided in an Award Agreement, amend any outstanding Award Agreement in any respect, whether or not the rights of the Grantee of such Award are adversely affected, including, without limitation, to (1) accelerate the time or times at which the Award becomes Vested, unrestricted or may be exercised (and, in connection with such acceleration, the Committee may provide that any shares of Common Stock acquired pursuant to such Award shall be Restricted Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (2) accelerate the time or times at which shares of Common Stock are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any shares of Common Stock delivered pursuant to such Award shall be Restricted Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (3) waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions or (4) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities) and (i) determine at any time whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement), (B) exercised (including a “cashless” exercise) or (C) canceled, forfeited or suspended, (2) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee and (3) Awards may be settled by GS Inc., any of its subsidiaries or affiliates or any of its or their designees.

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ANNEX C: THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN (2021)

1.3.3    Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee or to any administrative group within the Firm, including the SIP Committee, the SIP Administrators or any of them, any of its powers, responsibilities or duties. In delegating its authority, the Committee shall consider the extent to which any delegation may cause Awards to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act.

1.3.4    Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

1.3.5    No Liability. No member of the Board or the Committee or any employee of the Firm (each such person, a “Covered Person”) shall have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by GS Inc. against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (b) any and all amounts paid by such Covered Person, with GS Inc.’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that GS Inc. shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once GS Inc. gives notice of its intent to assume the defense, GS Inc. shall have sole control over such defense with counsel of GS Inc.’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under GS Inc.’s Restated Certificate of Incorporation, as may be amended from time to time, or Amended and Restated Bylaws, as may be amended from time to time, as a matter of law, or otherwise, or any other power that GS Inc. may have to indemnify such persons or hold them harmless.

1.4     Persons Eligible for Awards

Awards under the Plan may be made to such current, former (solely with respect to their final year of service) and prospective officers, directors, employees, consultants and other individuals who may perform services for the Firm, as the Committee may select.

1.5     Types of Awards Under Plan

Awards may be made under the Plan in the form of (a) Options, (b) SARs, (c) Restricted Shares, (d) RSUs, (e) Dividend Equivalent Rights and (f) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Firm. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by GS Inc. in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.

1.6     Shares Available for Awards

1.6.1    Total Shares Available. Subject to adjustment pursuant to Section 1.6.2, the total number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan on or after the Effective Date shall not exceed twenty million (20,000,000) shares, plus the number of shares available for awards under the 2018 SIP as of the Effective Date. Each Option, SAR, Restricted Share, RSU or similar Award or share of Common Stock underlying an Award shall count as one share of Common Stock. No further Awards shall be granted

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ANNEX C: THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN (2021)

pursuant to the 2018 SIP. If, on or after the Effective Date, any Award or any outstanding award granted under the 2018, 2015 or 2013 SIP (“2018, 2015 or 2013 SIP Award”) is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, shares of Common Stock are surrendered or withheld from any Award or 2018, 2015 or 2013 SIP Award to satisfy any obligation of the Grantee (including Federal, state or foreign taxes) or shares of Common Stock owned by a Grantee are tendered to pay the exercise price of any Award, then the shares covered by such forfeited, terminated or canceled Award or 2018, 2015 or 2013 SIP Award or which are equal to the number of shares surrendered, withheld or tendered shall again become available to be delivered pursuant to Awards granted under this Plan. Notwithstanding the foregoing, but subject to adjustment as provided in Section 1.6.2, no more than twenty-four million (24,000,000) shares of Common Stock that can be delivered under the Plan shall be deliverable pursuant to the exercise of Incentive Stock Options. Any shares of Common Stock (a) delivered by GS Inc., (b) with respect to which Awards are made hereunder and (c) with respect to which the Firm becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not count against the shares of Common Stock available to be delivered pursuant to Awards under this Plan. Shares of Common Stock that may be delivered pursuant to Awards may be authorized but unissued Common Stock or authorized and issued Common Stock held in GS Inc.’s treasury or otherwise acquired for the purposes of the Plan.

1.6.2    Adjustments. The Committee shall adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1 and shall adjust (including, without limitation, by payment of cash) the terms of any Outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each Outstanding Award, the type of property to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate to prevent the enlargement or dilution of rights, for any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or any other change in corporate structure or event the Committee determines in its sole discretion affects the capitalization of GS Inc.; provided, however, that no such adjustment shall be required if the Committee determines that such action would cause an award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A or otherwise would subject a Grantee to an additional tax imposed under Section 409A in respect of an Outstanding Award. After any adjustment made pursuant to this Section 1.6.2, the number of shares of Common Stock subject to each Outstanding Award shall be rounded up or down to the nearest whole number as determined by the Committee.

1.6.3    Except as provided in this Section 1.6 or under the terms of any applicable Award Agreement, there shall be no limit on the number or the value of shares of Common Stock that may be subject to Awards to any individual under the Plan.

1.6.4    There shall be no limit on the amount of cash, securities (other than shares of Common Stock as provided in Section 1.6.1, as adjusted by Section  1.6.2) or other property that may be delivered pursuant to any Award.

1.7     Non-Employee Director Compensation

Each Non-Employee Director may receive total annual compensation in a fixed amount equal to (a) in the case of a Non-Employee Director who does not serve as a chair of a committee appointed by the Board, $450,000 and (b) in the case of a Non-Employee Director who serves as a chair of a committee appointed by the Board, $475,000. Any fixed amount of total annual compensation described in this Section 1.7 may be payable in the form of cash and/or an Award that shall have such terms and conditions as the Board may from time to time specify. Notwithstanding any other provision herein, including, without limitation, Sections 2.3.1, 2.4.1, 2.5.1, 2.6.1 and 2.7 (providing the Committee the authority to grant Awards), the amount of total annual compensation paid to each Non-Employee Director shall be governed solely by this Section 1.7.

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ANNEX C: THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN (2021)

ARTICLE II

AWARDS UNDER THE PLAN

2.1     Agreements Evidencing Awards

Each Award granted under the Plan shall be evidenced by an Award Agreement, which shall contain such provisions and conditions as the Committee deems appropriate (and which may incorporate by reference some or all of the provisions of the Plan). The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Firm. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2     No Rights as a Shareholder

No Grantee (or other person having rights pursuant to an Award) shall have any of the rights of a shareholder of GS Inc. with respect to shares of Common Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 1.6.2, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property), or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered.

2.3     Options

2.3.1    Grant. Subject to the individual limit described in Section 1.6.1, the Committee may grant Awards of Options in such amounts and subject to such terms and conditions as the Committee may determine (and may include a grant of Dividend Equivalent Rights under Section 2.8 in connection with such Option grants); provided, however, that (i) the Exercise Price for any Option may not be less than the lesser of (A) the closing price of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such Option and (B) the average of the high and low sale prices of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such Option and (ii) the Expiration Date in respect of an Option may not be later than the tenth anniversary of the Date of Grant. Except as provided for in Section 1.6.2, the Exercise Price for any Outstanding Option may not be reduced after the Date of Grant.

2.3.2    Exercise. Options that are not Vested or that are not Outstanding may not be exercised. Outstanding Vested Options may be exercised in accordance with procedures established by the Committee (but, subject to the applicable Award Agreement, may not be exercised earlier than the Initial Exercise Date). The Committee may from time to time prescribe periods during which Outstanding Vested Options shall not be exercisable.

2.3.3    Payment of Exercise Price. Any acceptance by the Committee of a Grantee’s written notice of exercise of a Vested Option shall be conditioned upon payment for the shares of Common Stock being purchased. Such payment may be made in cash or by such other methods as the Committee may from time to time prescribe.

2.3.4    Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.1, and subject to Section 3.2, upon receipt of payment of the full Exercise Price (or upon satisfaction of procedures adopted by the Committee in connection with a “cashless” exercise method adopted by it) for shares of Common Stock subject to an Outstanding Vested Option, delivery of such shares of Common Stock shall be effected by book-entry credit to the Grantee’s Account. The Grantee shall be the beneficial owner and record holder of such shares of Common Stock properly credited to the Account. No delivery of such shares of Common Stock shall be made to a Grantee unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise required by the Committee or the SIP Administrator.

2.3.5    Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s Option Award Agreement in respect of exercised Options were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to

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either: (i) return to the Firm such number of shares of Common Stock that were delivered in excess of the Exercise Price paid therefor or (ii) pay the Firm an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock that were delivered in respect of such exercised Options over the Exercise Price paid therefor, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such shares.

2.4     SARs

2.4.1    Grant. Subject to the individual limit described in Section 1.6.1, the Committee may grant Awards of SARs in such amounts and subject to such terms and conditions as the Committee may determine (and may include a grant of Dividend Equivalent Rights under Section 2.8 in connection with such SAR grants); provided, however, that (i) the Exercise Price for any SAR may not be less than the lesser of (A) the closing price of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such SAR and (B) the average of the high and low sale prices of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such SAR and (ii) the Expiration Date in respect of an SAR may not be later than the tenth anniversary of the Date of Grant. Except as provided for in Section 1.6.2, the Exercise Price for any SAR may not be reduced after the Date of Grant.

2.4.2    Exercise. SARs that are not Vested or that are not Outstanding may not be exercised. Outstanding Vested SARs may be exercised in accordance with procedures established by the Committee (but, subject to the applicable Award Agreement, may not be exercised earlier than the Initial Exercise Date). The Committee may from time to time prescribe periods during which Outstanding Vested SARs shall not be exercisable.

2.4.3    Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.1, and subject to Section 3.2, upon exercise of an Outstanding Vested SAR for which payment will be made partly or entirely in shares of Common Stock, delivery of shares of Common Stock (and cash in respect of fractional shares), with a Fair Market Value (on the exercise date) equal to (i) the excess of (a) the Fair Market Value of a share of Common Stock (on the exercise date) over (b) the Exercise Price of such SAR multiplied by (ii) the number of SARs exercised, shall be effected by book-entry credit to the Grantee’s Account. The Grantee shall be the beneficial owner and record holder of such shares of Common Stock properly credited to the Account on such date of delivery. No delivery of such shares of Common Stock shall be made to a Grantee unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise required by the Committee or the SIP Administrator.

2.4.4    Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s SAR Award Agreement in respect of exercised SARs were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of shares of Common Stock that were delivered in excess of the Exercise Price paid therefor or (ii) pay the Firm an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock subject to the exercised SARs over the Exercise Price therefor, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such SARs.

2.5     Restricted Shares

2.5.1    Grant. The Committee may grant or offer for sale Awards of Restricted Shares in such amounts and subject to such terms and conditions as the Committee may determine. Upon the issuance of such shares in the name of the Grantee, the Grantee shall have the rights of a shareholder with respect to the Restricted Shares and shall become the record holder of such shares, subject to the provisions of the Plan and any restrictions and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of Restricted Shares, such Certificate may be registered in the name of the Grantee but, unless otherwise determined by the Committee, shall be held by a custodian (which may be GS Inc. or one of its affiliates) until the time the restrictions lapse.

2.5.2    Condition to Grant. Any grant or offer for sale of Awards of Restricted Shares is subject to the Grantee’s irrevocable grant of full power and authority to GS Inc. to register in GS Inc.’s name, or that of any

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designee, any and all Restricted Shares that have been or may be delivered to the Grantee, and the Grantee’s irrevocable authorization of GS Inc., or its designee, to sell, assign or transfer such shares to GS Inc. or such other persons as it may determine in the event of a forfeiture of such shares pursuant to any Award Agreement.

2.5.3    Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s Restricted Share Award Agreement (or other Award Agreement which provides for delivery of Restricted Shares) in respect of Restricted Shares which have become Vested (or for which Transfer Restrictions have been released) were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of Restricted Shares for which such terms and conditions were not satisfied or (ii) pay an amount equal to the Fair Market Value (determined at the time such shares became Vested, or at the time Transfer Restrictions were released, as applicable) of such Restricted Shares, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such Restricted Shares.

2.6     RSUs

2.6.1    Grant. The Committee may grant Awards of RSUs in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of an RSU has only the rights of a general unsecured creditor of GS Inc. until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement.

2.6.2    Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.3, and subject to Section 3.2, on each Delivery Date the number or percentage of RSU Shares specified in the Grantee’s Award Agreement with respect to the Grantee’s then Outstanding Vested RSUs (which amount may be rounded to avoid fractional RSU Shares) shall be delivered. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, delivery of RSU Shares shall be effected by book-entry credit to the Grantee’s Account. The Grantee shall be the beneficial owner and record holder of any RSU Shares properly credited to the Grantee’s Account. No delivery of shares of Common Stock underlying a Grantee’s RSUs shall be made unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise determined by the Committee or the SIP Administrator.

2.6.3    Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s RSU Award Agreement in respect of the delivery of shares underlying such RSUs were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of the shares of Common Stock delivered in respect of such RSUs for which such terms and conditions were not satisfied or (ii) pay the Firm an amount equal to the Fair Market Value (determined at the time of delivery) of the shares of Common Stock delivered with respect to such Delivery Date, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such shares of Common Stock.

2.7     Other Stock-Based Awards

The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.8     Dividend Equivalent Rights

2.8.1    Grant. The Committee may grant, either alone or in connection with any other Award, a Dividend Equivalent Right.

2.8.2    Payment. The Committee shall determine whether payments in connection with a Dividend Equivalent Right shall be made in cash, in shares of Common Stock or in another form, whether they shall be

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conditioned upon the exercise of any Award to which they relate, the time or times at which they shall be made and such other terms and conditions as the Committee shall deem appropriate. No payments will be made in respect of any Dividend Equivalent Right at a time when any performance-based goals that apply to the Dividend Equivalent Right or Award that is granted in connection with a Dividend Equivalent Right have not been satisfied (as determined by the Firm in its sole discretion).

2.8.3    Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement in respect of which a Dividend Equivalent Right was granted were not satisfied (including the terms and conditions of any other Award that was granted in connection with the Dividend Equivalent Right), then the Grantee shall be obligated to pay the Firm immediately upon demand therefor, any payments in connection with such Dividend Equivalent Right (and, if such payments in respect of the Dividend Equivalent Right were made in a form other than cash, as determined by the Firm in its sole discretion, either return to the Firm the property paid in respect of such Dividend Equivalent Right or an amount equal to the Fair Market Value of such payment determined at the time of payment), without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such payments.

ARTICLE III

MISCELLANEOUS

3.1     Amendment of the Plan or Award Agreement

3.1.1    Unless otherwise provided in the Plan or in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any Grantee of an Award.

3.1.2    Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment shall be obtained only to the extent necessary to comply with any applicable law, rule or regulation; provided, however, (i) if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require shareholder approval under Section 422 of the Code shall be effective without the approval of the shareholders of GS Inc. and (ii) no amendment to increase any Non-Employee Director’s total annual compensation above the amounts described in Section 1.7 shall be effective without the approval of the shareholders of GS Inc.

3.2     Tax Withholding

3.2.1    As a condition to the delivery of any shares of Common Stock, other property or cash pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a Federal or other governmental tax withholding obligation on the part of the Firm relating to an Award (including, without limitation, FICA tax), (a) the Firm may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Grantee, whether or not pursuant to the Plan, (b) the Committee shall be entitled to require that the Grantee remit cash to the Firm (through payroll deduction or otherwise) or (c) the Firm may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Firm to satisfy such withholding obligation.

3.2.2    If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the discretion of the Committee, the Grantee may satisfy the withholding obligation described under Section 3.2.1 by electing to have GS Inc. withhold shares of Common Stock (which withholding, unless otherwise provided in the applicable Award Agreement, will be at a rate not in excess of the statutory maximum rate) or by tendering previously owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules). For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined, which may, as determined by the Committee, be the closing price of a share of Common Stock on the New York Stock Exchange on the trading day immediately prior to the date shares of Common Stock (or cash or other property) are delivered in respect of RSUs (and GS Inc. may cause any fractional share amount to be settled in cash).

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ANNEX C: THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN (2021)

3.3     Required Consents and Legends

3.3.1    If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legended shares.

3.3.2    By accepting an Award, each Grantee shall have expressly provided consent to the items described in Section 3.3.3(d) hereof.

3.3.3    The term “consent” as used herein with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any Federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any and all consents by the Grantee to (i) the Firm’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) the Firm’s deducting amounts from the Grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Firm for advances made on the Grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) the Firm’s imposing sales and transfer procedures and restrictions and hedging restrictions on shares of Common Stock delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require GS Inc. to list, register or qualify the shares of Common Stock on any securities exchange.

3.4     Right of Offset

The Firm shall have the right to offset against its obligation to (i) deliver shares of Common Stock (or other property or cash), (ii) release restrictions and/or other terms and conditions in respect of Restricted Shares or (iii) pay dividends or payments under Dividend Equivalent Rights (granted alone or in connection with any Award), in each case, under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Firm pursuant to tax equalization, housing, automobile or other employee programs) the Grantee then owes to the Firm and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

3.5     Nonassignability

3.5.1    Except to the extent otherwise expressly provided in the applicable Award Agreement and Sections 3.5.2 and 3.5.3 below, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) shall be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the preceding sentence, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines. Any sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the provisions of this Section 3.5 shall be void. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any permitted successors and assigns.

3.5.2    The Committee may adopt procedures pursuant to which some or all Grantees of RSUs or Restricted Shares may transfer some or all of their RSUs or Restricted Shares, in each case, which shall continue

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ANNEX C: THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN (2021)

to be subject to the same terms and conditions on such Award, through a gift for no consideration to any immediate family member (as determined pursuant to the procedures) or a trust in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% (or such lesser amount as determined by the Committee from time to time) of the beneficial interest (as determined pursuant to the procedures).

3.5.3    The Committee may adopt procedures pursuant to which a Grantee may be permitted to specifically bequeath some or all of the Grantee’s Outstanding RSUs under the Grantee’s will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).

3.6     Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision

No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the law of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. If a Grantee of an Award, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted under the terms of the Award Agreement or by such Committee action to make any such election and the Grantee makes the election, the Grantee shall notify the Committee of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

3.7     Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

If any Grantee shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Grantee shall notify GS Inc. of such disposition within ten (10) days thereof.

3.8     Change in Control

3.8.1    The Committee may provide in any Award Agreement for provisions relating to a Change in Control, including, without limitation, the acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any Outstanding Awards and Shares at Risk; provided, however, that, in addition to any conditions provided for in the Award Agreement, any acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any Outstanding Awards and Shares at Risk in connection with a Change in Control may occur only if (i) the Change in Control occurs and (ii) the Grantee’s Employment is terminated by the Firm without Cause or by the Grantee for Good Reason within 18 months following such Change in Control.

3.8.2    Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of GS Inc. with or into any other entity (“successor entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of GS Inc., or all or substantially all of the assets of GS Inc., Outstanding Awards and Shares at Risk may be assumed or a substantially equivalent Award may be substituted by such successor entity or a parent or subsidiary of such successor entity, and such an assumption or substitution shall not be deemed to violate this Plan or any provision of any Award Agreement.

3.9     Other Conditions to Awards

Unless the Committee determines otherwise, the Grantee’s rights in respect of all of his or her Outstanding Awards and Shares at Risk (whether or not Vested) shall immediately terminate, such Awards shall cease to be Outstanding and such Shares at Risk shall be cancelled if: (a) the Grantee attempts to have any dispute under the Plan or his or her Award Agreement resolved in any manner that is not provided for by Section 3.17 and the Award Agreement, (b) the Grantee in any manner, directly or indirectly, (1) Solicits any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm or (2) interferes with or damages (or attempts to interfere with or damage) any relationship between the Firm and any Client or (3) Solicits any person who is an employee of the Firm to resign from the Firm or to apply for or accept

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ANNEX C: THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN (2021)

employment (or any other association) with any person or entity other than the Firm, (c) the Grantee fails to certify to GS Inc., in accordance with procedures established by the Committee, that the Grantee has complied, or the Committee determines that the Grantee in fact has failed to comply, with all the terms and conditions of the Plan or Award Agreement, (d) any event constituting Cause occurs with respect to the Grantee, (e) the Committee determines that the Grantee failed to meet, in any respect, any obligation the Grantee may have under any agreement between the Grantee and the Firm, or any agreement entered into in connection with the Grantee’s Employment with the Firm or the Grantee’s Award, (f) as a result of any action brought by the Grantee, it is determined that any of the terms or conditions for delivery of shares of Common Stock (or cash or other property) in respect of an Award are invalid or (g) the Grantee’s Employment terminates for any reason or the Grantee is otherwise no longer actively Employed with the Firm and an entity to which the Grantee provide services grants the Grantee cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Award. By exercising any Option or SAR or by accepting delivery of shares of Common Stock (including, for the avoidance of doubt, in the case of Restricted Shares, accepting Restricted Shares for which Transfer Restrictions are released), payment in respect of Dividend Equivalent Rights or any other payment under this Plan, the Grantee shall be deemed to have represented and certified at such time that the Grantee has complied with all the terms and conditions of the Plan and the Award Agreement.

3.10   Right of Discharge Reserved

Neither the grant of an Award nor any provision in the Plan or in any Award Agreement shall confer upon any Grantee the right to continued Employment by the Firm or affect any right that the Firm may have to terminate or alter the terms and conditions of the Grantee’s Employment.

3.11   Nature and Form of Payments

3.11.1    Any and all grants of Awards and deliveries of shares of Common Stock, cash or other property under the Plan shall be in consideration of services performed or to be performed for the Firm by the Grantee. Awards under the Plan may, in the sole discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to an Employee. Without limitation on Section 1.3 hereof, unless otherwise specifically provided in an Award Agreement or by applicable law, the Committee shall be permitted with respect to any or all Awards to exercise all of the rights described in Sections 1.3.2(h) and 1.3.2(i). Deliveries of shares of Common Stock may be rounded to avoid fractional shares. In addition, the Firm may pay cash in lieu of fractional shares.

3.11.2    All grants of Awards and deliveries of shares of Common Stock, cash or other property under the Plan shall constitute a special discretionary incentive payment to the Grantee and shall not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Firm or under any agreement with the Grantee, unless the Firm specifically provides otherwise.

3.12   Non-Uniform Determinations

None of Committee’s determinations under the Plan and Award Agreements need to be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards, (c) whether a Grantee’s Employment has been terminated for purposes of the Plan and (d) any adjustments to be made to Awards pursuant to Section 1.6.2 or otherwise.

3.13   Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Firm from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

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3.14   Plan Headings; References to Laws, Rules or Regulations

The headings in this Plan are for the purpose of convenience only, and are not intended to define or limit the construction of the provisions hereof.

Any reference in this Plan to any law, rule or regulation shall be deemed to include any amendments, revisions or successor provisions to such law, rule or regulation.

3.15   Date of Adoption and Term of Plan; Shareholder Approval Required

The adoption of the Plan as amended and restated on February 26, 2021 was expressly conditioned on the approval of the shareholders of GS Inc. in accordance with Section 422 of the Code, the rules of the New York Stock Exchange and other applicable law.

Unless sooner terminated by the Board, the Plan shall terminate on the date of the annual meeting of shareholders of GS Inc. that occurs in 2025. The Board reserves the right to terminate the Plan at any time. All Awards made under the Plan prior to the termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.16   Governing Law

ALL RIGHTS AND OBLIGATIONS UNDER THE PLAN AND EACH AWARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.17   Arbitration

3.17.1    Unless otherwise specified in an applicable Award Agreement, it shall be a condition of each Award that any dispute, controversy or claim between the Firm and a Grantee, arising out of or relating to or concerning the Plan or applicable Award Agreement, shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, FINRA, or, if FINRA declines to arbitrate the matter in New York City (or if the matter otherwise is not arbitrable by it), the AAA in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by the Grantee must first be submitted to the Committee in accordance with any claims procedures as may be determined by the Committee. Any arbitration decision and/or award will be final and binding upon the parties and may be entered as a judgment in any appropriate court. Nothing herein shall be construed as an agreement by either the Firm or Grantee to arbitrate claims on a collective or class basis. In addition, by accepting an Award, Grantee agrees that, to the fullest extent permitted by applicable law, no arbitrator shall have the authority to consider class or collective claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved. Notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of this Agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, such question shall be decided by a court and not an arbitrator.

3.17.2    Unless otherwise specified in an applicable Award Agreement, it shall be a condition of each Award that the Firm and the Grantee irrevocably submit to the exclusive jurisdiction of any state or Federal court located in the City of New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or the Award that is not otherwise arbitrated or resolved according to Section 3.17.1. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. By accepting an Award, the Grantee acknowledges that the forum designated by this Section 3.17.2 has a reasonable relation to the Plan, any applicable Award and to the Grantee’s relationship with the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any suit, action or proceeding in any other court for the purpose of enforcing the provisions of this Section 3.17 or otherwise.

3.17.3    Unless otherwise specified in an applicable Award Agreement, the agreement by the Grantee and the Firm as to forum is independent of the law that may be applied in the suit, action or proceeding and the Grantee and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum

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ANNEX C: THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN (2021)

law. By accepting an Award, (a) the Grantee waives, to the fullest extent permitted by applicable law, any objection which the Grantee may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.17.2, (b) the Grantee undertakes not to commence any action arising out of or relating to or concerning any Award in any forum other than a forum described in Section 3.17 and (c) the Grantee agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Grantee and the Firm.

3.17.4    Unless otherwise specified in an applicable Award Agreement, by accepting an Award, the Grantee irrevocably appoints each General Counsel of GS Inc., or any person whom any General Counsel of GS Inc. designates, as his or her agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning this Plan or any Award which is not arbitrated pursuant to the provisions of Section 3.17.1, who shall promptly advise the Grantee of any such service of process.

3.17.5    Unless otherwise specified in an applicable Award Agreement, by accepting an Award, the Grantee agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 3.17, except that the Grantee may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to his or her legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

3.17.6    By accepting an Award, Grantee agrees to arbitrate all claims as described in this Section 3.17, in accordance with the arbitration procedure set forth in this Section 3.17, provided that nothing herein shall limit any right or obligation under applicable law or Firm policy to provide information the Grantee reasonably believes to be true to the appropriate governmental authority, including a judicial, regulatory, administrative, or governmental authority; report possible violations of law or regulation, or make other disclosures that are protected under any applicable law or regulation; or preclude a Grantee from filing a charge with or participating in any investigation or proceeding conducted by a governmental authority. For the avoidance of doubt, governmental authority includes Federal, state and local government agencies such as the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission and any state or local human rights agency (e.g., the New York State Division of Human Rights, the New York City Commission on Human Rights, the California Department of Fair Employment and Housing), as well as law enforcement.

3.17.7    The Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the Plan and the applicable Award Agreement, and all arbitration proceedings thereunder.

3.17.8    Nothing in this Section 3.17 creates a substantive right to bring a claim under U.S., Federal, state or local employment laws.

3.18   Severability; Entire Agreement

If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided that, if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. By accepting an Award, the Grantee acknowledges that the Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.19   Waiver of Claims

By accepting an Award, the Grantee recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits under such Award. Accordingly, in consideration of the Grantee’s receipt of any Award, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement

C-17	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

ANNEX C: THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN (2021)

by the Committee, the SIP Administrator, GS Inc. or the Board or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement), and the Grantee expressly waives any claim related in any way to any Award including any claim based upon any promissory estoppel or other theory in connection with any Award and the Grantee’s employment with the Firm.

3.20   No Third Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Firm and the Grantee of the Award any rights or remedies thereunder; provided that the exculpation and indemnification provisions of Section 1.3.5 shall inure to the benefit of a Covered Person’s estate, beneficiaries and legatees.

3.21   Certain Limitations on Transactions Involving Common Stock; Fees and Commissions

3.21.1    Each Grantee shall be subject to, and acceptance of an Award shall constitute an agreement to be subject to, the Firm’s policies in effect from time to time concerning trading in Common Stock, hedging or pledging and confidential or proprietary information. In addition, with respect to any shares of Common Stock delivered to any Grantee in respect of an Award, sales of such Common Stock shall be effected in accordance such rules and procedures as may be adopted from time to time with respect to sales of such shares of Common Stock (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm).

3.21.2    Each Grantee may be required to pay any brokerage costs or other fees or expenses associated with any Award, including, without limitation, in connection with the sale of any shares of Common Stock delivered in respect of any Award or the exercise of an Option or SAR.

3.22   Deliveries

3.22.1    Deliveries of shares of Common Stock, cash or other property under the Plan shall be made to the Grantee reasonably promptly after the Delivery Date or any other date such delivery is called for, but in no case more than thirty (30) Business Days after such date.

3.22.2    In the discretion of the Committee, delivery of shares of Common Stock (including Restricted Shares) or the payment of cash or other property may be made initially into an escrow account meeting such terms and conditions as are determined by the Firm and may be held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of shares of Common Stock, cash or other property required by this Award Agreement have been satisfied. The Firm may establish and maintain an escrow account on such terms and conditions (which may include, without limitation, the Grantee’s (or the Grantee’s estate or beneficiary) executing any documents related to, and the Grantee (or the Grantee’s estate or beneficiary) paying for any costs associated with, such account) as the Firm may deem necessary or appropriate. Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (A) the escrow agent shall have the exclusive authority to vote such shares of Common Stock while held in escrow and (B) dividends paid on such shares of Common Stock held in escrow may be accumulated and shall be paid as determined by the Firm in its sole discretion.

3.23   Successors and Assigns of GS Inc.

The terms of this Plan shall be binding upon and inure to the benefit of GS Inc. and its successors and assigns.

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	C-18

This proxy is printed using vegetable-based inks on chlorine free paper that contains recycled content, is FSC® certified and made with 10% post-consumer waste.

FSC www.fsc.org MIX Paper from responsible sources FSC® C132107

THE GOLDMAN SACHS GROUP, INC. 200 WEST STREET NEW YORK, NEW YORK 10282	THE GOLDMAN SACHS GROUP, INC. ANNUAL MEETING FOR HOLDERS AS OF 3/1/21 TO BE HELD ON 4/29/21

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions (i) for shares held through our 401(k) plan, up until 5:00 p.m. Eastern Time on April 26, 2021 and (ii) for all other shares, up until 11:59 p.m. Eastern Time on April 28, 2021. Have your proxy card in hand when you access the web site and follow the instructions to complete an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GS2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions (i) for shares held through our 401(k) plan, up until 5:00 p.m. Eastern Time on April 26, 2021 and (ii) for all other shares, up until 11:59 p.m. Eastern Time on April 28, 2021. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy at your earliest convenience and in any event by April 22, 2021 to ensure timely receipt.

If you vote by Internet or by telephone, please do NOT mail back the proxy card below.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D31059-Z79179-Z79180-P49953 KEEP THIS PORTION FOR YOUR RECORDS
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        DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOLDMAN SACHS GROUP, INC.
Matters to be voted on:

The Board of Directors recommends you vote FOR proposal 1:			For	Against	Abstain
1.	Election of Directors		ê

	1a.	M. Michele Burns	☐	☐	☐

	1b.	Drew G. Faust	☐	☐	☐

	1c.	Mark A. Flaherty	☐	☐	☐

	1d.	Ellen J. Kullman	☐	☐	☐

	1e.	Lakshmi N. Mittal	☐	☐	☐

	1f.	Adebayo O. Ogunlesi	☐	☐	☐

	1g.	Peter Oppenheimer	☐	☐	☐

	1h.	David M. Solomon	☐	☐	☐

	1i.	Jan E. Tighe	☐	☐	☐

	1j.	Jessica R. Uhl	☐	☐	☐

	1k.	David A. Viniar	☐	☐	☐

	1l.	Mark O. Winkelman	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2-4:		For	Against	Abstain
ê

2.	Advisory Vote to Approve Executive Compensation (Say on Pay)	☐	☐	☐

3.	Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2021)	☐	☐	☐

4.	Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2021	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 5-8:		For	Against	Abstain
ê

5.	Shareholder Proposal Regarding Shareholder Right to Act by Written Consent	☐	☐	☐

6.	Shareholder Proposal Regarding a Report on the Effects of the Use of Mandatory Arbitration	☐	☐	☐

7.	Shareholder Proposal Regarding Conversion to a Public Benefit Corporation	☐	☐	☐

8.	Shareholder Proposal Regarding a Racial Equity Audit	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Notice and Proxy Statement and the 2020 Annual Report to Shareholders are available at: www.proxyvote.com

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D31060-Z79179-Z79180-P49953

THE GOLDMAN SACHS GROUP, INC. ANNUAL MEETING: APRIL 29, 2021 This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David M. Solomon and Adebayo O. Ogunlesi, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote for, and on behalf of, the undersigned as designated on the reverse side at the 2021 Annual Meeting of Shareholders to be held on April 29, 2021 and at any adjournment or postponement thereof. Other than with respect to shares held through The Goldman Sachs 401(k) Plan, the undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2021 Annual Meeting of Shareholders, the Proxy Statement in connection with such meeting and the 2020 Annual Report to Shareholders is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return (or submit electronically) this proxy but do not give any direction, this proxy will be voted “FOR” Proposals (1), (2), (3) and (4), “AGAINST” Proposals (5), (6), (7) and (8) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 p.m. Eastern Time on April 28, 2021.

Parties to the Goldman Sachs Shareholders’ Agreement should refer to the e-mail notice that accompanied the proxy card for information regarding the authorization granted by the proxy card.

Special instructions with respect to shares held through The Goldman Sachs 401(k) Plan. This proxy also provides voting instructions for shares held by The Bank of New York Mellon Corporation, Trustee of the Goldman Sachs Stock Fund under The Goldman Sachs 401(k) Plan, and authorizes and directs the Trustee to vote in person or by proxy all shares credited to the undersigned’s account as of the March 1, 2021 record date. You must indicate how the shares allocated to your account are to be voted by the Trustee by Internet or telephone or by completing and returning this form no later than 5:00 p.m. Eastern Time on April 26, 2021. If you (i) sign and return (or submit electronically) this form but do not give any direction or (ii) fail to sign and return (or submit electronically) this form or vote by Internet or telephone, the shares allocated to your account will be voted in the same proportion as the shares held under the Plan for which instructions are received, unless otherwise required by law.

Submitting your proxy via the Internet or by telephone or mail will not affect your right to vote should you decide to attend and vote at the Annual Meeting.